As Filed with the Securities and Exchange Commission on August 29, 1996



                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                       TRUMP HOTELS & CASINO RESORTS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       TRUMP HOTELS & CASINO RESORTS, INC.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).



[ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.


      1)  Title of each class of securities to which transaction applies:
                  Limited Partnership Interests Exchangeable into Common Stock
          ---------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:
                  15.33863% of Limited Partnership Interests
          ---------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  $30.00 per share of Common Stock
          ---------------------------------------------------------------------
      4)  Proposed maximum aggregate value of transaction:
                  $176,900,000
          ---------------------------------------------------------------------
      5)  Total Fee Paid:
                  $35,380
          ---------------------------------------------------------------------


[X]   Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

          ---------------------------------------------------------------------
      2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
      3)  Filing Party:

          ---------------------------------------------------------------------
      4)  Date Filed:

          ----------------------------------------------------------------------

                       TRUMP HOTELS & CASINO RESORTS, INC.

                                 2500 Boardwalk

                         Atlantic City, New Jersey 08401


                                                                 August 29, 1996


Dear Stockholders:


     You are cordially invited to attend a Special Meeting of stockholders (the "Special Meeting") of Trump Hotels & Casino Resorts, Inc. ("THCR"), which will be held on September 30, 1996 at The Plaza Hotel, 768 Fifth Avenue, New York, New York, commencing at 2:00 p.m. , local time. At this important meeting, you will be asked to approve the proposed acquisition (the "Acquisition") by Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), a subsidiary of THCR, of all of the outstanding equity interests of Trump's Castle Associates, a New Jersey general partnership ("Castle Associates") and the owner and operator of Trump's Castle Casino Resort in Atlantic City, New Jersey. The approval of the Acquisition will constitute approval and adoption of the Agreement, dated as of June 24, 1996, as amended (the "Agreement"), by and among THCR, THCR Holdings, TC/GP, Inc., Trump's Castle Hotel & Casino, Inc. and Donald J. Trump ("Trump"). Trump is currently the beneficial owner of 100% of the outstanding equity interests of Castle Associates.

     Following the Acquisition, THCR's gaming operations will include Trump's Castle Casino Resort, the Trump Plaza Hotel and Casino, which also includes Trump World's Fair, the Trump Taj Mahal Casino Resort and THCR's riverboat casino at Buffington Harbor on Lake Michigan, making THCR one of the largest casino entertainment companies in the United States. In addition, THCR will continue to be the exclusive vehicle through which Trump will engage in new gaming activities in both emerging and established gaming jurisdictions.


     The Acquisition will strengthen THCR's position as a leader in the casino entertainment industry and enhance THCR's presence in the growing Atlantic City gaming market. The Acquisition will provide THCR with a significant presence in Atlantic City's marina district (the "Marina"), the principal focus of expansion in the Atlantic City gaming market, and will position THCR as the only casino operator in Atlantic City with facilities at both The Boardwalk and the Marina.


     Salomon Brothers Inc ("Salomon"), the financial advisor to the Special Committee (the "Special Committee") of the Board of Directors of THCR (the "Board of Directors"), rendered its opinion on June 24, 1996 to the effect that, as of such date, the consideration to be paid by THCR and THCR Holdings, taken as a whole, in the Acquisition is fair, from a financial point of view, to THCR and THCR Holdings. The written opinion of Salomon, dated June 24, 1996, is included in the accompanying Proxy Statement and should be read carefully in its entirety by the stockholders of THCR.


     THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE CONSIDERED THE TERMS AND CONDITIONS OF THE ACQUISITION, DETERMINED THAT THE ACQUISITION IS FAIR TO, AND IN THE BEST INTERESTS OF, THCR AND UNANIMOUSLY APPROVED THE TERMS OF THE ACQUISITION AND THE AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE ACQUISITION.

     In addition, at the Special Meeting, you will be asked to consider and vote upon a proposal to amend THCR's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share (the "Common Stock"), from 50,000,000 to 75,000,000 (the "Amendment"). The Board of Directors considers it advisable to have additional shares of Common Stock available for use for future financings, acquisitions, stock dividends or stock splits and for other general corporate purposes. The availability of such shares for issuance in the future will give THCR greater flexibility and permit such shares to be issued without the expense and delay of a special meeting of stockholders of THCR.

     THE BOARD OF DIRECTORS HAS CONSIDERED AND UNANIMOUSLY APPROVED THE AMENDMENT. THE BOARD OF DIRECTORS OF THCR RECOMMENDS THAT YOU VOTE TO APPROVE THE AMENDMENT.

     The accompanying Proxy Statement explains in detail the Acquisition and the Amendment. Please read the Proxy Statement carefully in its entirety.

     It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please fill in, sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from subsequently voting your shares in person if you choose to attend the Special Meeting. All shares will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted "FOR" approval of the Acquisition and the Amendment.

                                        Sincerely,

                                        /s/ NICHOLAS L. RIBIS

                                        NICHOLAS L. RIBIS
                                        President and Chief Executive Officer

                       TRUMP HOTELS & CASINO RESORTS, INC.

                                 2500 Boardwalk

                         Atlantic City, New Jersey 08401
                                 (609) 441-6060

                              -------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          To Be Held September 30, 1996

                              -------------------


To the Stockholders of
Trump Hotels & Casino Resorts, Inc.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders of Trump Hotels & Casino Resorts, Inc., a Delaware corporation ("THCR"), has been called by the Board of Directors of THCR and will be held at The Plaza Hotel, 768 Fifth Avenue, New York, New York, on September 30, 1996, at 2:00 p.m., local time, and thereafter as it may from time to time be adjourned or postponed (the "Special Meeting"), for the following purposes:

          1. To approve the acquisition by Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership and a subsidiary of THCR ("THCR Holdings"), of all the outstanding equity interests of Trump's Castle Associates, a New Jersey general partnership and the owner and operator of Trump's Castle Casino Resort in Atlantic City, New Jersey (the "Acquisition"), which approval will constitute approval and adoption of the Agreement, dated as of June 24, 1996, as amended (the "Agreement"), by and among THCR, THCR Holdings, TC/GP, Inc., Trump's Castle Hotel & Casino, Inc. and Donald J. Trump ("Trump").


          2. To approve and adopt an amendment to THCR's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of THCR's common stock, par value $.01 per share (the "Common Stock"), from 50,000,000 to 75,000,000 (the "Amendment").

          3. To transact such other business as may properly come before the Special Meeting.

     Approval of the Acquisition will require the affirmative vote of a majority of (i) the outstanding shares of Common Stock (excluding shares held by Trump and the other officers and directors of THCR and their affiliates) and (ii) the outstanding voting power of the Common Stock and THCR's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), voting as single class. Approval of the Amendment will require the affirmative vote of a majority of the outstanding voting power of the Common Stock and Class B Common Stock, voting as a single class.


     Only holders of record of Common Stock and Class B Common Stock as of the close of business on August 26, 1996 are entitled to notice of, and to vote at, the Special Meeting.


     The accompanying Proxy Statement explains in detail the Acquisition and the Amendment. A copy of the Agreement is attached to the accompanying Proxy Statement as Annex A. The Proxy Statement and Annexes thereto form a part of this Notice.

                                        By order of the Board of Directors,

                                        /s/ ROBERT M. PICKUS

                                        ROBERT M. PICKUS
                                        Secretary


August 29, 1996


     Your vote is important. To ensure that your shares are represented, whether or not you expect to be present at the Special Meeting, you are urged to please fill in, sign, date and return the enclosed proxy card in the enclosed postage paid envelope. You may revoke your proxy at any time before it is voted at the Special Meeting. All shares will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted "FOR" approval of the Acquisition and the Amendment. If you attend the Special Meeting, you may vote your shares in person, and the proxy will not be used.

                       TRUMP HOTELS & CASINO RESORTS, INC.

                                 2500 Boardwalk

                         Atlantic City, New Jersey 08401

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


     This Proxy Statement (the "Proxy Statement") is furnished to the holders of Common Stock, par value $.01 per share ("THCR Common Stock"), of Trump Hotels & Casino Resorts, Inc., a Delaware corporation ("THCR"), in connection with the solicitation of proxies by the Board of Directors of THCR (the "Board of Directors"), to be voted at the special meeting of stockholders of THCR to be held on September 30, 1996, at 2:00 p.m., New York City time, at The Plaza Hotel, 768 Fifth Avenue, New York, New York, and at any adjournment or postponement thereof (the "Special Meeting"). The Board of Directors has fixed August 26, 1996 as the record date (the "Record Date") for the Special Meeting.

     This Proxy Statement relates to the proposed acquisition (the "Acquisition") by Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership and a subsidiary of THCR ("THCR Holdings" and collectively with THCR, the "THCR Entities"), of all of the outstanding equity interests of Trump's Castle Associates, a New Jersey general partnership ("Castle Associates") that owns and operates Trump's Castle Casino Resort in Atlantic City, New Jersey, pursuant to the Agreement, dated as of June 24, 1996, as amended (the "Agreement"), by and among THCR, THCR Holdings, TC/GP, Inc. ("TC/GP"), a Delaware corporation wholly owned by Donald J. Trump ("Trump"), Trump's Castle Hotel & Casino, Inc. ("TCHI" and, collectively with TC/GP, the "Castle Entities"), a New Jersey corporation wholly owned by Trump, and Trump. Trump is currently the beneficial owner of 100% of the outstanding equity interests of Castle Associates. As a result of the Acquisition, Castle Associates will be beneficially owned by THCR Holdings.

     Pursuant to the terms of the Agreement, the aggregate consideration payable for all of the outstanding equity interests of Castle Associates is $176.9 million, payable in limited partnership interests in THCR Holdings (exchangeable into shares of THCR Common Stock) and cash as set forth below (the "Castle Equity Consideration"). The Castle Equity Consideration represents: (A) $525.0 million (the agreed-upon value for the business and operations of Castle Associates) minus (B) $314.0 million (the sum of all the aggregate principal amounts of (i) Castle Associates' capital lease obligations and indebtedness under the Castle Term Loan (as defined), (ii) Increasing Rate Subordinated Pay-in-Kind Notes due 2005 (the "Castle PIK Notes") of Trump's Castle Funding, Inc. ("Castle Funding") not held by THCR Holdings, (iii) Castle Senior Notes (as defined) and (iv) Castle Mortgage Notes (as defined) outstanding as of the date of the Agreement) minus (C) $40.8 million (the aggregate principal amount of Castle PIK Notes held by THCR Holdings estimated to be outstanding as of the closing date of the Acquisition (the "Closing Date") less the aggregate discount at which Trump could have repurchased the Castle PIK Notes held by THCR Holdings) plus (D) $6.7 million (the estimated amount of excess cash over the operating needs of Castle Associates as of the Closing Date).


     Neither THCR nor THCR Holdings will be liable for the debt obligations of Castle Associates following the Acquisition.

                                                   (continued on following page)


              The date of this Proxy Statement is August 29, 1996.

     The Agreement contemplates that the following transactions will take place on the Closing Date:

          (i) Trump will contribute to THCR Holdings his 61.5% equity interest in Castle Associates, in consideration of which he will receive a 9.52854% limited partnership interest in THCR Holdings (the "Trump Consideration"), exchangeable into 3,626,450 shares of THCR Common Stock (valuing each such share at $30.00 (the "THCR Stock Contribution Value"));

          (ii) TC/GP will contribute to THCR Holdings its 37.5% equity interest in Castle Associates, in consideration of which it will receive a 5.81009% limited partnership interest in THCR Holdings (the "TC/GP Consideration"), exchangeable into 2,211,250 shares of THCR Common Stock (valuing each such share at the THCR Stock Contribution Value); and


          (iii) THCR-TCHI Merger Corp., a Delaware corporation and a wholly owned subsidiary of THCR Holdings ("Merger Sub"), will merge (the "TCHI Merger") with and into TCHI (holder of a 1.0% equity interest in Castle Associates), whereupon (x) each share of common stock of TCHI, par value $.01 per share (the "TCHI Common Stock"), outstanding immediately prior to the TCHI Merger will be converted into the right to receive $.8845 in cash (the "TCHI Consideration") and each share of common stock of Merger Sub will be converted into the right to receive one share of common stock of the surviving corporation of the TCHI Merger and (y) each holder of the outstanding warrants (the "Castle Warrants") issued under the Warrant Agreement, dated as of December 30, 1993 (the "Castle Warrant Agreement"), between TCHI and First Bank National Association, as warrant agent (the "Castle Warrant Agent"), will be entitled to receive for each former share of TCHI Common Stock for which each Castle Warrant was exercisable an amount in cash equal to the TCHI Consideration (the "Castle Warrant Consideration").


The Agreement provides that if the THCR Stock Market Value (as defined below) is higher than $38.00, the Trump Consideration and the TC/GP Consideration (and the number of shares of THCR Common Stock into which they are exchangeable) will be reduced appropriately as of the Closing Date so that no value will be received by Trump or TC/GP in respect of any appreciation of the THCR Common Stock above $38.00 per share. The Agreement defines "THCR Stock Market Value" as the average of the closing sale prices on the New York Stock Exchange ("NYSE") of a share of THCR Common Stock for the twenty day trading period ending three trading days immediately preceding the Closing Date.


     In connection with the Acquisition, the Second Amended and Restated Partnership Agreement of Castle Associates, dated as of December 30, 1993 (the "Castle Partnership Agreement"), will be amended to convert Castle Associates from a general partnership to a limited partnership. Upon consummation of the Acquisition, THCR Holdings will own a 99% limited partnership interest in Castle Associates and TCHI, the surviving corporation of the TCHI Merger, will own a 1% general partnership interest in Castle Associates. See "The Agreement--The Acquisition." Upon consummation of the Acquisition, THCR's and Trump's beneficial equity interests in THCR Holdings will be approximately 63.4% and 36.6%, respectively, and Trump's beneficial equity interest in THCR Holdings will be exchangeable, at his option, into 13,918,723 shares of THCR Common Stock.

     The Acquisition is subject to satisfaction of a number of conditions, including the affirmative vote of a majority of the outstanding shares of THCR Common Stock (excluding shares held by Trump and the other officers and directors of THCR and their affiliates) and the receipt of various third party approvals and consents. If the Acquisition is not approved by the stockholders of THCR, Trump will be able to terminate the Agreement and pursue other potential opportunities with respect to his ownership of Castle Associates.


     This Proxy Statement also relates to the proposed amendment to THCR's Amended and Restated Certificate of Incorporation (the "THCR Certificate of Incorporation") to increase the number of shares of THCR Common Stock authorized for issuance thereunder from 50,000,000 to 75,000,000 (the "Amendment"). The Board of Directors considers it advisable to have additional shares of THCR Common Stock available for use for future financings, acquisitions, stock dividends or stock splits and for other general corporate purposes. The availability of such shares for issuance in the future will give THCR greater flexibility and permit such shares to be issued without the expense and delay of a special meeting of stockholders of THCR.


     This Proxy Statement and the accompanying proxy card are first being sent or given to stockholders on or about August 29, 1996.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

  PROXY STATEMENT SUMMARY .................................................    4
      The Acquisition .....................................................    4
      Parties to the Acquisition ..........................................    5
      The Special Meeting .................................................    5
      Dissenting Stockholders' Rights of Appraisal ........................    6
      Recommendation of the Board of Directors ............................    6
      Opinion of Financial Advisor ........................................    6
      The Agreement .......................................................    6
      Certain Federal Income Tax Considerations ...........................    7
      Accounting Treatment ................................................    7
      Regulatory Approvals ................................................    7
      Dividends ...........................................................    7
      Summary Financial Information of THCR ...............................    8
      Summary Financial Information of Castle Associates ..................   10
      Corporate Structure and Organization ................................   11
  CURRENT OWNERSHIP STRUCTURE OF THCR .....................................   12
  OWNERSHIP STRUCTURE OF THCR AFTER THE
   ACQUISITION ............................................................   13
  PROPOSALS ...............................................................   14
      Proposal 1--Approval of the Acquisition .............................   14
      Proposal 2--Amendment of the THCR Certificate of
       Incorporation to Increase the Number of Authorized
       Shares of THCR Common Stock ........................................   14
  GENERAL INFORMATION .....................................................   16
  THE SPECIAL MEETING .....................................................   16
      Purpose .............................................................   16
      Record Date; Voting Rights; Proxies .................................   16
      Quorum; Broker Non-Votes ............................................   16
      Required Vote .......................................................   17
      Solicitation of Proxies; Independent Auditors .......................   17
  THE ACQUISITION .........................................................   18
      Background of the Acquisition .......................................   18
      Reasons for the Acquisition .........................................   20
      Opinion of Financial Advisor ........................................   21
      Interest of Certain Persons in the Acquisition ......................   24
      Regulatory Matters ..................................................   25
      Certain Federal Income Tax Considerations ...........................   25
  THE AGREEMENT ...........................................................   26
      The Acquisition .....................................................   26
      Closing .............................................................   27
      Conditions to the Acquisition .......................................   27
      Representations and Warranties ......................................   28
      Conduct Pending the Acquisition .....................................   28
      Other Covenants .....................................................   29
      No Solicitation .....................................................   29
      Indemnification .....................................................   30
      Termination .........................................................   30
      Fees and Expenses ...................................................   31
      Amendment; Waiver; Survival .........................................   31
  UNAUDITED PRO FORMA FINANCIAL INFORMATION ...............................   32
  SELECTED HISTORICAL CONSOLIDATED
   FINANCIAL INFORMATION OF THCR ..........................................   37
  SELECTED HISTORICAL CONSOLIDATED
   FINANCIAL INFORMATION OF CASTLE
   ASSOCIATES .............................................................   39
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS OF CASTLE ASSOCIATES ........................................   40
      Results of Operations for the Six Months Ended
       June 30, 1996 and 1995 .............................................   40
      Results of Operations for the Years Ended
       December 31, 1995 and 1994 .........................................   41
      Results of Operations for the Years Ended
       December 31, 1994 and 1993 .........................................   42
      Inflation ...........................................................   43
      Liquidity and Capital Resources .....................................   43
  BUSINESS OF CASTLE ASSOCIATES ...........................................   45
      The Casino-Hotel ....................................................   45
      Marketing Strategy ..................................................   45
      Atlantic City Market ................................................   46
      Trump's Castle Expansion ............................................   48
      Competition .........................................................   48
      Seasonality .........................................................   50
      Employees and Labor Relations .......................................   50
      Historical Background ...............................................   50
      Legal Proceedings ...................................................   51
      Properties ..........................................................   51
  MARKET PRICE AND DIVIDEND DATA OF
   CASTLE ASSOCIATES AND THE CASTLE ENTITIES ..............................   52
  DESCRIPTION OF THE CASTLE PARTNERSHIP
   AGREEMENT ..............................................................   53
      General .............................................................   53
      Management of Castle Associates .....................................   53
      Indemnification .....................................................   54
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
   OWNERS AND MANAGEMENT OF THCR ..........................................   55
  SUBMISSION OF STOCKHOLDER PROPOSALS
   --1997 ANNUAL MEETING ..................................................   56
  AVAILABLE INFORMATION ...................................................   56
  INFORMATION INCORPORATED BY REFERENCE ...................................   56


  INDEX TO FINANCIAL STATEMENTS ...........................................  F-1
  Annex A: Agreement
  Annex B: Fairness Opinion of Salomon Brothers Inc

- --------------------------------------------------------------------------------

                             PROXY STATEMENT SUMMARY


     The following is a summary of the information contained in this Proxy Statement and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein and incorporated herein by reference. Certain capitalized terms used herein are defined elsewhere in this Proxy Statement. Unless otherwise indicated, the term "THCR" as used herein includes THCR and its subsidiaries. Stockholders of THCR are urged to read carefully this Proxy Statement and Annexes hereto in their entirety.


The Acquisition


     The Acquisition will combine three "Four Star" Atlantic City casino hotels, a riverboat casino and the rights to all new Trump gaming ventures. Upon consummation of the Acquisition, THCR will own and operate the Trump Plaza Hotel and Casino, which also includes Trump World's Fair ("Trump Plaza"), and the Trump Taj Mahal Casino Resort (the "Taj Mahal"), each located on The Boardwalk in Atlantic City, New Jersey, Trump's Castle Casino Resort ("Trump's Castle"), located in the marina district of Atlantic City, New Jersey (the "Marina"), as well as a riverboat casino located at Buffington Harbor on Lake Michigan in Indiana (the "Indiana Riverboat"), making THCR one of the largest casino entertainment companies in the United States. In addition, THCR will continue to be the exclusive vehicle through which Trump will engage in new gaming activities in both emerging and established gaming jurisdictions.


     The Acquisition will strengthen THCR's position as a leader in the casino entertainment industry and enhance THCR's presence in the growing Atlantic City gaming market (the "Atlantic City Market"). The Acquisition will provide THCR with a significant presence in the Marina, the principal focus of expansion in the Atlantic City Market, and will position THCR as the only casino operator in Atlantic City with facilities both on The Boardwalk and in the Marina. In addition, the Acquisition will provide opportunities for operational efficiencies and economies of scale and will eliminate the perceived conflict of interest caused by the differing ownership of Trump's Castle and the THCR properties in Atlantic City. Ownership of Trump's Castle will further enable THCR to retain patrons that may be drawn from The Boardwalk to the Marina by new casino development at the Marina.


     The Acquisition will also enable THCR to benefit from (i) the excellent condition of the current facilities at Trump's Castle, which have been designed to accommodate additional development with minimal disruption to existing operations, (ii) the proximity of Trump's Castle to the "H-Tract," an approximately 150-acre parcel of land proposed to be Atlantic City's newest area of casino hotel development (the "H-Tract"), and (iii) the proposed expansion at Trump's Castle expected to be completed by June 1, 1998 (the "Trump's Castle Expansion"), which would, among other things, enable THCR to capitalize on the expected increase in gaming activity at the Marina.



     The following table profiles THCR's casino and hotel capacity following consummation of the Acquisition, giving effect to the proposed expansion at the Taj Mahal (the "Taj Mahal Expansion") as well as the Trump's Castle Expansion:



                                                             Trump's
                 Trump      Taj       Taj Mahal    Trump's    Castle      Indiana
                 Plaza     Mahal     Expansion(a)   Castle  Expansion(a) Riverboat  Total
                 -----     -----     ------------   ------  ----------------------  -----
Casino square
 footage ....   140,000   120,000(b)    60,000      73,000    57,000       37,000   487,000

Slot machines     4,270     3,550        2,500       2,275     1,300        1,500    15,395
Table games .       140       169         --            90        40           73       512
Hotel rooms .     1,400     1,250          800         728     1,500         --       5,678



(a) Plans for the expansion at the Taj Mahal and Trump's Castle are subject to modification.


(b) Excludes a 12,000 square foot poker, keno and race simulcasting room which contains 64 poker tables.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Parties to the Acquisition

     Trump Hotels & Casino Resorts. THCR currently owns and operates Trump Plaza and the Taj Mahal, each located on The Boardwalk in Atlantic City, New Jersey, as well as the Indiana Riverboat.


     Trump Plaza's casino floor space is currently the largest in Atlantic City, with approximately 140,000 square feet of casino floor space, housing a total of approximately 4,270 slot machines and 140 table games. In addition, Trump Plaza's hotel capacity is approximately 1,400 guest rooms, currently among the largest in Atlantic City. The Taj Mahal's casino floor space is currently the second largest in Atlantic City and, from the time it commenced operations in 1990 until May 1996, it ranked first among all Atlantic City casinos in terms of total gaming revenues, table revenues and slot revenues. THCR's strategy is to capitalize on each of Trump Plaza's and the Taj Mahal's respective reputations for excellence, as well as to meet both existing demand and the increase in demand that management anticipates will result from the increased number of available rooms and infrastructure improvements that are currently being implemented to enhance further the vacation destination appeal of Atlantic City.

     The Indiana Riverboat, which opened on June 8, 1996, features an approximately 280-foot luxury yacht with approximately 37,000 feet of gaming space with 1,500 slot machines, 73 table games, a capacity for approximately 2,450 passengers and 300 employees and is one of the largest riverboat casinos in the United States. The Indiana Riverboat's principal market is the approximately 6.8 million people residing within 50 miles of Buffington Harbor in the greater Chicago metropolitan area.


     Castle Associates. Castle Associates currently owns and operates Trump's Castle, a luxury casino hotel in the Marina located on an approximately 14.7 acre triangular-shaped parcel of land, which is approximately two miles from The Boardwalk. Trump's Castle is approximately one-quarter mile from the H-Tract. The casino at Trump's Castle consists of approximately 73,000 square feet of casino space that includes 90 table games, 2,275 slot machines, keno parlor and simulcast racetrack wagering. The hotel at Trump's Castle consists of a 27-story hotel with 728 guest rooms (including 185 suites), eight restaurants, a 460-seat cabaret theater, 58,000 square feet of convention space, a swimming pool, tennis courts and a sports and health facility. Trump's Castle also features a nine-story garage, with approximately 3,000 parking spaces, boat facilities and a helipad situated on the roof of the parking garage, making Trump's Castle the only Atlantic City casino hotel with access by land, sea and air. As a result of its high quality amenities, its exceptional customer service and its geographical location, Trump's Castle distinguishes itself as a desirable alternative to the Atlantic City casinos located on The Boardwalk.


     The Trump's Castle Expansion is estimated to be completed by June 1, 1998. The plans for the Trump's Castle Expansion, which are preliminary in nature and subject to modification, are expected to include (i) the addition of a new hotel tower consisting of 1,500 rooms and suites; (ii) a 430-foot luxury yacht to be moored in the Marina, which will be physically connected to the casino-hotel and accessible to the main casino and will feature 40,000 square feet of casino space with 1,300 slot machines and 40 table games; (iii) a 7,000 square foot expansion of the existing coffee shop; and (iv) a 17,000 square foot expansion of the existing casino. The Trump's Castle Expansion is dependent upon a number of factors, including the availability of financing upon acceptable terms and the consent of Castle Associates' debtholders to the incurrence of additional indebtedness. See "Business of Castle Associates--Trump's Castle Expansion."

     Following the Acquisition, THCR may determine to pursue alternative strategies with respect to Trump's Castle, including, but not limited to, participation in joint ventures, refinancings or similar transactions involving Castle Associates.


The Special Meeting


     Time, Place and Date. The Special Meeting will be held at The Plaza Hotel, 768 Fifth Avenue, New York, New York on September 30, 1996, at 2:00 p.m., local time.


     Purpose. At the Special Meeting, holders of THCR Common Stock and Class B Common Stock, par value $.01 per share, of THCR ("THCR Class B Common Stock") will be asked to approve the Acquisition, which approval will constitute approval and adoption of the Agreement. In addition, holders of THCR Common Stock and THCR Class B Common Stock will be asked to approve the Amendment, which will increase the number of shares of THCR Common Stock authorized for issuance under the THCR Certificate of Incorporation from 50,000,000 to 75,000,000. Stockholders of THCR will also be asked to consider and vote upon such other matters as may properly be brought before the Special Meeting.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

     Voting Required; Record Date. Approval of the Acquisition will require the affirmative vote of a majority of (i) the outstanding shares of THCR Common Stock (excluding shares held by Trump and other directors and executive officers of THCR and their affiliates) and (ii) the outstanding voting power of the THCR Common Stock and THCR Class B Common Stock, voting as a single class. Approval of the Amendment will require the affirmative vote of a majority of the outstanding voting power of the THCR Common Stock and THCR Class B Common Stock, voting as a single class. Only holders of record of THCR Common Stock and THCR Class B Common Stock at the Record Date are entitled to vote at the Special Meeting.

     As of the Record Date, (i) directors and executive officers of THCR and their affiliates had the power to vote shares representing approximately 0.3% of the outstanding shares of THCR Common Stock; and (ii) Trump had the power to vote 100% of the outstanding shares of THCR Class B Common Stock, representing approximately 25% of the combined voting power of the shares of THCR Common Stock and THCR Class B Common Stock. All of such officers, directors and affiliates have indicated that they intend to vote their shares for approval of the Acquisition and the Amendment. In addition, Trump has agreed to vote his shares of THCR Common Stock and THCR Class B Common Stock for approval of the Acquisition.

Dissenting Stockholders' Rights of Appraisal

     Stockholders of THCR are not entitled to appraisal rights with respect to the Acquisition.

Recommendation of the Board of Directors

     The Board of Directors and the Special Committee of the Board of Directors, consisting of its three independent directors (the "Special Committee"), have considered the terms and conditions of the Acquisition and certain other information, including the opinion of the Special Committee's financial advisor, and have determined that the proposed Acquisition is fair to, and in the best interests of, THCR, and have unanimously approved the terms of the Acquisition and the Agreement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THCR VOTE "FOR" APPROVAL OF THE ACQUISITION.

     In addition, the Board of Directors has determined that it is advisable to amend the THCR Certificate of Incorporation in order to increase the number of shares of THCR Common Stock authorized thereunder from 50,000,000 to 75,000,000 and has voted to amend the THCR Certificate of Incorporation, subject to stockholder approval, to reflect such increase. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THCR VOTE "FOR" APPROVAL OF THE AMENDMENT.

Opinion of Financial Advisor


     Salomon Brothers Inc ("Salomon") was retained by the Special Committee to act as its financial advisor and was asked to render its opinion to the Special Committee as to the fairness to THCR and THCR Holdings, from a financial point of view, of the consideration to be paid by THCR and THCR Holdings, taken as a whole, in the Acquisition. On June 24, 1996, Salomon delivered its written opinion to the effect that, as of such date, the consideration (as specified in the opinion) to be paid by THCR and THCR Holdings, taken as a whole, in the Acquisition is fair, from a financial point of view, to THCR and THCR Holdings. A copy of the full written opinion of Salomon, dated June 24, 1996 (the "Salomon Fairness Opinion"), attached to this Proxy Statement as Annex B, is incorporated herein by reference and should be read carefully in its entirety. Salomon will receive usual and customary fees and be reimbursed for certain expenses, including fees and expenses of counsel, in connection with rendering financial advisory and certain other services to THCR.


The Agreement

     Pursuant to the terms of the Agreement, upon consummation of the Acquisition, THCR Holdings will beneficially own 100% of the outstanding equity interests of Castle Associates. See "The Agreement." In addition, THCR's and Trump's beneficial equity interests in THCR Holdings will be approximately 63.4% and 36.6%, respectively, and Trump's beneficial equity interest will be exchangeable, at his option, into 13,918,723 shares of THCR Common Stock (subject to certain adjustments). A copy of the Agreement is attached to this Proxy Statement as Annex A.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


     The Agreement provides that the Acquisition is subject to the satisfaction of a number of conditions, including the affirmative vote of a majority of the outstanding shares of THCR Common Stock (excluding shares held by Trump and the other officers and directors of THCR and their affiliates) and the receipt of various third party approvals and consents.

     The Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date (i) by joint written consent of Trump, the Castle Entities and the THCR Entities; (ii) by either Trump and the Castle Entities or by the THCR Entities if certain conditions have not been satisfied or waived;
(iii) by Trump or TCHI if acting upon certain unsolicited acquisition proposals with respect to TCHI; and (iv) by any party to the Agreement, if the Acquisition has not been consummated on or before December 31, 1996.


Certain Federal Income Tax Considerations

     As a result of the Acquisition, THCR Holdings will acquire an adjusted tax basis in the contributed interests in Castle Associates equal to Trump's and TC/GP's respective adjusted tax basis in such interests immediately prior to the Acquisition and THCR Holdings will acquire an adjusted tax basis in the assets of Castle Associates that is equal to such adjusted tax basis. All gain in respect of such contributed interests as of the date of the Acquisition will be allocated to Trump and TC/GP, with tax depreciation, to the extent available and computed using new recovery periods, first being allocated to THCR based on the fair market value of such assets and the remainder to Trump and TC/GP. The Acquisition is not expected to have any other material income tax consequences to THCR or the holders of THCR Common Stock.

Accounting Treatment

     The Acquisition is expected to be accounted for as a "purchase" for accounting and reporting purposes.

Regulatory Approvals


     Certain aspects of the Acquisition require notification to, and/or approvals from, certain federal and state regulatory authorities. Consummation of the Acquisition is conditioned upon, among other things, receipt of certain regulatory approvals, including the expiration or termination of the waiting period applicable to the consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On August 6, 1996, early termination of the waiting period under the HSR Act was granted with respect to the Acquisition. See "The Acquisition--Regulatory Matters."


Dividends

     THCR has never paid a dividend on the THCR Common Stock and does not anticipate paying one in the foreseeable future.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Summary Financial Information of THCR


     The following table sets forth certain historical consolidated financial information of Trump Plaza Associates ("Plaza Associates") and Trump Atlantic City Associates ("Trump AC") (predecessors of THCR) for each of the four years ended December 31, 1991 through 1994 and for the period January 1, 1995 through June 12, 1995 and certain historical consolidated financial information of THCR for the period from inception (June 12, 1995) to December 31, 1995 (see Note 1 below). The historical financial information of Trump AC and Plaza Associates as of and for each of the four years ended December 31, 1994 and as of June 12, 1995 and for the period January 1, 1995 through June 12, 1995 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates. The historical financial information of THCR as of December 31, 1995 and for the period from inception (June 12, 1995) through December 31, 1995 as set forth below has been derived from the audited consolidated financial statements of THCR. The historical financial information of THCR as of June 30, 1996 and for the six months ended June 30, 1996 as set forth below has been derived from the unaudited consolidated financial statements of THCR. In the opinion of THCR, such unaudited financial statements reflect all adjustments (consisting only of normal recurring accruals) which THCR considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year. All financial information should be read in conjunction with "Unaudited Pro Forma Financial Information" contained in this Proxy Statement and THCR's Management's Discussion and Analysis of Financial Condition and Results of Operations and financial statements and related notes thereto which are incorporated herein by reference.




                                               Trump AC and Plaza Associates                                      THCR
                                           -----------------------------------                      --------------------------------
                                                                                          From        From Inception
                                                  Year Ended December 31,            January 1,1995 (June 12, 1995) to   Six Months
                                           -----------------------------------          through      December 31, 1995      Ended
                                           1991       1992      1993      1994        June 12, 1995      (Note 1)      June 30, 1996
                                           ----       ----      ----      ----        ------------- ------------------ -------------

                                             (dollars in thousands, except per share information)         (dollars in thousands,
                                                                                                      except per share information)
                                                                                                               (unaudited)
Statement of Operations Data:
 Revenues:
  Gaming ............................  $ 233,265  $  265,448  $  264,081  $ 261,451   $  122,865         $   175,208   $   288,361
  Other .............................     66,411      73,270      69,203     66,869       29,523              44,659        71,030
  Trump World's Fair ................     11,547       9,465        --         --           --                  --            --
                                      ---------- -----------  ---------- ----------  -----------        ------------  ------------
   Gross revenues ...................    311,223     348,183     333,284    328,320      152,388             219,867       359,391
  Promotional allowances ............     31,539      34,865      32,793     33,257       14,540              24,394        38,385
                                      ---------- -----------  ---------- ----------  -----------        ------------  ------------
   Net revenues .....................    279,684     313,318     300,491    295,063      137,848             195,473       321,006
                                      ---------- -----------  ---------- ----------  -----------        ------------  ------------
 Costs and Expenses:
  Gaming ............................    133,547     146,328     136,895    139,540       69,467              95,533       169,611
  Other .............................     23,404      23,670      24,778     23,380        9,483              14,449        22,880
  General and administrative ........     69,631      75,459      71,624     73,075       30,081              42,826        65,652
  Depreciation and amortization .....     16,193      15,842      17,554     15,653        6,999               9,219        21,622
  Restructuring charges .............        943       5,177        --         --           --                  --            --
  Pre-opening expenses ..............       --          --          --         --           --                  --           9,966
  Trump World's Fair ................     19,879      11,839        --         --           --                  --            --
                                      ---------- -----------  ---------- ----------  -----------        ------------  ------------
    Total costs and expenses ........    263,597     278,315     250,851    251,648      116,030             162,027       289,731
                                      ---------- -----------  ---------- ----------  -----------        ------------  ------------
 Income from operations .............     16,087      35,003      49,640     43,415       21,818              33,446        31,275
 Interest expense, net ..............     33,363      31,356      39,889     48,219       22,113              31,273        50,426
 Other non-operating expense
  (income)(a) .......................     14,818       1,462       3,873      4,931        1,649               4,094        (9,182)
 Extraordinary gain (loss) (b) ......       --       (38,205)      4,120       --         (9,250)               --
                                                                                                                           (59,132)
 Minority interest ..................       --          --          --         --           --                  --          14,828
 Provision (benefit) for
  income taxes ......................     (2,864)       (233)        660       (865)        (161)               --            --
                                      ---------- -----------  ---------- ----------  -----------        ------------  ------------
 Net income (loss) .................. ($  29,230)($   35,787) $    9,338 ($   8,870) ($   11,033)       ($     1,921) ($    54,273)
                                      ========== ===========  ========== ==========  ===========        ============  ============
 Net (loss) per common share(c) .....                                                                   ($      0.19) ($      3.42)
Other Data:
 EBITDA(e) ..........................  $  44,000  $   60,399  $   68,241  $  60,524   $   29,011         $    42,942   $    63,990
 Book value per share ...............                                                                                 ($     16.53)
Balance Sheet Data (at end
 of period):
 Cash and cash equivalents ..........  $  10,474  $   18,802  $   14,393  $  11,144   $   28,125         $    19,208   $   181,750
 Property and equipment, net ........    306,834     300,266     293,141    298,354      301,316             408,231     1,463,264
 Total assets .......................    378,398     370,349     374,498    375,643      394,085             584,545     1,943,961
 Total long-term debt, net of current
  maturities(d) .....................     33,326     249,723     395,948    403,214      331,142             494,471     1,391,531
 Total capital (deficit) ............     54,043      11,362     (54,710)   (63,580)     (74,613)             50,591       399,265

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                                    8

- --------------------------------------------------------------------------------

                                                                              THCR Pro Forma
                                                                                 (Note 1)
                                                             ------------------------------------------------
                                                                Year Ended                   Six Months Ended
                                                             December 31, 1995                 June 30, 1996
                                                             -----------------                 --------------
                                                           (dollars in thousands, except per share information)
  Statement of Operations Data:                                                   (unaudited)

 Net revenues .............................................      $ 1,192,632                      $   603,714
 Depreciation and amortization ............................           84,982                           48,315
 Income from operations ...................................          181,951                           44,751
 Interest expense, net ....................................          198,245                          100,795
 Net loss .................................................          (12,590)                         (66,956)
 Net loss per common share(f) .............................           ($0.52)                          ($2.77)

Other Data:

 EBITDA (e) ...............................................          272,150                          105,576
 Book value per share .....................................             --                              17.22

Balance Sheet Data (at end of period):

 Total assets .............................................             --                          2,440,553
 Total long-term debt, net of current maturities                        --                          1,661,712
 Total capital ............................................             --                            416,951


- ----------

Note 1: THCR was incorporated on March 28, 1995 and conducted no operations until the June 12, 1995 offering of 10,000,000 shares of THCR Common Stock (the "June 1995 Stock Offering" and, collectively with the June 12, 1995 offering of the THCR Senior Notes (as defined), the "June 1995 Offerings"). The financial data as of December 31, 1995 and for the period ended December 31, 1995 reflect the operations of THCR from inception (June 12, 1995) to December 31, 1995.

     (a) Other non-operating expense for the year ended December 31, 1991 includes a $10.9 million charge associated with the rejection of the lease associated with the former Trump Regency Hotel (now known as Trump World's Fair) and $4.0 million of costs associated with certain litigation. Other non-operating expense for 1992 includes $1.5 million of costs associated with certain litigation. Other non-operating expense for the years ended December 31, 1993 and 1994, for the period January 1, 1995 through June 12, 1995 and for the period June 12, 1995 through December 31, 1995 includes $3.9, $4.9, $1.6 and $2.1 million, respectively, of real estate taxes and leasing costs associated with the hotel adjacent to Trump Plaza's main tower ( "Trump Plaza East "). Other non-operating income for the six months ended June 30, 1996 includes a $10.0 million license fee relating to the exclusive license granted to Atlantic Jersey Thermal Systems, Inc. ( "Atlantic Thermal ").

     (b) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating the Preferred Stock of Trump Plaza Funding, Inc. ( "Plaza Funding ") issued at fair value as compared to the carrying value of these securities and the write off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4.1 million has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9.3 million for the period from January 1, 1995 through June 12, 1995 relates to the redemption of the 121? 2% Pay-in-Kind Notes due 2003 of Trump Plaza Holding Associates (currently Trump AC) (the "Plaza PIK Notes ") and warrants thereto (the "Plaza PIK Note Warrrants ") and the write off of related unamortized deferred financing costs. The extraordinary loss of $59.1 million for the six months ended June 30, 1996 relates to the redemption of the Plaza Notes (as defined) and the write-off of related unamortized deferred financing costs.


     (c) Earnings per share is based upon weighted average shares outstanding, shares and phantom stock units awarded to the Chief Executive Officer of THCR under THCR's 1995 Stock Incentive Plan (the "1995 Stock Plan") and common stock equivalent. The shares of THCR Class B Common Stock owned by Trump have no economic interest and, therefore, are not considered.


     (d) Reflects reclassification in 1991 of indebtedness relating to outstanding mortgage bonds as a current liability due to then-existing events of default.

     (e) EBITDA represents income from operations before interest expense, taxes, depreciation, amortization, non-cash compensation charges associated with awards to the President of THCR under the 1995 Stock Plan, the non-cash write-down of CRDA (as defined) investments and pre-opening expenses. EBITDA should not be construed as an alternative to net income or any other measure of performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA as it understands that it is used by certain investors as one measure of THCR's historical ability to service its debt.

     (f) Pro forma per share is based on the shares outstanding as of June 30, 1996 and the shares awarded to the Chief Executive Officer of THCR pursuant to the 1995 Stock Plan. The shares of THCR Class B Common Stock beneficially owned by Trump have no economic interest and, therefore, are not considered.


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                                       9

- --------------------------------------------------------------------------------

Summary Financial Information of Castle Associates


     The following table sets forth certain historical consolidated financial information of Castle Associates for each of the five years ended December 31, 1991 through 1995 and for the periods ended June 30, 1995 and 1996. The historical financial information of Castle Associates as of and for each of the five years ended December 31, 1991 through 1995 as set forth below has been derived from the audited consolidated financial statements of Castle Associates. The historical financial information of Castle Associates as of June 30, 1995 and 1996 and for the six months ended June 30, 1995 and 1996 as set forth below has been derived from the unaudited consolidated financial statements of Castle Associates. In the opinion of Castle Associates, such unaudited financial statements reflect all adjustments (consisting only of normal recurring accruals) which Castle Associates considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Castle Associates", "Unaudited Pro Forma Financial Information", the consolidated financial statements of Castle Associates and related notes thereto and the consolidated condensed financial statements of Castle Associates and related notes thereto included elsewhere in this Proxy Statement.



                                                                                       Six Months Ended
                                              Year Ended December 31,                       June 30,
                                --------------------------------------------------     -----------------
                                1991       1992        1993        1994       1995     1995         1996
                                ----       ----        ----        ----       ----     ----         ----
                                              (dollars in thousands)                 (dollars in thousands)
                                                                                          (unaudited)
Statement of Operations Data:
Revenues:
 Gaming .....................  $194,760   $242,008   $246,370   $258,455   $280,124   $124,511   $127,173
 Other ......................    53,208     57,298     58,456     56,930     59,986     26,008     28,512
 Gross revenues .............   247,968    299,306    304,826    315,385    340,110    150,519    155,685
 Promotional allowances .....    27,882     30,656     31,599     31,572     34,547     14,363     18,943
 Net revenues ...............   220,086    268,650    273,227    283,813    305,563    136,156    136,742
Costs and Expenses:
 Gaming .....................   117,714    147,011    145,717    151,036    165,679     73,677     80,198
 Other ......................    29,251     31,105     28,661     27,542     29,453      7,300      6,321
 General and
  administrative ............    49,568     56,722     54,558     61,974     61,431     35,536     38,140
 Depreciation and
  amortization ..............    21,414     19,802     16,425     14,437     14,639      7,113      7,677
 Reorganization costs .......     4,499      5,983       --         --         --         --         --
 Income from operations .....    (2,360)     8,027     27,866     28,824     34,361     12,530      4,406
 Interest expense, net ......    47,839     44,861     56,251     43,537     45,513     22,365     23,338
 Extraordinary gain .........      --      128,187       --         --         --         --         --
 Net income (loss) .......... ($ 50,199)  $ 91,353  ($ 28,385) ($ 14,713) ($ 11,152) ($  9,835) ($ 18,932)
Balance Sheet Data
 (at end of period):
Cash and cash equivalents ...  $ 14,972   $ 23,610   $ 20,439   $ 19,122   $ 21,038   $ 15,624   $ 17,767
Property and equipment--net .   351,177    340,383    334,354    328,174    322,115    326,276
                                                                                                  319,280
Total assets ................   391,303    379,641    375,935    368,797    370,581    365,820    359,170
Total long-term debt, net
 of current maturities ......      --      279,445    309,794    317,748    326,554    318,659    328,697
Total capital ...............   (63,406)    60,799     31,678     16,965      5,813      7,130    (13,119)


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Corporate Structure and Organization


     The general partners of Castle Associates are Trump, TC/GP, a Delaware corporation wholly owned by Trump, and TCHI, a New Jersey corporation wholly owned by Trump. Trump, TC/GP and TCHI currently own a 61.5%, 37.5% and 1.0% general partnership interest, respectively, in Castle Associates. In connection with the Acquisition, Castle Associates will be converted into a New Jersey limited partnership. Upon consummation of the Acquisition, THCR Holdings and TCHI (as the surviving corporation in the TCHI Merger) will own a 99% limited partnership interest and a 1% general partnership interest, respectively, in Castle Associates. Merger Sub was, upon formation, and Castle Associates and TCHI (as the surviving corporation in the TCHI Merger) each will be, upon consummation of the Acquisition, designated as an unrestricted subsidiary under the indenture pursuant to which THCR Holdings and Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding"), a Delaware corporation and a wholly owned subsidiary of THCR Holdings, issued $155,000,000 aggregate principal amount of their 15 1/2% Senior Secured Notes due 2005 (the "THCR Senior Notes"). Upon consummation of the Acquisition, all of THCR Holdings' direct and indirect equity interests in Castle Associates will be pledged to the trustee under the indenture under which the THCR Senior Notes were issued (the "THCR Senior Note Indenture"). See "The Acquisition--Background of the Acquisition." Neither THCR nor THCR Holdings will be liable for the debt obligations of Castle Associates. Merger Sub, a wholly owned subsidiary of THCR Holdings, was formed for the purpose of effecting the TCHI Merger and has not conducted any business.

     The business and operations of Castle Associates are currently managed by a Board of Partner Representatives(the "Castle Board of Partner Representatives"), including three members appointed by the holders of the Castle Mortgage Notes (as defined) and the Castle PIK Notes (the "Noteholder Representatives"). As a result of the Acquisition and the conversion of Castle Associates from a general partnership to a limited partnership, Castle Associates will be managed by its sole general partner, TCHI, pursuant to the same terms and provisions currently set forth in the Castle Partnership Agreement. TCHI's board of directors will include the three Noteholder Representatives. See "Description of the Castle Associates Partnership Agreement--Management of Castle Associates."

     THCR is the sole general partner of THCR Holdings, and Trump, Trump Casinos, Inc., a New Jersey corporation wholly owned by Trump ("Trump Casinos"), and THCR/LP Corporation, a New Jersey corporation indirectly wholly owned by THCR, are the limited partners of THCR Holdings. Upon consummation of the Acquisition, TC/GP will also become a limited partner of THCR Holdings.


     THCR has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. THCR is a holding company with no independent operations, the principal asset of which is its general partnership interest in THCR Holdings. THCR Holdings is also a holding company with no independent operations. THCR Holdings' principal assets are its ownership interests in its subsidiaries. THCR Holdings' subsidiaries include Trump Indiana, Inc., a Delaware corporation ("Trump Indiana"), Plaza Associates, a New Jersey partnership, and Trump Taj Mahal Associates, a New Jersey partnership ("Taj Associates"). Plaza Associates, Taj Associates and Trump Indiana own and operate Trump Plaza, the Taj Mahal and the Indiana Riverboat, respectively. In addition to its ownership of the Indiana Riverboat, Trump Indiana has a 50% equity interest in Buffington Harbor Riverboats, LLC, which owns, develops and operates all common land-based and waterside operations in support of the Indiana Riverboat and another operator's riverboat casino at Buffington Harbor. Upon consummation of the Acquisition, THCR, through its subsidiaries, will manage Castle Associates and will own and operate Trump's Castle.


     Trump Casino Services, L.L.C., a New Jersey limited liability company ("Trump Services"), was formed on June 27, 1996 for the purpose of realizing cost savings and operational synergies by consolidating certain administrative functions of, and providing certain services to, each of Plaza Associates and Taj Associates. Trump AC and Trump Atlantic City Corporation, a wholly owned subsidiary of Trump AC, own a 99% and 1% interest, respectively, in Trump Services. On July 8, 1996, Trump Services, Plaza Associates and Taj Associates entered into an agreement pursuant to which Trump Services will provide to each of Taj Associates and Plaza Associates certain management, financial and other functions and services necessary and incidental to the respective operations of each of their casino hotels. Management of THCR believes that Trump Services will also be one of the vehicles through which cost savings and operational synergies associated with the Acquisition will be realized.

     THCR, a Delaware corporation, was incorporated on March 28, 1995. The principal executive offices of THCR are located at 2500 Boardwalk, Atlantic City, New Jersey 08401, and its telephone number is (609) 441-6060. The principal executive offices of Castle Associates are located at One Castle Boulevard, Atlantic City, New Jersey 08401, and its telephone number is (609) 340-5191.


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                                       11

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                       CURRENT OWNERSHIP STRUCTURE OF THCR


[The printed material contains a flow chart graphic depicting the current ownership structure of THCR.]

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                                       12

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                OWNERSHIP STRUCTURE OF THCR AFTER THE ACQUISITION


[The printed material contains a flow chart graphic depicting the ownership structure of THCR after the acquisition.]

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                                       13

                                    PROPOSALS

Proposal 1--Approval of the Acquisition


     The Board of Directors and the Special Committee have determined that the Acquisition is fair to, and in the best interest of, THCR. Upon consummation of the Acquisition, THCR Holdings will beneficially own 100% of the equity interests of Castle Associates, and THCR's and Trump's beneficial equity interests in THCR Holdings will be approximately 63.4% and 36.6%, respectively, and Trump's beneficial equity interest will be exchangeable, at his option, into 13,918,723 shares of THCR Common Stock. See "The Agreement."


     The terms of the Acquisition and the Agreement were approved by the Board of Directors and by the Special Committee on June 24, 1996. See "The Acquisition--Background of the Acquisition." The reported high and low sale prices of the THCR Common Stock on the NYSE on June 24, 1996, the last full day of trading prior to the announcement of the Acquisition, were $30.00 and $28.00 per share, respectively.

     Approval of the Acquisition will require the affirmative vote of a majority of (i) the outstanding shares of THCR Common Stock (excluding shares held by Trump and the other officers and directors of THCR and their affiliates) and
(ii) the outstanding voting power of THCR Common Stock and THCR Class B Common Stock, voting as a single class. Approval of the Acquisition will constitute approval and adoption of the Agreement. Broker non-votes and abstentions will have the effect of votes against Proposal 1. See "Special Meeting--Quorum; Broker Non Votes" and "--Required Vote."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ACQUISITION.


Proposal 2--Amendment of the THCR Certificate of Incorporation to Increase the
            Number of Authorized Shares of THCR Common Stock


     The Board of Directors has determined that it is advisable to amend the THCR Certificate of Incorporation, and has recommended that the stockholders of THCR approve the Amendment to increase the number of shares of THCR Common Stock authorized under the THCR Certificate of Incorporation from 50,000,000 to 75,000,000. As of the Record Date, there were 24,140,090 shares of THCR Common Stock issued and outstanding. The remaining 25,859,910 shares of THCR Common Stock are not reserved for future use, except for (i) 3,993,333 shares reserved for issuance under the 1995 Stock Plan, (ii) 1,800,000 shares reserved for the exercise of THCR Common Stock warrants held by Trump and (iii) 8,081,023 shares reserved for the conversion of limited partnership interests in THCR Holdings beneficially held by Trump. Upon consummation of the Acquisition, an additional 5,837,700 shares of THCR Common Stock will be reserved for the conversion of the Trump Consideration and the TC/GP Consideration.

     The Board of Directors considers it advisable to have additional shares of THCR Common Stock available for use for future financings, acquisitions, stock dividends or stock splits and for other general corporate purposes. The availability of such shares for issuance in the future will give THCR greater flexibility and permit such shares to be issued without the expense and delay of a special meeting of stockholders of THCR.

     If the Amendment is adopted, Article IV.A of the THCR Certificate of Incorporation will be amended to read in its entirety as follows:

               "A. Authorized Capitalization


               The total number of shares of stock which the Corporation shall have the authority to issue is 76,001,000 shares of all classes of stock, consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), 75,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock")."


     If the Amendment is adopted, the additional shares of THCR Common Stock may be issued by direction of the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of THCR's stockholders unless, in any instance, such approval is expressly required by regulatory agencies or otherwise. NYSE rules require stockholder approval as a prerequisite to continued listing of the shares in several situations, including acquisition transactions, where the issuance of additional shares could result in an increase of 20% or more in the number of shares of capital stock of THCR outstanding. Holders of THCR Common Stock have no preemptive rights to subscribe to any additional securities that THCR may issue, nor is the THCR Common Stock subject to calls or assessments by THCR.


     The proposed increase in the authorized number of shares of THCR Common Stock could have a number of effects on THCR's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares in the future. The increase could have an effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in THCR's earnings and book value, an increase in the aggregate number of outstanding shares of THCR caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of THCR's stock. If such factors were reflected in the price per share of THCR Common Stock, the potential realizable value of a stockholder's investment could be adversely affected.


     The Amendment was approved by the Board of Directors on June 24, 1996.

     Approval of the Amendment will require the affirmative vote of a majority of the outstanding voting power of THCR Common Stock and THCR Class B Common Stock, voting as a single class. Broker non-votes and abstentions will have the effect of votes against Proposal 2. See "The Special Meeting--Quorum; Broker Non-Votes" and "--Required Vote."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT.

                               GENERAL INFORMATION


     This Proxy Statement is being furnished to the stockholders of THCR in connection with the Special Meeting. The Special Meeting will be held at 2:00 p.m. on September 30, 1996 at The Plaza Hotel, 768 Fifth Avenue, New York, New York. This Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders on or about August 29, 1996.


                               THE SPECIAL MEETING

Purpose


     At the Special Meeting, holders of THCR Common Stock and THCR Class B Common Stock will be asked to approve the Acquisition, which approval will constitute approval and adoption of the Agreement. In addition, at the Special Meeting, holders of THCR Common Stock and THCR ClassB Common Stock will be asked to approve the Amendment. At the Special Meeting, stockholders of THCR will also consider and vote upon such other matters as may properly be brought before the Special Meeting.


     THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE UNANIMOUSLY APPROVED THE TERMS OF THE ACQUISITION AND THE AGREEMENT; THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ACQUISITION. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE AMENDMENT AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT.

Record Date; Voting Rights; Proxies


     The Board of Directors has fixed the close of business on August 26, 1996 as the Record Date for determining holders entitled to notice of and to vote at the Special Meeting.


     As of the Record Date, THCR had 24,140,090 shares of THCR Common Stock and 1,000 shares of THCR Class B Common Stock outstanding and entitled to vote at the Special Meeting. Each share of THCR Common Stock entitles the holder thereof to one vote on each proposal to be acted upon at the Special Meeting and the 1,000 shares of THCR Class B Common Stock, all of which are beneficially owned by Trump, are entitled to an aggregate of 8,081,023 votes on each proposal to be acted upon at the Special Meeting. The voting power of the shares of THCR Class B Common Stock equals the voting power of the number of shares of THCR Common Stock issuable upon the conversion of the limited partnership interests in THCR Holdings beneficially held by Trump. The THCR Class B Common Stock provides the holders thereof with a voting interest in THCR which is proportionate to such holder's equity interest in THCR Holdings' assets represented by limited partnership interests in THCR Holdings.

     All shares of THCR Common Stock and THCR Class B Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. Stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card. If no instructions are indicated with respect to the matters to be acted upon, such shares will be voted "FOR" approval of the Acquisition and "FOR" approval of the Amendment. If any other matter or matters are properly presented for action before the Special Meeting, the shares represented by the proxy will be voted with respect thereto by the persons named in the proxy as in their judgment is in the best interests of THCR and its stockholders, unless such authorization is withheld. Stockholders may vote by either completing and returning the enclosed proxy card prior to the Special Meeting, voting in person at the Special Meeting or submitting a signed proxy card at the Special Meeting. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of THCR, by signing and returning a later dated proxy or by voting in person at the Special Meeting; however, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy. THCR does not know of any matters other than as described in the Notice of Special Meeting that are to come before the Special Meeting.

Quorum; Broker Non-Votes

     The presence in person or by proxy of the holders of the shares representing a majority of the outstanding voting power of the THCR Common Stock and THCR Class B Common Stock is necessary to constitute a quorum in connection with the transaction of business at the Special Meeting.

     Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Special Meeting. Broker "non-votes" and abstentions will have the effect of a vote against Proposal 1 and Proposal 2.

Required Vote

     While neither Delaware law, the THCR Certificate of Incorporation nor THCR's Amended and Restated By-Laws (the "THCR By-Laws") requires the approval of the stockholders of THCR in connection with the Acquisition, such approval is required by the rules of the NYSE, the stock exchange on which the THCR Common Stock is listed. Pursuant to the rules of the NYSE, an affirmative vote of a majority of the stockholders of a company is required whenever, as in the Acquisition, (i) the company is acquiring an entity from a director, officer or substantial stockholder of the company and the number of shares of common stock to be issued in the acquisition, or the number of shares of common stock into which the securities to be issued in the acquisition are convertible, exceeds one percent of (x) the voting power outstanding or (y) the number of shares of common stock outstanding before the issuance; or (ii) the number of shares of common stock to be issued in the acquisition, or the number of shares of common stock into which the securities to be issued in the acquisition are convertible, exceeds 20% of (x) the voting power outstanding or (y) the number of shares of common stock outstanding before the issuance. Accordingly, in order to comply with the rules of the NYSE, the affirmative vote of a majority of the outstanding voting power of the THCR Common Stock and THCR Class B Common Stock, voting as a single class, is required to approve the Acquisition. In addition to the voting requirements of the NYSE, the Agreement requires that the Acquisition be approved by the affirmative vote of the majority of the outstanding shares of THCR Common Stock (excluding shares held by Trump and other directors and executive officers of THCR and their affiliates).

     The THCR Certificate of Incorporation and the applicable provisions of the Delaware General Corporation Law (the "DGCL") require approval of the Amendment by the stockholders of THCR. Accordingly, the affirmative vote of a majority of the outstanding voting power of the THCR Common Stock and THCR Class B Common Stock, voting as single class, will be required to approve the Amendment.

     Only holders of record of THCR Common Stock and THCR Class B Common Stock at the Record Date are entitled to vote at the Special Meeting.

     As of the Record Date, (i) directors and executive officers of THCR and their affiliates had the power to vote shares representing approximately 0.3% of the outstanding shares of THCR Common Stock; and (ii) Trump had the power to vote 100% of the outstanding shares of THCR Class B Common Stock, representing approximately 25% of the combined voting power of the shares of THCR Common Stock and THCR Class B Common Stock. All of such officers, directors and affiliates have indicated that they intend to vote their shares for approval of the Acquisition and the Amendment. In addition, Trump has agreed to vote his shares of THCR Common Stock and THCR Class B Common Stock for approval of the Acquisition.

Solicitation of Proxies; Independent Auditors

     The entire cost of soliciting proxies from its stockholders will be borne by THCR. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by directors, officers or regular employees of THCR, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. THCR has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $15,000 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $15,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of THCR Common Stock held of record by such persons, in which case THCR will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     One or more representatives of Arthur Andersen LLP, independent certified public accountants for THCR and Castle Associates, will be present at the Special Meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                                 THE ACQUISITION

Background of the Acquisition


     On May 21, 1996, Castle Associates assigned to THCR Holdings its rights under the Option Agreement with Hamilton Partners, L.P. ("Hamilton"), dated as of June 23, 1995 ("the Option Agreement"), pursuant to which Castle Associates held an option (the "Option") to acquire certain of the Castle PIK Notes owned by Hamilton. Immediately following the assignment of the Option, THCR Holdings exercised the Option and acquired approximately $59.3 million of the Castle PIK Notes (the "Acquired Castle PIK Notes") for a purchase price of approximately $38.7 million (the "Castle PIK Note Purchase Price"). The Acquired Castle PIK Notes represented approximately 90% of the Castle PIK Notes outstanding on such date. In addition, THCR Holdings, Trump and Castle Associates entered into an agreement pursuant to which the parties thereto agreed to promptly begin good faith negotiations with respect to a transaction involving the acquisition of 100% of the equity interests of Castle Associates by THCR Holdings (or a subsidiary of THCR Holdings) or a similar business combination. If an agreement with respect to the acquisition by THCR Holdings of 100% of the equity interests of Castle Associates had not been entered into by November 21, 1996, each of Castle Associates and Trump would then have had the right to purchase the Acquired Castle PIK Notes from THCR Holdings for successive periods of 90 days for an amount in cash equal to the Castle PIK Note Purchase Price plus interest at a rate of 16% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Castle Associates--Liquidity and Capital Resources."

     In connection with the acquisition of the Acquired Castle PIK Notes, THCR Holdings and THCR Funding solicited and obtained from the holders of the THCR Senior Notes the waiver of certain provisions of the THCR Senior Note Indenture (the "THCR Senior Note Waiver"). As consideration for the THCR Senior Note Waiver, THCR Holdings and THCR Funding agreed (i) to pay to those holders executing the THCR Senior Note Waiver $1.25 per $1,000 principal amount of THCR Senior Notes following the expiration of the solicitation and on the Closing Date; (ii) to repurchase at least $10 million of THCR Senior Notes prior to December 31, 1996; (iii) to pledge the Acquired Castle PIK Notes to the trustee under the THCR Senior Note Indenture for the benefit of the holders of the THCR Senior Notes; and (iv) to pledge on the Closing Date all of the equity interests of Castle Associates to the trustee under the THCR Senior Note Indenture for the benefit of the holders of the THCR Senior Notes. THCR also agreed that the aggregate consideration to be paid for all of the equity interests of Castle Associates will only consist of equity interests in THCR Holdings or THCR which constitute Qualified Equity Interests (as defined in the THCR Senior Note Indenture) and cash in an amount not to exceed $10 million.

     On May 28, 1996, the Special Committee met to discuss a potential acquisition of Castle Associates and to consider the retention of Salomon as financial advisor to the Special Committee, among other things, to render an opinion to the Special Committee as to the fairness of the consideration to be paid by THCR Holdings in any proposed acquisition and to render such financial, advisory and investment banking services requested by the Special Committee. Following the May 28 meeting of the Special Committee, the Special Committee retained Salomon as its financial advisor.


     On June 11, 1996, Salomon presented to the Special Committee its initial analysis with respect to the valuation of Castle Associates, which included discussions regarding due diligence, structure of any proposed acquisition, negotiation strategy and timing. Following the June 11 meeting of the Special Committee, Salomon continued its analysis of the business and operations of Trump's Castle with a view towards developing and negotiating, on behalf of the Special Committee, a valuation for the business as a whole and for Trump's equity interest in Castle Associates.

     On June 13, 1996, counsel for Trump delivered to counsel for the Special Committee Trump's proposal for the sale of his equity interest in Castle Associates to THCR (the "June 13 Proposal"). The June 13 Proposal provided for the sale of Trump's outstanding equity interest in Castle Associates for an aggregate consideration of $600 million, including assumption of debt. The June 13 Proposal indicated Trump's willingness to accept shares of THCR Common Stock or limited partnership interests in THCR Holdings, equal to a fixed value of $30.00 per share of THCR Common Stock, divided into the difference between (i) $600 million and (ii) the sum of the amounts outstanding (A) of 11 1/2% Senior Secured Notes due 2000 of Castle Funding (the "Castle Senior Notes"), (B) of 11 3/4% Mortgage Notes due 2003 of Castle Funding (the "Castle Mortgage Notes"),
(C) of Castle PIK Notes not held by THCR Holdings and (D) under the loan (the "Castle Term Loan") with Midlantic Bank, N.A. (clauses (A) through (D), collectively, the "Debt Assumption"). The proposal also indicated that such shares of THCR Common Stock or limited partnership interests in THCR Holdings would be accompanied by registration, voting and exchange rights similar to Trump's then-existing interests in THCR and THCR Holdings.

     On June 18, 1996, Salomon and counsel for the Special Committee met with Trump regarding the June 13 Proposal. At this meeting, Salomon indicated to Trump that the price reflected in the June 13 Proposal was substantially in excess of a price which could be recommended to the Special Committee. Salomon also indicated to Trump that any final purchase price that might result from negotiations should include a "collar," such that if the market price of the THCR Common Stock exceeded a negotiated level, the number of shares issuable to Trump would be reduced. The parties also discussed having any final transaction be subject to approval by a separate vote of THCR's unaffiliated stockholders. Trump indicated that he would consider reducing the purchase price to approximately $550 million, but wished to retain the right to vote his shares of THCR Class B Common Stock in any stockholder vote. Following the June 18 meeting, Salomon and counsel for the Special Committee considered Trump's revised proposal. It was Salomon's conclusion that the $550 million proposal represented a value which still was in excess of an amount which could be recommended to the Special Committee.

     Salomon and counsel for the Special Committee met again with Trump on June 20, 1996 to negotiate a price for the proposed acquisition. At this meeting, Trump indicated that he would consider a price below $550 million. After negotiations, Salomon indicated that it would discuss with the Special Committee a transaction which valued Trump's Castle at $525 million and in which the Debt Assumption would be net of the aggregate discount at which Trump may repurchase the Castle PIK Notes held by THCR Holdings. Trump reiterated his position that he wished to vote his shares of THCR Class B Common Stock on any final transaction agreed to by the parties.

     The Special Committee met on June 21, 1996 to discuss the proposed transaction. At that meeting, Salomon presented its analysis of a purchase of the equity of Castle Associates at the $525 million valuation. At this time, Salomon discussed the substantial reduction in the purchase price negotiated with Trump from the price represented in the June 13 Proposal and indicated to the Special Committee that it expected that, assuming conditions remained the same, it would be able to issue a fairness opinion on a transaction price of $525 million. This price would result in the issuance of limited partnership interests in THCR Holdings exchangeable into approximately 5.7 million shares of THCR Common Stock, assuming a $30.50 per share price (i.e., the closing price for the THCR Common Stock on June 20, 1996). Salomon and counsel for the Special Committee also discussed other issues relating to the proposed form of agreement to effectuate the transaction, including the inclusion of a "collar," whether Trump would be entitled to vote his shares of THCR Class B Common Stock in the transaction and the THCR Common Stock market price to be used in setting the percentage of limited partnership interests in THCR Holdings issuable to Trump in the transaction. After lengthy discussions, the Special Committee concluded that it would consider the $525 million price, but instructed counsel to negotiate a "collar" in which the percentage of limited partnership interests in THCR Holdings issuable to Trump would be reduced if the THCR stock price exceeded a fixed level above $30.50 per share (but would not increase if the THCR stock price fell below $30.50 per share). The Special Committee also concluded that, in order to maximize procedural fairness, the transaction would be submitted to a separate vote of THCR's unaffiliated stockholders, notwithstanding that such a vote was not required under the DGCL, the THCR Certificate of Incorporation, the THCR By-Laws or the rules of the NYSE.

     After the conclusion of the meeting of the Special Committee, counsel for the Special Committee telephoned Trump and his counsel to discuss the remaining issues other than price. At this time, counsel for the Special Committee proposed a one-way "collar" at a price of THCR Common Stock above approximately $36.00 per share and a requirement that the transaction be approved by a separate vote of THCR's unaffiliated stockholders. Trump indicated that he would agree to a "collar" at the $40.00 per share level and the voting issue as proposed, but requested that the percentage of limited partnership interests in THCR Holdings exchangeable into shares of THCR Common Stock be fixed at the June 21, 1996 THCR Common Stock closing price of $29.875 per share. After further negotiations, the parties agreed to consider a "collar" at the $38.00 per share level and fix the percentage of limited partnership interests in THCR Holdings issuable in the transaction based on a price of $30.00 per share of THCR Common Stock.

     The Special Committee, together with its financial and legal advisors, met by telephone on June 23, 1996. During this meeting, the Special Committee further discussed the remaining issues in the transaction and Salomon's fairness analysis, and Salomon indicated that, assuming conditions remained the same, it would be prepared to render on the next day a fairness opinion based on the consideration proposed at the conclusion of discussions with Trump on June 21, 1996. The Special Committee then authorized counsel to finalize a definitive agreement on these terms. On June 24, 1996, Salomon delivered to the Special Committee its fairness opinion in the form attached hereto as Annex

B and the Board of Directors and the Special Committee each approved the terms of the Agreement and the Acquisition. Counsel for the Special Committee and counsel for Trump finalized the Agreement, which was executed on June 24, 1996.


     On August 14, 1996, certain stockholders of THCR filed two derivative actions in the Court of Chancery in Delaware (Civil Action Nos. 15148 and 15160) against each of the members of the Board of Directors, THCR, THCR Holdings, Castle Associates and TC/GP. The plaintiffs claim that the directors of THCR breached their fiduciary duties in connection with the Acquisition and seek an injunction, damages and an accounting. THCR and the other defendants believe that these suits are without merit and intend to contest vigorously the allegations against them.


Reasons for the Acquisition

     The Board of Directors and the Special Committee considered the terms and conditions of the Acquisition and determined that the Acquisition is fair to, and in the best interest of, THCR. Accordingly, the Board of Directors and the Special Committee recommend that the stockholders of THCR approve the Acquisition. In making their respective determinations and recommendations concerning the Acquisition, which determinations and recommendations were the product of the business judgment of the respective members thereof, exercised in light of their fiduciary duties to THCR and the stockholders of THCR, the Board of Directors and the Special Committee reviewed and considered information and documentation relating to the Acquisition and considered a number of factors, including, but not limited to, the following:

          (a) The Acquisition would be strategically favorable to THCR because of THCR's and Castle Associates' business, operations, properties, assets, financial condition, operating results and future prospects, the current conditions in, and the future prospects of, the Atlantic City Market and the competitive positions of each of Trump Plaza, the Taj Mahal and Trump's Castle.

          (b) The Acquisition would strengthen THCR's position as a leader in the casino entertainment industry and enhance THCR's presence in the growing Atlantic City Market, making THCR the only casino operator in Atlantic City with facilities both on The Boardwalk and in the Marina.

          (c) The Acquisition would result in synergies and cost savings (estimated to be approximately $6 million to $10 million on an annual basis), which would have a favorable impact on long-term value for the stockholders of THCR.

          (d) The Acquisition would eliminate the perceived conflict of interest caused by the differing ownership of Trump's Castle and the THCR properties in Atlantic City.

          (e) The Acquisition would enhance THCR's ability to retain patrons that may be drawn from The Boardwalk to the Marina.

          (f) THCR would benefit from (i) the excellent condition of the current facilities at Trump's Castle, which have been designed to accommodate additional development with minimal disruption to existing operations, (ii) the proximity of Trump's Castle to the H-Tract and (iii) the Trump's Castle Expansion, which would, among other things, enable THCR to capitalize on the expected increase in gaming activity at the Marina.

          (g) The Agreement fixes the percentage of limited partnership interests in THCR Holdings issuable in the Acquisition based on a price of the THCR Common Stock of $30.00 per share; provided, however, that if the THCR Stock Market Value is higher than $38.00, each of the Trump Consideration and the TC/GP Consideration (and the number of shares of THCR Common Stock into which they are exchangeable) will be reduced appropriately as of the Closing Date so that no value will be received by Trump or TC/GP in respect of any appreciation of the THCR Common Stock above $38.00 per share.

          (h) The Agreement requires approval of the Acquisition by a majority of the unaffiliated stockholders of THCR through a separate class vote.

          (i) The rendering of the Salomon Fairness Opinion and the oral presentation of Salomon described below under "--Opinion of Financial Advisor."

     In view of the wide variety of factors considered, neither the Board of Directors nor the Special Committee found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making their determinations.

Opinion of Financial Advisor

     Salomon has delivered its written opinion to the Special Committee that, based upon and subject to various considerations set forth in such opinion, as of June 24, 1996, the Consideration (as specified in the opinion) to be paid by the THCR Entities in the Acquisition is fair, from a financial point of view, to THCR and THCR Holdings. No limitations were imposed by the Special Committee upon Salomon with respect to the investigations made or procedures followed by Salomon in rendering its opinion.

     The full text of the Salomon Fairness Opinion, which sets forth assumptions made, general procedures followed, matters considered and limits on the review undertaken by Salomon, is attached hereto as Annex B. The Salomon Fairness Opinion is directed only to the fairness, from a financial point of view, of the Consideration (as specified in such opinion) and does not address the underlying business decision of either of the THCR Entities to effect the Acquisition or constitute a recommendation to any stockholder of THCR as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Salomon set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion attached hereto as Annex B. STOCKHOLDERS OF THCR ARE URGED TO READ THE SALOMON FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with its written opinion, dated as of June 24, 1996, Salomon reviewed and analyzed, among other things: (a) a draft of the Agreement and assumed that the final form of such agreement would not vary in any regard that is material to Salomon's analysis; (b) certain publicly available business and financial information relating to THCR and Castle Associates; (c) certain other information, including financial projections, provided to or reviewed for Salomon by THCR and Castle Associates; (d) certain information concerning cost savings and combination benefits expected to result from the Acquisition that was provided by the management of THCR and Castle Associates; (e) certain publicly available and other information concerning the trading of, and the trading market for, the THCR Common Stock, the nature and terms of certain recent transactions which Salomon believed to be reasonably comparable to the Acquisition or otherwise relevant to its inquiry; and (f) certain publicly available information with respect to other companies that Salomon believed to be relevant or comparable in certain respects to Castle Associates and THCR, and the trading markets for such other companies' securities. Salomon also met with certain officers and employees of THCR and Castle Associates to discuss the foregoing, including the past and current business operations and financial condition and prospects of THCR and Castle Associates, respectively, and the cost savings and combination benefits expected to result from the Acquisition as well as other matters that Salomon believed relevant to its inquiry. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which Salomon deemed relevant to its inquiry. The Salomon Fairness Opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date thereof and the information made available to Salomon through the date thereof.

     In arriving at the Salomon Fairness Opinion, Salomon assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, reviewed by or for it, or discussed with it or publicly available and Salomon has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of the assets of THCR or Castle Associates. With respect to THCR's and Castle Associates' financial projections and the estimates of cost savings and combination benefits expected to result from the Acquisition, Salomon assumed that they have been reasonably determined on bases reflecting the best currently available estimates and judgments of THCR's or Castle Associates' management, as the case may be, as to the future financial performance of THCR or Castle Associates, as the case may be, and such expected cost savings and combination benefits, and Salomon expressed no opinion with respect to such forecasts or expected savings or benefits or the assumptions upon which they are based. Salomon did not address the underlying business decision of either of the THCR Entities to effect the Acquisition and is not making any recommendation to the holders of THCR Common Stock as to how such holders should vote with respect to the Acquisition at the Special Meeting. Salomon's opinion does not imply any conclusion as to the likely trading range for the THCR Common Stock following the consummation of the Acquisition, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon relied as to all legal matters on advice of counsel to THCR.

     In rendering Salomon's opinion, Salomon assumed that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Acquisition will be satisfied without waiver thereof. Salomon also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, as contemplated by the Agreement, no restrictions will be imposed or waivers made that would have any material adverse effect on the contemplated benefits to either of the THCR Entities of the Acquisition.

     In connection with rendering its written opinion to the Special Committee, Salomon performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Salomon or its presentation to the Special Committee. In addition, Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Salomon's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analysis or summary description. The projections provided by the management of each of THCR and Castle Associates underlying Salomon's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such projections. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. The range of valuation for any particular analysis should not be taken to be the view of Salomon of the actual value of Castle Associates or THCR. None of the analyses performed by Salomon was assigned a greater significance by Salomon than any other.

     The projections furnished to Salomon were provided to or reviewed for Salomon by the management of each of THCR and Castle Associates. THCR and Castle Associates do not publicly disclose internal management projections of the type provided to Salomon in connection with the review of the Acquisition. Such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of certain analyses performed by Salomon in connection with its opinion datedJune 24, 1996:


     Comparable Public Company Analysis. Salomon compared Castle Associates to 20 public gaming companies. In this regard, Salomon noted that although such companies were the best available publicly traded companies, none of the companies has the same management, makeup and size as Castle Associates. The publicly traded gaming companies selected by Salomon for purposes of this analysis were: Ameristar Casinos, Inc. ("Ameristar"); Aztar Corporation; Bally Entertainment Corporation ("Bally Entertainment"); Bally's Grand, Inc.; Boyd Gaming Corporation ("Boyd"); Circus Circus Enterprises, Inc. ("Circus Circus"); Griffin Gaming & Entertainment, Inc.; Harrah's Entertainment, Inc. ("Harrah's"); Harveys Casino Resorts; Hilton Hotels Corporation ("Hilton"); Hollywood Casino Corporation; MGM Grand, Inc. ("MGM"); Mirage Resorts, Inc. ("Mirage"); Players International, Inc.; Primadonna Resorts, Inc.; Rio Hotel & Casino, Inc.; Showboat, Inc.; Station Casinos, Inc.; Stratosphere Corporation and THCR (the "Comparable Companies"). Using publicly available information, Salomon calculated multiples of closing stock prices at June 19, 1996 to latest twelve months earnings and 1996 and 1997 estimated earnings and multiples of firm value to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA"). The median multiple of firm value to latest twelve months EBITDA for the overall gaming sector used by Salomon in its analysis was 9.9x for the latest twelve months ended March 31, 1996 and 7.6x estimated for 1996. The median multiple of firm value to latest twelve months EBITDA for gaming companies with substantial Atlantic City exposure used by Salomon in its analysis was 9.4x for the latest twelve months and 7.3x estimated for 1996. The median multiple of firm value to latest twelve months EBITDA ended March 31, 1996 for comparable single property and near single property gaming companies used by Salomon in its analysis was 9.7x for the latest twelve months ended March 31, 1996 and 8.7x estimated for 1996. Salomon derived median multiples from the foregoing analysis of the Comparable Companies and applied them to comparable financial data relating to Castle Associates. This analysis resulted in a firm value range of $419 million to $515 million for Castle Associates.


     Analysis of Selected Private Gaming Merger and Acquisition Transactions. Salomon reviewed the firm values in ten private acquisitions or business combination transactions in the gaming industry during the last two years. Among other factors, Salomon indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. These acquisitions and business combinations included the following: Hilton/Bally Entertainment (pending); Ameristar/Gem Gaming, Inc. (Reserve Hotel & Casino) (pending); Boyd/Par-A-Dice Gaming Corporation (pending); Hollywood Park, Inc./Boomtown, Inc. (pending); THCR/Taj Mahal Holding Corp. ("Taj Holding") (1996); William G. Bennett/Sahara Hotel & Casino (1995); MGM/Diamond Beach Hotel & Casino (1995); Circus Circus/The Hacienda Hotel and Casino (1995); Circus Circus/Goldstrike Resorts (1995); and ITT Corporation/Caesars World, Inc. (1995). Using publicly available information, Salomon calculated the following range of multiples of the firm value to latest twelve months EBITDA (5.2x to 12.9x). Based on this analysis and Salomon's selection of the most comparable transactions, Salomon derived a firm value range of $478 million to $552 million for Castle Associates.


     Discounted Cash Flow Analysis. Salomon performed a discounted cash flow analysis of Castle Associates assuming three scenarios: A (no Trump's Castle Expansion), B (Trump's Castle Expansion as proposed) and C (Trump's Castle Expansion delayed two years). Pursuant to such analysis, the value of Castle Associates was estimated as the sum of (i) the estimated present value of Castle Associates' projected free cash flow plus (ii) the estimated present value of the product of (x) 2001 EBITDA multiplied by (y) numbers representing various terminal or exit multiples for Castle Associates, based upon certain operating and financial assumptions, forecasts and other information provided to Salomon by the management of Castle Associates. Salomon estimated Castle Associates' future free cash flow using projections provided by the management of Castle Associates for 1996, 1997, 1998, 1999, 2000 and 2001, and certain variants thereof. For purposes of such analysis, Salomon utilized discount rates ranging from 11.0% to 13.0% and terminal values derived by applying terminal value multiples ranging from 6.5x to 8.5x to Castle Associates' 2001 projected EBITDA. Salomon noted that the selection of an appropriate discount rate is an inherently subjective process and reflects such factors as THCR's estimated cost of capital and cost of equity, the estimated amount of excess capital at Castle Associates, the uncertainty associated with achieving management projections and transaction risk generally. Based on the foregoing factors, Salomon determined that the appropriate range of discount rates was 11% to 13%. Under Scenario A, this analysis resulted in a range of values of $362 million to $414 million for Castle Associates. Salomon also examined Scenario B. This analysis resulted in a range of values of $501 million to $598 million for Castle Associates. Salomon also examined Scenario C, under which the Trump's Castle Expansion is delayed two years. This analysis resulted in a range of values of $462 million to $550 million for Castle Associates. Salomon noted that the discounted cash flow analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, free cash flows, terminal values and discount rates, which are inherently uncertain because they are predicated upon future events and circumstances.

     Valuation of Synergies. Salomon analyzed the expected cost savings from the combination of THCR and Castle Associates based on management's projections. These combination benefits include: purchase discounts, healthcare costs, mailing costs, legal costs, administrative costs (such as risk management, accounts payable and internal audit) and executive compensation. This analysis indicated a firm value range of $33 million to $43 million in combination benefits.

     THCR Valuation Analysis. Salomon examined the history of trading prices for THCR Common Stock from June 1995 until June 1996. Salomon observed that the price of THCR Common Stock had increased nearly 130% since its initial public offering in June 1995. Salomon compared the current trading multiples of THCR to the Comparable Companies and noted that THCR traded at a multiple of firm value to latest twelve months EBITDA of 9.7x and estimated 1996 EBITDA of 6.9x. Salomon compared these multiples to the corresponding median multiples for the Comparable Companies of 9.9x and 7.6x, respectively. Salomon also performed a discounted cash flow analysis of THCR. Pursuant to such analysis, the value of THCR was estimated as the sum of (i) the estimated present value of THCR's projected free cash flow plus (ii) the estimated present value of the product of
(x) 2001 EBITDA multiplied by (y) numbers representing various terminal or exit multiples for THCR, based upon certain operating and financial assumptions, forecasts and other information provided to Salomon by the management of THCR. Salomon estimated THCR's future free cash flow using projections provided by the management of THCR for 1996, 1997, 1998, 1999, 2000 and 2001. For purposes of such analysis, Salomon utilized discount rates ranging from 11.0% to 13.0% and terminal values derived by applying terminal value multiples ranging from 6.5x to 8.5x to THCR's 2001 projected EBITDA. This analysis resulted in a range of values of $2.0 billion to $2.3 billion for THCR which equates to an equity value per share of THCR Common Stock of $28 to $37.


     Pro Forma Combination Analysis. Salomon reviewed certain pro forma financial effects resulting from the Acquisition for the projected twelve-month periods for 1997, 1998, 1999, 2000 and 2001. This analysis was based upon certain assumptions, including that the projections provided to Salomon by THCR's and Castle Associates' management were accurate. Salomon estimated that, on a pro forma basis, the Acquisition would be dilutive to the earnings per share of THCR in 1997 and 1998, respectively. Salomon also estimated that, on a pro forma basis, the Acquisition would be accretive to the funds from operations per share of THCR in 1997 and 1998, respectively.

     Salomon is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities and valuations for corporate, estate and other purposes. THCR selected Salomon as its financial advisor because of its reputation and because of its substantial experience in transactions such as the Acquisition.


     In addition to the financial advisory services referred to above, Salomon has from time to time provided investment banking and related services to THCR for which Salomon has received customary fees. Salomon continues to maintain a relationship with THCR, Trump and other companies affiliated with Trump, and may in the future provide investment banking and other related services to THCR, Trump or other companies affiliated with Trump, for which Salomon expects to receive customary fees or compensation. In the ordinary course of its business, Salomon actively trades the debt and equity securities of THCR and the debt securities of Castle Associates for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities. It is expected that Salomon will become a secured creditor of Trump in connection with a loan proposed to be made to Trump by Salomon, for which Salomon will receive a customary fee and reimbursement of expenses.


     THCR and Salomon have entered into a letter agreement dated May 28, 1996 (the "Salomon Engagement Letter") relating to the services to be provided by Salomon in connection with the Acquisition. Pursuant to the Salomon Engagement Letter, THCR has agreed to pay Salomon the following fees: (a) $400,000, payable following THCR's execution of the Salomon Engagement Letter (which fee has been paid); (b) an additional fee of $1,800,000, payable when Salomon is prepared to render the Salomon Fairness Opinion (which fee has been paid); and (c) an additional fee of $400,000, payable on the earlier of (i) consummation of the Acquisition or (ii) December 1, 1996. The Special Committee was aware of this fee structure, which is standard and customary in the industry for transactions similar to the Acquisition, and took it into account in considering Salomon's opinion and in approving the Agreement and the transactions contemplated thereby. In the Salomon Engagement Letter, THCR also has agreed to reimburse Salomon for the reasonable fees and disbursements of Salomon's counsel and Salomon's reasonable travel and other out-of-pocket expenses. Pursuant to an additional letter agreement dated May 28, 1996, THCR also has agreed to indemnify Salomon against certain liabilities, including liabilities under the federal securities laws.

Interest of Certain Persons in the Acquisition


     In considering the recommendation of the Board of Directors with respect to the Acquisition, certain members thereof may be deemed to have certain interests in the Acquisition in addition to those of stockholders generally. Of the seven members of the Castle Board of Partner Representatives, two (Trump and Nicholas
L. Ribis) are also members of the Board of Directors and two (Nicholas L. Ribis and Robert M. Pickus) are also executive officers of THCR and, therefore, may be deemed to have a conflict with respect to the Acquisition, given that THCR is a party to the Agreement and THCR Holdings will acquire 100% of the equity of Castle Associates if the Acquisition is consummated. John P. Burke, the Treasurer of Castle Associates, is also Senior Vice President and Corporate Treasurer of THCR.


     In addition to Trump's positions as Chairman of the Board of Directors and Chairman of the Castle Board of Partner Representatives, Trump currently beneficially owns 100% of the equity of Castle Associates and approximately 25% of the equity of THCR Holdings. As a result of the Acquisition, Trump will receive limited partnership interests in THCR Holdings that will increase his beneficial equity interest therein to approximately 36.6%, together with approximately $884,500 in cash. See "The Agreement--The Acquisition."


     In December 1993, Castle Associates entered into a Services Agreement with TC/GP (the "Castle Services Agreement"). In general, the Castle Services Agreement obligates TC/GP to provide to Castle Associates, from time to time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other related services with respect to the business and operations of Castle Associates, in exchange for certain fees to be paid only in those years in which EBITDA (EBITDA, as used in the Castle Services Agreement, represents income from operations before depreciation, amortization, restructuring costs and the non-cash write-down of CRDA investments) exceeds prescribed amounts. During the year ended 1995 and the first quarter of 1996, Castle Associates recorded fees of $2,087,000 and $375,000, respectively, under the Castle Services Agreement. The Castle Services Agreement expires on December 31, 2005.

     Castle Associates has an employment agreement with Nicholas L. Ribis pursuant to which Mr. Ribis acts as Chief Executive Officer of Castle Associates. Mr. Ribis receives $499,125 per year from Castle Associates with respect to his services to Trump's Castle and devotes approximately one-quarter of his professional time to the affairs of Castle Associates.

Regulatory Matters


     Antitrust Regulations. The Acquisition is subject to the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Acquisition may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On July 23, 1996, THCR and Trump filed Notification and Report forms under the HSR Act with the FTC and the Antitrust Division. On August 6, 1996, the FTC and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Acquisition.


     Based on information available to them, THCR and Trump believe that the Acquisition can be effected in compliance with the federal antitrust laws. However, there can be no assurance that a challenge to the consummation of the Acquisition on antitrust grounds will not be made or that, if such a challenge were made, THCR and Trump would prevail or would not be required to accept certain adverse conditions in order to consummate the Acquisition.


     Gaming Regulations. The Acquisition and the transactions contemplated thereby are subject to review and approval by the New Jersey Casino Control Commission (the "CCC"). Management believes that THCR and its respective affiliates are, and will be upon consummation of the Acquisition, in material compliance with all applicable gaming laws, rules and regulations.


Certain Federal Income Tax Considerations

     As a result of the Acquisition, THCR Holdings will acquire an adjusted tax basis in the contributed interests in Castle Associates equal to Trump's and TC/GP's respective adjusted tax basis in such interests immediately prior to the Acquisition and THCR Holdings will acquire an adjusted tax basis in the assets of Castle Associates that is equal to such adjusted tax basis. All gain in respect of such contributed interests and assets as of the date of the Acquisition will be allocated to Trump and TC/GP, with tax depreciation, to the extent available and computed using new recovery periods, first being allocated to THCR based on the fair market value of such assets and the remainder to Trump and TC/GP. The Acquisition is not expected to have any other material income tax consequences to THCR or the holders of THCR Common Stock.

                                  THE AGREEMENT

     The following description of certain terms of the Agreement is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Stockholders of THCR are urged to read carefully the Agreement in its entirety.

The Acquisition


     The Agreement provides that the Castle Equity Consideration is $176.9 million, payable in limited partnership interests in THCR Holdings (exchangeable into shares of THCR Common Stock) and cash as set forth below. The Castle Equity Consideration represents: (A) $525.0 million (a value for the business and operations of Castle Associates agreed to by the parties as of the date of the Agreement for purposes of the specific transactions contemplated by the Agreement) minus (B) $314.0 million (the sum of all the aggregate principal amounts of (i) Castle Associates' capital lease obligations and indebtedness outstanding under the Castle Term Loan, (ii) Castle PIK Notes not held by THCR Holdings, (iii) Castle Senior Notes and (iv) Castle Mortgage Notes outstanding as of the date of the Agreement) minus (C) $40.8 million (the aggregate principal amount of all Castle PIK Notes held by THCR Holdings estimated to be outstanding as of the Closing Date less the aggregate discount at which Trump may repurchase the Castle PIK Notes held by THCR Holdings pursuant to agreements entered into prior to the date of the Agreement) plus (D) $6.7 million (the estimated amount of excess cash over the operating needs of Castle Associates as of the Closing Date). On the terms and subject to the conditions set forth in the Agreement, and in reliance upon the arties' representations set forth therein, the Acquisition will take place, and the Castle Equity Consideration will be payable, on the Closing Date as follows:

          (i) Trump will, on the Closing Date, contribute to THCR Holdings and THCR Holdings will accept as a contribution from Trump, the 61.5% interest in Castle Associates owned beneficially and of record by Trump, in consideration of which Trump will receive at the Closing the Trump Consideration, exchangeable into 3,626,450 shares of THCR Common Stock (valuing each such share at the THCR Stock Contribution Value);

          (ii) TC/GP will, on the Closing Date, contribute to THCR Holdings, and THCR Holdings will accept as a contribution from TC/GP, the 37.5% interest in Castle Associates owned beneficially and of record by TC/GP, in consideration of which TC/GP will receive at the Closing the TC/GP Consideration, exchangeable into 2,211,250 shares of THCR Common Stock (valuing each such share at the THCR Stock Contribution Value); and

          (iii) the THCR Entities, Trump and TCHI will, on the Closing Date, cause Merger Sub to be merged with and into TCHI in accordance with the New Jersey Business Corporation Act and the DGCL whereupon (x) the separate existence of Merger Sub will cease and TCHI will be the surviving corporation, (y) at the effective time of the TCHI Merger (A) each share of TCHI Common Stock outstanding immediately prior to the TCHI Merger will be converted into the right to receive the TCHI Consideration and (B) each share of common stock of Merger Sub will be converted into the right to receive one share of common stock of the surviving corporation of the TCHI Merger and (z) a provision will be made for the holders of the Castle Warrants to receive, in accordance with the terms of the Castle Warrant Agreement, for each former share of TCHI Common Stock for which each Castle Warrant was exercisable immediately prior to the effective time of the TCHI Merger, the Castle Warrant Consideration to be delivered to the Castle Warrant Agent on behalf of the holders of the Castle Warrants representing the consideration that such holders are entitled to receive as a result of the TCHI Merger.

The Agreement provides that if the THCR Stock Market Value is higher than $38.00, each of the Trump Consideration and TC/GP Consideration (and the number of shares of THCR Common Stock into which they are exchangeable) will be reduced appropriately as of the Closing Date so that no value will be received by Trump or TC/GP in respect of any appreciation of the THCR Common Stock above $38.00 per share. The Agreement defines "THCR Stock Market Value" as the average of the closing sale prices on the NYSE of a share of THCR Common Stock for the twenty day trading period ending three trading days immediately preceding the Closing Date.

     In connection with the Acquisition, the Castle Partnership Agreement will be amended to convert Castle Associates from a general partnership to a limited partnership. Upon consummation of the Acquisition, THCR Holdings will own a 99% limited partnership interest in Castle Associates and TCHI (as the surviving corporation of the TCHI Merger) will own a 1% general partnership interest in Castle Associates.

Closing

     Unless the Agreement is terminated and the transactions contemplated thereby are abandoned, the closing of the Acquisition (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in the Agreement.

Conditions to the Acquisition


     The respective obligations of the THCR Entities, Trump and the Castle Entities to consummate the transactions contemplated by the Agreement are subject to the fulfillment, at or prior to the Closing, of certain conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law, including that (i) the Acquisition will have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of (x) THCR Common Stock and THCR Class B Common Stock, voting as a single class, in accordance with the DGCL and the ertificate of ncorporation and
(y) THCR Common Stock (excluding shares held by officers and directors of THCR and their affiliates); (ii) the consent of certain of Trump's personal creditors necessary to consummate the Acquisition and the transactions contemplated thereby will have been obtained, and all liens in favor of any such creditors on the equity of Castle Associates will have been released; (iii) all filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from any governmental and regulatory authorities (including, without limitation, Gaming Authorities (as defined in the Agreement)) in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will have been made or obtained (as the case may be) without restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect; (iv) no court or governmental or regulatory authority of competent jurisdiction (including, without limitation, Gaming Authorities) will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by the Agreement; provided, however, that the parties invoking this condition will use their best efforts to have any such judgment, decree, injunction or order vacated; and (v) the waiting period applicable to the consummation of the Acquisition under the HSR Act will have expired or been terminated.


     The obligations of Trump and the Castle Entities to consummate the transactions contemplated by the Agreement are subject to the fulfillment, at or prior to the Closing, of certain conditions, any or all of which may be waived in whole or in part by Trump and the Castle Entities to the extent permitted by applicable law, including that (i) each of the THCR Entities will have performed in all material respects all of its respective obligations under the Agreement required to be performed by it at or prior to the Closing; (ii) each of the representations and warranties of the THCR Entities contained in the Agreement and in any certificate or other writing delivered by the THCR Entities pursuant thereto will be true in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent it relates to a particular date); and (iii) Trump will have received a certificate from THCR, in its own capacity and as the sole general partner of THCR Holdings, signed by an executive officer of THCR, to the effect set forth in clauses (i) and (ii) of this paragraph.

     The obligation of the THCR Entities to consummate the transactions contemplated by the Agreement is subject to the fulfillment, at or prior to the Closing, of certain conditions, any or all of which may be waived in whole or in part by the THCR Entities to the extent permitted by applicable law, including that (i) Castle Associates will have been converted into a limited partnership and the Castle Partnership Agreement will have been amended in form and substance satisfactory to the THCR Entities; (ii) TCHI will have complied with
Section 7.2 of the Castle Warrant Agreement and all other relevant provisions thereof and the Castle Warrants will have been canceled or appropriate provision will have been made therefor; (iii) the consent of certain creditors of Castle Associates and Castle Funding to modify certain terms of the agreements to which such creditors are parties (in form and substance satisfactory to the THCR Entities) will have been obtained; (iv) Trump and the Castle Entities will have performed, and will have caused Castle Associates and Castle Funding to perform, in all material respects all of their obligations under the Agreement required to be performed by them at or prior to the Closing; (v) each of the representations and warranties of Trump and the Castle Entities contained in the Agreement and in any certificate or other writing delivered by Trump and the Castle Entities pursuant thereto will be true in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent it relates to a particular date); and (vi) the THCR Entities will have received a certificate signed by Trump and the Castle Entities to the effect set forth in clauses (iv) and (v) of this paragraph.

     The THCR Entities anticipate that Castle Associates and Castle Funding will not solicit the consent of their creditors in connection with the Acquisition and that the TCHR Entities will waive this condition on or prior to the Closing Date.


Representations and Warranties

     The Agreement contains various representations and warranties of each of Trump and the Castle Entities and of the THCR Entities relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) due organization, corporate power, partnership power, standing and similar corporate and partnership matters; (ii) capitalization; (iii) subsidiaries; (iv) reports and other documents filed with the Securities and Exchange Commission (the "SEC") and the accuracy of the information contained therein, including financial statements;
(v) the absence of certain changes or events having a material adverse effect on the financial condition, business or results of operations of each party; (vi) authorization, execution, delivery, performance and enforceability of the Agreement and the transactions contemplated thereby; (vii) the absence of any conflict with their respective certificates of incorporation and by-laws or partnership agreements and compliance with applicable laws; (viii) the absence of any consent, waiver or authorization that would have a material adverse effect on the financial condition, business or results of operations of each party; (ix) the absence of any litigation having a material adverse effect on the financial condition, business or results of operations of each party; (x) payment of taxes and filing of tax returns; (xi) material contracts and leases;
(xii) compliance with all material laws and regulations and possession of all material licenses and permits; (xiii) the absence of undisclosed liabilities;
(xiv) the absence of any material untrue statements or omissions in this Proxy Statement; (xv) the inapplicability of Section 203 of the DGCL; (xvi) the absence of brokerage or finder's fees, except those payable by THCR to Salomon; and (xvii) the receipt of the Salomon Fairness Opinion.

Conduct Pending the Acquisition


     Pursuant to the terms of the Agreement, from and after the date thereof and until the Closing, Trump and the Castle Entities will, and will cause Castle Associates and Castle Funding to, conduct their business solely in the ordinary course consistent with past practice and Trump and the Castle Entities will, and will cause Castle Associates and Castle Funding not to, except with the prior written consent of the THCR Entities or as required or permitted pursuant to the terms thereof or as contemplated in their previous filings with the SEC or by the terms of the Agreement (i) make any material change in the conduct of their businesses and operations or enter into any transaction, other than in the ordinary course of business consistent with past practice; (ii) make any change in their certificates of incorporation or by-laws or partnership agreement, as the case may be, issue any additional shares of capital stock or equity securities, grant any option, warrant or right to acquire any capital stock or equity securities, issue any security convertible into or exchangeable for their capital stock, alter in any material respect the terms of any of their outstanding securities, or make any change in their outstanding shares of capital stock or in their capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; (iii) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, other than in the ordinary course of business consistent with past practice; (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of their assets or any part thereof, except in the ordinary course of business consistent with past practice; (v) subject any of their assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practice or by operation of law; (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of their capital stock or declare, set aside or pay any dividends or make any other distribution in respect of such shares or make any other distributions in respect of equity interests; (vii) increase the compensation payable or to become payable to their executive officers or employees, except for increases in the ordinary course of business in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement (other than in the ordinary course of business) with, any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust fund, policy or arrangement for the benefit of any director, executive officer or employee;
(viii) take any other action that would cause any of the representations and warranties made in the Agreement not to remain true and correct; or (ix) commit themselves to do any of the foregoing.

     In addition, from and after the date of the Agreement and until the Closing, the THCR Entities will, and will cause each of their subsidiaries to, conduct their business solely in the ordinary course consistent with past practice and, without the prior written consent of Trump and the Castle Entities, the THCR Entities will not, and will cause each of their subsidiaries not, except as required or permitted pursuant to the terms thereof or as contemplated in their previous filings with the SEC or by the terms of the Acquisition to: (i) make any material change in the conduct of their businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practice; (ii) make any change in their certificates of incorporation or by-laws or partnership agreements, as the case may be, or make any material change in their outstanding shares of capital stock or in their capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of their capital stock or declare, set aside or pay any dividends or make any other distribution in respect of such shares or make any other distributions in respect of equity interests; (iv) take any other action that would cause any of the representations and warranties made in the Agreement not to remain true and correct; or (v) commit themselves to do any of the foregoing.


Other Covenants


     Pursuant to the terms of the Agreement, THCR agreed (i) to prepare and file with the SEC this Proxy Statement, (ii) to take all necessary actions to convene the Special Meeting and (iii) to deliver to its stockholders this Proxy Statement. Trump agreed (i) to use reasonable best efforts to cause to be delivered to the THCR Entities "comfort letters" of Castle Associates' independent accountants, dated and delivered the date on which this Proxy Statement is mailed and on the Closing Date and (ii) to vote or cause to be voted at the Special Meeting all the THCR Class B Common Stock and any shares of THCR Common Stock that he beneficially owns for approval of the Acquisition. THCR and Trump also agreed (i) to amend the Amended and Restated Exchange and Registration Rights Agreement, dated as of April 17, 1996, by and among THCR, Trump and Trump Casinos (the "Exchange Rights Agreement"), to afford Trump the registration rights and exchange privileges contained in the Exchange Rights Agreement with respect to the limited partnership interest in THCR Holdings that Trump and TC/GP will receive pursuant to the Agreement and (ii) to amend the Second Amended and Restated Agreement of Limited Partnership of THCR Holdings or to waive any provisions thereof as will be necessary to effect the transactions contemplated by the Agreement.


     Each of the parties to the Agreement agreed (i) to give the other access to information and personnel and to keep, subject to certain exceptions, such information confidential; (ii) to notify the other upon the occurrence of certain specified events; (iii) to use their best efforts to file or cause to be filed as soon as practicable notifications under the HSR Act in connection with the Acquisition, and to respond as promptly as practicable to any inquiries received from the FTC and the Antitrust Division for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters; and (iv) to enter into a plan of merger in order to effect the TCHI Merger on the terms set forth in the Agreement.

     Subject to the terms and conditions of the Agreement, each of the parties thereto further agreed to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Acquisition, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable governmental agencies) and to lift any injunction or other legal bar to the transactions contemplated by the Agreement (and, in such case, to proceed with the transactions contemplated by the Agreement as expeditiously as possible).

No Solicitation

     The Agreement provides that neither Trump nor the Castle Entities will, directly or indirectly, take (nor will any of them authorize or permit Castle Associates or Castle Funding, or their officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action (i) to knowingly encourage, solicit or initiate the submission of any Acquisition Proposal (as defined in the Agreement), (ii) to enter into any agreement with respect to any Acquisition Proposal or (iii) to participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

     Notwithstanding the foregoing, the parties to the Agreement agreed that in the event Trump or TCHI receives an unsolicited Acquisition Proposal by any other person relating to a transaction involving the sale of TCHI Common Stock or any merger, consolidation or other business combination or acquisition of all or substantially all of the assets or securities of TCHI, Trump or TCHI, as the case may be, may review and act upon such unsolicited Acquisition Proposal solely as it relates to such transaction only in the event that Trump and/or TCHI, as the case may be, determines in good faith, after consultation with and based upon the advice of his and/or its financial and legal advisors, that failing to review and act upon such proposal would constitute a breach of fiduciary duty. Trump must promptly communicate to the THCR Entities any solicitation by or of TC/GP, TCHI, Castle Associates or Castle Funding and the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it.

Indemnification


     Trump and the Castle Entities agreed, and agreed to cause Castle Associates and Castle Funding to indemnify the THCR Entities and each of their officers, directors, partners, controlling persons, affiliates, agents and employees (other than Trump), and their respective heirs, successors and assigns (each a "THCR Indemnified Party"), against any losses, claims, damages, expenses (including the reasonable fees and expenses of their respective attorneys), liabilities, actions, proceedings, investigations (formal or informal), inquiries or threats thereof (collectively, the "Liabilities") to which a THCR Indemnified Party may become subject and arising in any matter out of or in connection with (i) any breach of any representation or warranty made by Trump or the Castle Entities in the Agreement and (ii) any breach of any covenant or agreement of Trump or the Castle Entities in the Agreement.


     The THCR Entities agreed to indemnify Trump and his heirs, successors and assigns (each a "Trump Indemnified Party" and, collectively with a THCR Indemnified Party, an "Indemnified Party") against any Liabilities to which a Trump Indemnified Party may become subject and arising in any matter out of or in connection with (i) any breach of any representation or warranty made by the THCR Entities in the Agreement and (ii) any breach of any covenant or agreement of the THCR Entities in the Agreement.

     The Agreement provides that each Indemnified Party will give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or any litigation resulting therefrom, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party will have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel will be at the expense of the Indemnifying Party); and provided further that the failure of any Indemnified Party to give notice as provided therein will not relieve the Indemnifying Party of its indemnification obligations, unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party (which consent will not unreasonably be withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect to such claim or litigation. Each Indemnified Party will furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as will be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

Termination

     The Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing (whether before or after approval of the Agreement by the stockholders of THCR): (i) by joint written consent of Trump, the Castle Entities and the THCR Entities; (ii) by Trump and the Castle Entities if the conditions of the obligation of Trump and the Castle Entities to consummate the Acquisition have not been satisfied or waived by Trump or the Castle Entities at such time as such condition is no longer capable of satisfaction; (iii) by Trump or

TCHI, as the case may be, to act upon an unsolicited Acquisition Proposal with respect to TCHI that Trump and/or TCHI, as the case may be, determines in good faith, after consultation with and based upon the advice of his and/or its financial and legal advisors, that failing to review and act upon such proposal would constitute a breach of fiduciary duty; (iv) by the THCR Entities if the conditions of the obligation of the THCR Entities to consummate the Acquisition have not been satisfied or waived by the THCR Entities at such time as such condition is no longer capable of satisfaction; or (v) by any party if the Acquisition has not been consummated on or before December 31, 1996; provided, however, that a party may not terminate the Agreement pursuant to clause (v) if the failure of such party to fulfill any of its obligations under the Agreement will have been the reason that the Acquisition will not have been consummated on or before said date.

     In the event of termination of the Agreement pursuant to the above paragraph, the Agreement will terminate forthwith and (except for the willful breach of the Agreement) there will be no liability on the part of any party; provided, however, that certain representations and warranties, covenants and other provisions will survive the termination of the Agreement.

Fees and Expenses

     The Agreement provides that, whether or not the Acquisition is consummated,
(i) any costs and expenses incurred by a party thereto in connection with the Acquisition and the transactions contemplated thereby will be borne in full by such party and (ii) Trump and the Castle Entities will cause each of Castle Associates and Castle Funding to pay for their own costs and expenses incurred in connection with the Acquisition and the transactions contemplated thereby.

Amendment; Waiver; Survival

     The Agreement provides that it may be amended by the parties thereto at any time prior to the Closing, provided that any such amendment made after the approval of the Acquisition by the stockholders of THCR will not, without further approval of such stockholders, (i) alter or change the amount, kind or manner of payment of the consideration to be received or (ii) change any other terms or conditions of the Agreement, if any of such changes, alone or in the aggregate, would materially and adversely affect the stockholders of THCR. Any amendment to the Agreement must be in writing and signed by all the parties thereto.

     The Agreement also provides that, at any time prior to the Closing, the parties thereto may, unless otherwise set forth in the Agreement, (i) extend the time for the performance of any agreement of the other party or parties thereto,
(ii) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto or (iii) waive compliance with any agreement or condition of the other party or parties thereto contained therein. Any agreement on the part of any party to any such extension or waiver will be effective only if set forth in a writing signed on behalf of such party and delivered to the other party or parties. No failure or delay by any party in exercising any right, power or privilege thereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other right, power or privilege.

     All the representations, warranties, agreements or covenants contained in the Agreement will survive the Closing Date for a period of two years.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                       TRUMP HOTELS & CASINO RESORTS, INC.
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The Unaudited Pro Forma Consolidated Balance Sheet as of , 1996 and the Unaudited Pro Forma Consolidated Statements of Operations of THCR for the year ended December 31, 1995 and for the months ended , 1996 (the "Unaudited Pro Forma Financial Statements") are set forth below.

     The Unaudited Pro Forma Consolidated Balance Sheet has been prepared assuming the Acquisition had occurred on , 1996. The Unaudited Pro Forma Consolidated Statements of Operations have been prepared assuming that the Taj Merger Transaction and the Acquisition had occurred on January 1, 1995.

     The Unaudited Pro Forma Financial Statements are presented for informational purposes only and do not purport to present what the Balance Sheet would have been had the Acquisition, in fact, occurred on , 1996 or what the results of operations for the year ended December 31, 1995 or for the months ended , 1996 would have been had the Taj Merger Transaction and the Acquisition, in fact, occurred on January 1, 1995 or to project the results of operations for any future period.

     The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the Acquisition and the Unaudited Pro Forma Statements of Operations give effect to the Taj Merger Transaction and the Acquisition as follows:

     I. The Taj Merger Transaction, which was completed on April 17, 1996, include , (a) the consolidation of Taj Associates, which is an indirect subsidiary of THCR after the Taj Merger Transaction, (b) the redemption of the 11.35% Mortgage Bonds, Series A due 1999 of Trump Taj Mahal Funding, Inc. and the Class B Common Stock, par value $.01 per share, of Taj Holding and the retirement of the 107 @ 8% Mortgage Notes due 2001 of Plaza Funding (the "Plaza Notes "), (c) the offering of $1.2 billion aggregate principal amount of 111 @ 4% irst ortgage otes due 2006 of Trump AC and Trump Atlantic City Funding, Inc., a wholly owned subsidiary of Trump AC, (d) the offering of 13,250,000 shares of THCR Common Stock, (e) purchase accounting adjustments required by the merger of a wholly owned subsidiary of THCR Holdings with and into Taj Holding, (f) the termination of the services agreement between Taj Associates and Trump, dated as of April 1, 1991 (the "Taj Services Agreement "), (g) the cancellation of payments to Trump Taj Mahal Realty Corp. and First Union National Bank in connection with the acquisition of certain real property used in the operation of (the "Specified Parcels ") and (h) the payment to Bankers Trust Company ( "Bankers Trust ") to obtain releases of liens that Bankers Trust ha with respect to certain equity interests in Taj Associates and related guarantees (collectively, the "Taj Merger Transaction "). In addition, the Unaudited Pro Forma Consolidated Statements of Operations give effect also to the June 1995 Offerings for the full period presented.

     II. The Acquisition, which includes (a) the consolidation of Castle Associates, an indirect subsidiary of THCR after the Acquisition, (b) the contribution by Trump of his 61.5% equity interest in Castle Associates in consideration for the Trump Consideration, (c) the contribution by TC/GP of its 37.5% equity interest in Castle Associates in consideration for the TC/GP Consideration, (d) the TCHI Merger in which each share of TCHI Common Stock outstanding immediately prior to the TCHI Merger will be converted into the right to receive the TCHI Consideration and (e) payment of the Castle Warrant Consideration to the holders of the Castle Warrants.

     The Acquisition will be accounted for as a "purchase" for accounting and reporting purposes.


     The Unaudited Pro Forma Financial Statements should be read in conjunction with the Selected Historical Consolidated Financial Information of THCR and of Castle Associates and related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Castle Associates", the financial statements of Castle Associates and related notes thereto included elsewhere in this Proxy Statement and THCR's Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and related notes thereto which are incorporated herein by reference.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                       Trump Hotels & Casino Resorts, Inc.
                      Pro Forma Consolidated Balance Sheet
                                  June 30, 1996
                             (dollars in thousands)


                                                                                                       Pro Forma
                                                                                                      Adjustments
                                                                                       Trump's           for             THCR
  Current Assets:                                                        THCR          Castle         Acquisition      Pro Forma
                                                                         ----          ------         -----------      ---------
                                                                     (Historical)    (Historical)
 Cash and cash equivalents .......................................     $181,750       $17,767          $(1,769)(a)     $197,748
 Restricted cash .................................................       25,000        25,000
 Accounts receivable, net ........................................       55,091         8,535                            63,626
 Inventories .....................................................       10,341         1,459                            11,799
 Prepaid expenses and other current assets .......................       18,688         2,424           (1,900)(b)       19,212
 Due from affiliates, net ........................................          616           197                               813
                                                                     ----------      --------                        ----------
   Total current assets ..........................................      291,456        30,381                           318,198
 Property and equipment, net .....................................    1,463,264       319,280          183,014 (a)    1,965,558
 Investment in Castle PIK Notes ..................................       41,943                        (41,943)(b)            0
 Investment in Buffington Harbor .................................       40,771        40,771
 Land rights .....................................................       29,135        29,135
 Deferred loan costs .............................................       52,319        52,319
 Other assets ....................................................       25,043         9,509                            34,552
                                                                     ----------      --------                        ----------
  Total  Assets ..................................................    1,943,961       359,170                         2,440,533
                                                                     ==========      ========                        ==========
Current Liabilities:
 Current maturities of long-term debt ............................        9,914         3,271                            13,185
 Accounts payable and accrued expenses ...........................       89,021        32,180                           121,201
 Accrued interest payable ........................................       28,751         4,413                            33,164
                                                                     ----------      --------                        ----------
  Total current liabilities ......................................      127,686        39,864                           167,550
 Other long-term liabilities .....................................        5,640         3,728           (3,013)(b)        6,355
 Long-term debt, net of discount and current maturities ..........    1,391,531       328,697          (58,516)(b)    1,661,712
 Deferred state income taxes .....................................        4,167         4,167
                                                                     ----------      --------                        ----------
  Total Liabilities ..............................................    1,529,024       372,289                         1,839,784
                                                                     ----------      --------                        ----------
 Minority interest ...............................................       15,672                        168,126 (a)      183,798
                                                                     ----------      --------                        ----------
Capital:
  Common stock ...................................................          241           241
  Additional paid in capital .....................................      455,218        73,395          (73,395)(c)      472,904
                                                                                                        17,686 (b)
  Accumulated (deficit) ..........................................      (56,194)      (86,514)          13,119 (a)      (56,194)
                                                                     ----------      --------                        ----------
                                                                                                        73,395 (c)
 Total capital ...................................................      399,265       (13,119)                          416,951
                                                                     ----------      --------                        ----------
  Total Liabilities and Capital ..................................   $1,943,961      $359,170                        $2,440,533
                                                                     ==========      ========                        ==========

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       Trump Hotels & Casino Resorts, Inc.
                      For The Year Ended December 31, 1995
              (dollars in thousands, except per share information)



                                     Trump AC
                                    and Plaza
                           THCR     Associates
                       ------------ -----------
                                     Pro Forma                                         Pro Forma
                         June 12,    January 1,  Adjustments                          Adjustments
                           1995-       1995-       for the         THCR                 For Taj
                       December 31,   June 12,    June 1995     Pro Forma     Taj        Merger
                           1995        1995       Offerings      Combined  Associates Transaction
                       ------------ -----------  -----------    ---------  ---------- -----------
                       (Historical) (Historical)
Revenues:
 Gaming ...............  $175,208    $122,865                    $298,073  $501,378
 Rooms ................    12,310       7,676                      19,986    43,309
 Food and Beverage ....    26,065      18,537                      44,602    57,195
 Other ................     6,284       3,310                       9,594    15,864
                         --------    --------                    --------  --------
  Gross Revenues ......   219,867     152,388                     372,255   617,746
 Less--Promotional
  allowances ..........    24,394      14,540                      38,934    63,998
                         --------    --------                    --------  --------
 Net Revenues .........   195,473     137,848                     333,321   553,748
                         --------    --------                    --------  --------
Cost and Expenses:
 Gaming ...............    95,533      69,467                     165,000   283,786
 Rooms ................     1,305         958                       2,263    15,230
 Food and Beverage ....    11,178       7,128                      18,306    24,612
General and
  administrative ......    42,826      30,081                      72,907    96,843    (2,725)(g)
                                                                                        2,738 (h)
                                                                                       (1,743)(i)
                                                                                       (7,944)(j)
 Depreciation and
  amortization ........     9,219       6,999                      16,218    43,387       420 (g)
                                                                                        5,414 (k)
 Other ................     1,966       1,397                       3,363
                         --------    --------                    --------  --------
                          162,027     116,030                     278,057   463,858
                         --------    --------                    --------  --------
 Income from
  operations ..........    33,446      21,818                      55,264    89,890
 Interest income ......     3,741         403        134 (d)        4,278     3,922
 Interest expense .....   (35,014)    (22,516)   (11,239)(e)      (63,711)  (120,435)    (709)(l)
                                                   5,058 (f)                           16,706 (m)
 Other non-operating ..    (4,094)     (1,649)                     (5,743)              3,120 (n)
                         --------    --------                     -------  --------
Loss before
 income taxes
 and minority
 interest .............    (1,921)     (1,944)                     (9,912)  (26,623)
Benefit for state
 income taxes .........                  (161)                       (161)                161 (o)
Loss before minority
 interest, ............      (921)     (1,783)                     (9,751)  (26,623)
Minority interest .....       --          --                          --        --
                         --------    --------                     -------  --------
Net loss ..............   ($1,921)    ($1,783)                    ($9,751) ($26,623)
                         ========    ========                     =======  ========
Net loss per share ....
Weighted Average
 Shares
 Outstanding (r) ......


                                               Pro Forma
                         Taj Merger           Adjustments
                        Transaction  Trump's     for          THCR
                        Pro Forma     Castle  Acquisition   Pro Forma
                        -----------  -------  -----------   ---------
                        (Historical)
Revenues:
 Gaming ...............  $799,451    $280,124               $1,079,575
 Rooms ................    63,295      20,052                   83,347
 Food and Beverage ....   101,797      30,804                  132,601
 Other ................    25,458       9,130                   34,588
                         --------    --------                 --------
  Gross Revenues ......   990,001     340,110                1,330,111
 Less--Promotional
  allowances ..........   102,932      34,547                  137,479
                         --------    --------                 --------
 Net Revenues .........   887,069     305,563                1,192,632
                         --------    --------                 --------
Cost and Expenses:
 Gaming ...............   448,786     165,679                  614,465
 Rooms ................    17,493       2,534                   20,027
 Food and Beverage ....    42,918      13,516                   56,434
General and
  administrative ......   160,076      61,431    (3,500)(j)    218,007



 Depreciation and
  amortization ........    65,439      14,639     4,904 (p)     84,982

 Other ................     3,363      13,403                   16,766
                         --------    --------                 --------
                          738,075     271,202                1,010,681
                         --------    --------                 --------
 Income from
  operations ..........   148,994      34,361                  181,951
 Interest income ......     8,200         504                    8,704
 Interest expense .....  (168,149)    (46,017)   7,217 (l)    (206,949)

 Other non-operating ..    (2,623)                              (2,623)
                         --------    --------                 --------
Loss before
 income taxes
 and minority
 interest .............   (13,578)    (11,152)                 (18,917)
Benefit for state
 income taxes .........       --          --                       --
Loss before minority
 interest, ............   (13,578)    (11,152)                 (18,917)
Minority interest .....       --          --     6,327 (q)       6,327
                         --------    --------                 --------
Net loss ..............  ($13,578)   ($11,152)                ($12,590)
                         ========    ========               ==========
Net loss per share ....                                         ($0.52)
                                                            ==========
Weighted Average
 Shares
 Outstanding (r) ......                                     24,206,756
                                                            ==========

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                       Trump Hotels & Casino Resorts, Inc.
                     For The Six Months Ended June 30, 1996
              (dollars in thousands, except per share information)


                                                             Pro Forma
                                                            Adjustments   Taj Merger                  Pro Forma       THCR
                                                  Taj     for Taj Merger Transaction     Trump's     Adjustments       Pro
                                    THCR       Associates   Transaction   Pro Forma      Castle    for Acquisition    Forma
                                  --------      --------     --------      --------     --------      ---------     --------
                                (Historical)  (Historical)                            (Historical)
Revenues:
 Gaming ........................  $288,361      $132,870                   $421,231     $127,173                    $548,404
 Rooms .........................    24,154        11,301                     35,455        9,005                      44,460
 Food and Beverage .............    38,523        15,359                     53,882       15,590                      69,472
 Other .........................     8,353         4,206                     12,559        3,917                      16,476
                                  --------      --------                   --------     --------                  ----------
  Gross Revenues ...............   359,391       163,736                    523,127      155,685                     678,812
  Less--Promotional allowances      38,385        17,770                     56,155       18,943                      75,098
                                  --------      --------                   --------     --------                  ----------
 Net Revenues ..................   321,006       145,966                    466,972      136,742                     603,714
                                  --------      --------                   --------     --------                  ----------

Cost and Expenses:
 Gaming ........................   169,611        86,331                    255,942       80,198                     336,140
 Rooms .........................     4,895         4,388                      9,283          755                      10,038
 Food and beverage .............    16,124         6,537                     22,661        5,566                      28,227
 General and administrative ....    65,652        27,761       (908)(g)      88,026       38,140       (1,750)(j)    124,416
                                                               (507)(i)
                                                             (3,972)(j)
 Depreciation and amortization      21,622        13,647        210 (g)      38,186        7,677        2,452 (k)     48,315
                                                              2,707 (h)
 Pre-opening expenses ..........     9,966                                    9,966          --                        9,966
 Other .........................     1,861                                    1,861            0                       1,861
                                  --------      --------                   --------     --------                  ----------
                                   289,731       138,664                    425,925      132,336                     558,963
                                  --------      --------                   --------     --------                  ----------
 Income from operations ........    31,275         7,302                     41,047        4,406                      44,751
 Interest income ...............     3,721         1,092                      4,813          258         (891)(k)      4,180
 Interest expense ..............   (54,147)      (36,591)     5,497 (m)     (85,241)     (23,596)       3,862 (k)   (104,975)
 Other non-operating ...........     9,182                      520 (n)       9,702          --                        9,702
                                  --------      --------                   --------     --------                  ----------
Loss before extraordinary loss
 and minority interest .........    (9,969)      (28,197)                   (29,679)     (18,932)                    (46,342)
Extraordinary loss .............   (59,132)                                 (59,132)                                 (59,132)
Minority interest ..............    14,828             0                     14,828            0       23,690 (q)     38,518
                                  --------      --------                   --------     --------                  ----------
Net loss ....................... ($ 54,273)    ($ 28,197)                 ($ 73,983)   ($ 18,932)                  ($ 66,956)
                                  ========      ========                   ========     ========                  ==========
Net loss per share .............                                                                                      ($2.77)
                                                                                                                  ==========
Weighted Average Shares
 Outstanding (r) ...............                                                                                  24,206,756
                                                                                                                  ==========

               Notes to Unaudited Pro Forma Financial Information

              (dollars in thousands, except per share information)


(a) To record the contribution by Trump of his equity interests in Castle Associates for $168,126, which represents the issuance of a 15.33863% limited partnership interest in THCR Holdings to Trump (directly and indirectly), exchangeable into 5,837,700 shares of THCR Common Stock (valuing each share at $28.80 based on the price of the THCR Common Stock several days before and after the date of the Agreement), the payment of $1,769 ($.8845 for each share of TCHI Common Stock and for each outstanding Castle Warrant) and the historical negative book value of Castle Associates of $13,119. The total purchase price has been allocated to property and equipment.

(b) To eliminate $59,300 ($58,516 net of discount) of the Castle PIK Notes purchased by THCR for $38,660 which represents approximately 89.6% of the outstanding Castle PIK Notes, plus accrued interest resulting in an extraordinary gain of $17,686 and elimination of related interest expense and interest income.

(c) To reclassify the remaining accumulated deficit of Castle Associates to contributed capital as the carryforward accumulated deficit should be that of THCR in accordance with purchase accounting.

(d) To record interest income on a $3,000 note receivable from Trump at prime plus 1%. On March 27, 1996, this note was cancelled in accordance with its terms based on a prior THCR Common Stock trading range.

(e) To record interest expense (including amortization of deferred financing costs) relating to the THCR Senior Notes issued in June 1995.

(f) To eliminate interest expense (including amortization of deferred financing costs) on the Plaza PIK Notes which were redeemed with the proceeds from the June 1995 Offerings.

(g) To eliminate the lease payments on the Specified Parcels which were acquired in the Taj Merger Transaction and to record the additional depreciation associated with the purchase.

(h) To record $2,083 of additional general and administrative expenses relating to corporate overhead of THCR Holdings and THCR prior to formation, and $655 of operating expenses incurred at Trump Indiana prior to opening.

(i) To record the elimination of the fee resulting from the termination of the Taj Services Agreement.

(j) To reflect the estimated reduction of identifiable costs resulting from the consolidation of departments and the reduction of personnel. Management believes that within two years annual cost savings from the Taj Merger Transaction and the Acquisition would total $18,000 to $20,000 and $6,000 to $10,000, respectively.

(k) To record the additional depreciation expense resulting from the allocation of the purchase price of the Taj Merger Transaction ($189,114) to property and equipment. Amounts allocated to land ($9,456) and building ($179,658) on a pro rata basis and are being depreciated over the remaining life of the building (35 years).

(l) To record interest expense on amounts obtained under the equipment and vessel financing line. To date, THCR has obtained a commitment for $17,000, has signed a letter of intent for an equipment lease for $14,200 and has obtained advances of $9,750 at a rate of 10.5%. Although THCR expects to borrow an additional $15,000, no assurances can be given that such financing will be available.

(m) To record adjustments to historical interest expense to give effect to the Taj Merger Transaction.

(n) To give effect to the termination of Trump Plaza East's lease and the $3,120 of associated annual expense.

(o)  To eliminate income tax benefits.

(p) To record the additional depreciation expense resulting from the allocation of the purchase price of the Acquisition ($183,014) to property and equipment (see (a) above). Amounts are being allocated to land ($35,871) and building ($147,143) on a pro rata basis and are being depreciated over the remaining life of the building (30 years).

(q) To reflect minority interest as pro forma adjustments result in a loss at THCR Holdings and there is a minority interest basis on THCR's pro forma balance sheet.

(r) Weighted Average Shares Outstanding includes the number of shares outstanding on June 30, 1996 and shares awarded to the Chief Executive Officer of THCR pursuant to the 1995 Stock Plan. The shares of THCR Class B Common Stock beneficially owned by Trump have no economic interest and, therefore, are not considered.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THCR


     The following table sets forth certain historical consolidated financial information of Plaza Associates and Trump AC (predecessors of THCR) for each of the four years ended December 31, 1991 through 1994 and for the period January 1, 1995 through June 12, 1995 and certain historical consolidated financial information of THCR for the period from inception (June 12, 1995) to December 31, 1995 (see Note 1 below). The historical financial information of Trump AC and Plaza Associates as of and for each of the four years ended December 31, 1994 and as of June 12, 1995 and for the period January 1, 1995 through June 12, 1995 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates. The historical financial information of THCR as of December 31, 1995 and for the period from inception (June 12, 1995) through December 31, 1995 as set forth below has been derived from the audited consolidated financial statements of THCR. The historical financial information of THCR as of June 30, 1996 and for the six months ended June 30, 1996 as set forth below has been derived from the unaudited consolidated financial statements of THCR. In the opinion of THCR, such unaudited financial statements reflect all adjustments (consisting only of normal recurring accruals) which THCR considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year. All financial information should be read in conjunction with "Unaudited Pro Forma Financial Information" contained in this Proxy Statement and THCR's Management's Discussion and Analysis of Financial Condition and Results of Operations and financial statements and related notes thereto which are incorporated herein by reference.




                                                 Trump AC and Plaza Associates                                 THCR
                                     -------------------------------------------------------   -----------------------------------
                                                                                   From          From Inception
                                              Year Ended December 31,         January 1,1995   (June 12, 1995) to    Six  Months
                                     -----------------------------------------    through       December 31, 1995       Ended
                                       1991       1992       1993       1994   June 12, 1995        (Note 1)        June 30, 1996
                                     ---------  ---------  ---------  ---------  ---------          ---------       -----------
                                    (dollars in thousands, except per share information)              (dollars in thousands,
                                                                                                            except per
                                                                                                        share information)
                                                                                                            (unaudited)
  Statement of Operations Data:
   Revenues:
    Gaming ......................... $ 233,265  $ 265,448  $ 264,081  $ 261,451  $ 122,865          $ 175,208       $   288,361
    Other ..........................    66,411     73,270     69,203     66,869     29,523             44,659            71,030
    Trump World's Fair .............    11,547      9,465       --         --         --                 --                --
                                     ---------  ---------  ---------  ---------  ---------          ---------       -----------
     Gross revenues ................   311,223    348,183    333,284    328,320    152,388            219,867           359,391
    Promotional allowances .........    31,539     34,865     32,793     33,257     14,540             24,394            38,385
                                     ---------  ---------  ---------  ---------  ---------          ---------       -----------
     Net revenues ..................   279,684    313,318    300,491    295,063    137,848            195,473           321,006
                                     ---------  ---------  ---------  ---------  ---------          ---------       -----------
   Costs and Expenses:
    Gaming .........................   133,547    146,328    136,895    139,540     69,467             95,533           169,611
    Other ..........................    23,404     23,670     24,778     23,380      9,483             14,449            22,880
    General and administrative .....    69,631     75,459     71,624     73,075     30,081             42,826            65,652
    Depreciation and amortization ..    16,193     15,842     17,554     15,653      6,999              9,219            21,622
    Restructuring charges ..........       943      5,177       --         --         --                 --                --
    Pre-opening expenses ...........      --         --         --         --         --                 --               9,966
    Trump World's Fair .............    19,879     11,839       --         --         --                 --                --
                                     ---------  ---------  ---------  ---------  ---------          ---------       -----------
      Total costs and expenses .....   263,597    278,315    250,851    251,648    116,030            162,027           289,731
                                     ---------  ---------  ---------  ---------  ---------          ---------       -----------
   Income from operations ..........    16,087     35,003     49,640     43,415     21,818             33,446            31,275
   Interest expense, net ...........    33,363     31,356     39,889     48,219     22,113             31,273            50,426
   Other non-operating expense
    (income)(a) ....................    14,818      1,462      3,873      4,931      1,649              4,094            (9,182)
   Extraordinary gain (loss) (b) ...      --      (38,205)     4,120       --       (9,250)              --             (59,132)
   Minority interest ...............      --         --         --         --         --                 --              14,828
   Provision (benefit) for
    income taxes ...................    (2,864)      (233)       660       (865)      (161)              --                --
                                     ---------  ---------  ---------  ---------  ---------          ---------       -----------
   Net income (loss) ............... ($ 29,230) ($ 35,787) $   9,338  ($  8,870) ($ 11,033)         ($  1,921)      ($   54,273)
                                     =========  =========  =========  =========  =========          =========       ===========
   Net (loss) per common share(c) ..                                                                ($   0.19)      ($     3.42)
                                                                                                    =========       ===========
  Balance Sheet Data (at end
   of period):
   Cash and cash equivalents ....... $  10,474  $  18,802  $  14,393  $  11,144  $  28,125          $  19,208       $   181,750
   Property and equipment-net ......   306,834    300,266    293,141    298,354    301,316            408,231         1,463,264
   Total assets ....................   378,398    370,349    374,498    375,643    394,085            584,545         1,943,961
   Total long-term debt, net of
     current maturities(d) .........    33,326    249,723    395,948    403,214    331,142            494,471         1,391,531
   Total capital (deficit) .........    54,043     11,362    (54,710)   (63,580)   (74,613)            50,591           399,265

- ----------

Note 1: THCR was incorporated on March 28, 1995 and conducted no operations until the June 1995 Stock Offering. The financial data as of December 31, 1995 and for the period ended December 31, 1995 reflect the operations of THCR from inception (June 12, 1995) to December 31, 1995.


(a) Other non-operating expense for the year ended December 31, 1991 includes a $10.9 million charge associated with the rejection of the lease associated with the former Trump Regency Hotel and $4.0 million of costs associated with certain litigation. Other non-operating expense for 1992 includes $1.5 million of costs associated with certain litigation. Other non-operating expense for the years ended December 31, 1993 and 1994, for the period January 1, 1995 through June 12, 1995 and for the period June 12, 1995 through December 31, 1995 includes $3.9, $4.9, $1.6 and $2.1 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East. Other non-operating income for the six months ended June 30, 1996 includes a $10.0 million license fee relating to the exclusive license granted to Atlantic Thermal.

(b) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating Plaza Funding's Preferred Stock issued at fair value as compared to the carrying value of these securities and the write off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4.1 million has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9.3 million for the period from January 1, 1995 through June 12, 1995 relates to the redemption of the Plaza PIK Notes and the Plaza PIK Note Warrrants and the write off of related unamortized deferred financing costs. The extraordinary loss of $59.1 million for the six months ended June 30, 1996 relates to the redemption of the Plaza Notes and the write-off of related unamortized deferred financing costs.


(c) Earnings per share is based upon weighted average shares outstanding, shares and phantom stock units awarded to the Chief Executive Officer of THCR under the 1995 Stock Plan and common stock equivalent. The shares of THCR Class B Common Stock owned by Trump have no economic interest and, therefore, are not considered.

(d) Reflects reclassification in 1991 of indebtedness relating to outstanding mortgage bonds as a current liability due to then-existing events of default.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CASTLE ASSOCIATES


     The following table sets forth certain historical consolidated financial information of Castle Associates for each of the five years ended December 31, 1991 through 1995 and for the periods ended June 30, 1995 and 1996. The historical financial information of Castle Associates as of and for each of the five years ended December 31, 1991 through 1995 as set forth below has been derived from the audited consolidated financial statements of Castle Associates. The historical financial information of Castle Associates as of June 30, 1995 and 1996, and for the six months ended June 30, 1995 and 1996 as set forth below has been derived from the unaudited consolidated financial statements of Castle Associates. In the opinion of Castle Associates, such unaudited financial statements reflect all adjustments (consisting only of normal recurring accruals) which Castle Associates considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Castle Associates", "Unaudited Pro Forma Financial Information", the consolidated financial statements of Castle Associates and related notes thereto and the consolidated condensed financial statements of Castle Associates and related notes thereto included elsewhere in this Proxy Statement.



                                                                                                                Six Months Ended
                                                                 Year Ended December 31,                             June 30,
                                              -----------------------------------------------------------    ----------------------
                                                 1991        1992        1993        1994         1995         1995         1996
                                              ---------    --------   ---------    ---------    ---------    ---------    ---------
                                                                   (in thousands)                                (in thousands)
                                                                                                                   (unaudited)
Statement of Operations Data:
Revenues:
 Gaming ...................................   $ 194,760    $242,008   $ 246,370    $ 258,455    $ 280,124    $ 124,511    $ 127,173
 Other ....................................      53,208      57,298      58,456       56,930       59,986       26,008       28,512
                                              ---------    --------   ---------    ---------    ---------    ---------    ---------
 Gross revenues ...........................     247,968     299,306     304,826      315,385      340,110      150,519      155,685
 Promotional allowances ...................      27,882      30,656      31,599       31,572       34,547       14,363       18,943
                                              ---------    --------   ---------    ---------    ---------    ---------    ---------
 Net revenues .............................     220,086     268,650     273,227      283,813      305,563      136,156      136,742
Costs and Expenses:
 Gaming ...................................     117,714     147,011     145,717      151,036      165,679       73,677       80,198
 Other ....................................      29,251      31,105      28,661       27,542       29,453        7,300        6,321
 General and
  administrative ..........................      49,568      56,722      54,558       61,974       61,431       35,536       38,140
 Depreciation and
  amortization ............................      21,414      19,802      16,425       14,437       14,639        7,113        7,677
 Reorganization costs .....................       4,499       5,983        --           --           --           --           --
                                              ---------    --------   ---------    ---------    ---------    ---------    ---------
 Income from operations ...................      (2,360)      8,027      27,866       28,824       34,361       12,530        4,406
 Interest expense, net ....................      47,839      44,861      56,251       43,537       45,513       22,365       23,338
 Extraordinary gain .......................        --       128,187        --           --           --           --           --
 Net income (loss) ........................   ($ 50,199)   $ 91,353   ($ 28,385)   ($ 14,713)   ($ 11,152)   ($  9,835)   ($ 18,932)
                                              =========    ========   =========    =========    =========    =========    =========
Balance Sheet Data
 (at end of period):
Cash and cash equivalents .................   $  14,972    $ 23,610   $  20,439    $  19,122    $  21,038    $  15,624    $  17,767
Property and equipment -- net .............     351,177     340,383     334,354      328,174      322,115      326,276      319,280
Total assets ..............................     391,303     379,641     375,935      368,797      370,581      365,820      359,170
Total long-term debt, net
 of current maturities ....................        --       279,445     309,794      317,748      326,554      318,659      328,697
Total capital (deficit) ...................     (63,406)     60,799      31,678       16,965        5,813        7,130      (13,119)

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS OF CASTLE ASSOCIATES

     The financial information presented below reflects the financial condition and results of operations of Castle Associates. Castle Funding is a wholly-owned subsidiary of Castle Associates and conducts no business other than collecting amounts due under certain intercompany notes from Castle Associates for the purpose of paying the principal of, premium, if any, and interest on its indebtedness, which Castle Funding issued as a nominee for Castle Associates.

Results of Operations for the Six Months Ended June 30, 1996 and 1995


     Castle Associates' net revenues (gross revenues less promotional allowances) for the six months ended June 30, 1996 and 1995, were approximately $136.7 million and $136.2 million, respectively, an increase of $0.5 million or 1.0%.


     Gaming revenues provide the majority of Castle Associates' revenues and primarily consist of revenue from slot machines and table games.


     Slot machine win was approximately $94.9 million and $90.4 million for the six months ended June 30, 1996 and 1995, respectively, an increase of approximately $4.5 million or 5.0%. The total dollar amount wagered by customers on slot machines increased by approximately $113.7 million or 11.1% to $1,136.0 million for the six months ended June 30, 1996 from approximately $1,022.3 million for the six months ended June 30, 1995. This increase in slot volume was the result of marketing programs and special events implemented by management to stimulate slot play, but was partially offset by a decrease in the slot win percentage (slot win as a percentage of dollars wagered on slot machines) to approximately 8.4% for the six months ended June 30, 1996 from approximately 8.8% for the six months ended June 30, 1995. The decrease in slot win percentage was primarily due to an increased volume of customer play on higher denomination slot machines which traditionally have a lower slot win percentage.

     Table game win was approximately $32.3 million and $34.1 million for the six months ended June 30, 1996 and 1995, respectively, a decrease of $1.8 million or 5.3%. The total dollar amount wagered by customers on table games increased by approximately $32.1 million or 15.2% to approximately $243.6 million for the six months ended June 30, 1996 from approximately $211.5 for the six months ended June 30, 1995. These increases were the result of marketing events and special events implemented by management, as well as an increased emphasis on providing superior customer service, but were partially offset by a decrease in the table game win percentage (table game win as a percentage of dollars wagered on table games) to approximately 12.8% for the six months ended June 30, 1996 from approximately 15.5% for the six months ended June 30, 1995. Table game win percentage is outside the control of Castle Associates, and although it is fairly constant over the long-term, it can vary significantly from period to period, due in part to the play of certain premium patrons who tend to wager substantial dollar amounts on table games.

     For the six months ended June 30, 1996 and 1995, credit extended to the table games customers was approximately 31.1% and 27.3% of overall table play, respectively. This relatively high level of credit play continues a trend which started in 1993 and is the result of an increased level of play by individuals who wager relatively large sums. These premium patrons tend to use a higher percentage of credit when they wager.

     Non-gaming revenues, in the aggregate, increased by approximately $2.5 million or 9.6% to approximately $28.5 million for the six months ended June 30, 1996 from approximately $26.0 million for the six months ended June 30, 1995, primarily as a result of an approximately $2.6 million increase in food and beverage revenue. During 1996, marketing programs that were introduced in the latter part of 1995 designed to increase gaming revenues caused an approximately $4.7 million increase in complimentary rooms and food and beverage revenues as compared to the prior year.

     Promotional allowances increased by approximately $4.5 million or 31.3% to approximately $18.9 million for the six months ended June 30, 1996, from approximately $14.4 million for the six months ended June 30, 1995. As discussed above, marketing programs which were introduced during the latter part of 1995 that were designed to increase gaming revenues caused an increase in complimentary rooms and food and beverage activity as compared to the prior year.

     Gaming costs and expenses increased by approximately $6.5 million or 8.8% to approximately $80.2 million for the six months ended June 30, 1996 from approximately $73.7 million for the six months ended June 30, 1995. This increase is primarily the result of an increase in promotional coupon costs as well as increased direct marketing and advertising costs associated with the new marketing programs and special events introduced to stimulate gaming revenues.

     Room and food and beverage costs and expenses decreased approximately $1.0 million or 13.7% to approximately $6.3 million for the six months ended June 30, 1996, from approximately $7.3 million for the six months ended June 30, 1995. This decrease is primarily due to the increased level of complimentary food, beverage and hotel services provided to patrons. The costs of such complimentaries have been included in gaming costs and expenses.

     General and administrative costs increased approximately $2.5 million or 7.0% to approximately $38.1 million for the six months ended June 30, 1996, from approximately $35.5 for the six months ended June 30, 1995. This increase was primarily due to higher facilities costs, advertising costs and other administrative costs.

     Interest expense increased approximately $1.0 million or 4.4% to approximately $23.6 million for the six months ended June 30, 1996, from approximately $22.6 million for the six months ended June 30, 1995. This increase is the result of an increase in the outstanding aggregate principal amount of the Castle PIK Notes.


Results of Operations for the Years Ended December 31, 1995 and 1994

     Castle Associates' net revenues (gross revenues less promotional allowances) for the years ended December 31, 1995 and 1994 were approximately $305.5 million and $283.8 million, respectively. Castle Associates believes that the approximately $21.7 million or 7.6% increase is the result of aggressive marketing programs and special events introduced by management during 1995 as well as a continuing emphasis on providing superior customer service.


     Slot machine win increased by approximately $20.0 million or 11.3% to approximately $197.4 million for the year ended December 31, 1995, from approximately $177.4 million for the year ended December 31, 1994. The total dollar amount wagered by customers on slot machines increased by approximately $322.9 million or 16.4% to approximately $2.3 billion for the year ended December 31, 1995 from approximately $2.0 billion for the year ended December 31, 1994. This increase in slot volume was partially offset by a decrease in the slot win percentage (slot win as a percentage of dollars wagered on slot machines) to approximately 8.6% for the year ended December 31, 1995 from approximately 9.0% for the year ended December 31, 1994. This win percentage decrease was primarily due to an increased volume of customer play on higher denomination slot machines which, traditionally, pay out at a lower win percentage.


     Table game win increased by approximately $1.7 million or 2.1% to approximately $82.7 million for the year ended December 31, 1995, from approximately $81.0 million for the year ended December 31, 1994. The total dollar amount wagered by customers on table games increased by approximately $10.2 million or 2.1% to approximately $487.7 million for the year ended December 31, 1995 from approximately $477.5 million for the year ended December 31, 1994. Table game win percentage (table game win as a percentage of dollars wagered on table games) remained at approximately 17.0% for the year ended December 31, 1995 compared to the year ended December 31, 1994. Table game win percentage is outside the control of Castle Associates, and although it is fairly constant over the long-term, it can vary significantly from period to period, due in part to the play of certain premium patrons who tend to wager substantial dollar amounts on table games.

     For the years ended December 31, 1995 and 1994, credit extended to the table games customers was approximately 30.0% and 31.4% of overall table play, respectively. This relatively high level of credit play continues a trend which started in 1993 and is the result of an increased level of play by individuals who wager relatively large sums. These premium patrons tend to use a higher percentage of credit when they wager.

     Non-gaming revenues, in the aggregate, increased by approximately $3.1 million or 5.2% to approximately $60.0 million for the year ended December 31, 1995 from approximately $56.9 million for the year ended December 31, 1994, primarily as the result of an approximately $538,000 increase in rooms revenue and an approximately $2.4 million increase in food and beverage revenue. During 1995, marketing programs designed to increase gaming revenues caused an increase in complimentary rooms and food and beverage revenues (an approximately $2.7 million increase) as compared to 1994.

     Promotional allowances increased by approximately $2.9 million or 9.2% to approximately $34.5 million for the year ended December 31, 1995 from approximately $31.6 million for the year ended December 31, 1994. As discussed above, marketing programs instituted during 1995 designed to increase gaming revenues caused an increase in complimentary rooms and food and beverage activity as compared to the prior year.

     Gaming costs and expenses increased by approximately $14.7 million or 9.7% to approximately $165.7 million for the year ended December 31, 1995, from approximately $151.0 million for the year ended December 31, 1994. This increase is primarily the result of an increase in promotional cash back coupon costs associated with the marketing programs and special events introduced during 1995 to stimulate gaming revenues.

     Rooms and food and beverage costs and expenses for the years ended December 31, 1995 and 1994 increased approximately $1.1 million or 9.0%. This increase corresponds to the increased food and beverage and gaming revenue activity for the year.

     Other costs and expenses increased approximately $790,000 or 6.3% to approximately $13.4 million for the year ended December 31, 1995, from approximately $12.6 million for the year ended December 31, 1994. This increase is primarily the result of increased real estate taxes on the casino property.

     Interest expense increased approximately $1.8 million or 4.1% to approximately $46.0 million for the year ended December 31, 1995, from approximately $44.2 million for the year ended December 31, 1994. This increase is the result of an increase in both the aggregate principal amount outstanding and interest related to the Castle PIK Notes as well as an increase in the interest rate related to the Castle Term Loan.

Results of Operations for the Years Ended December 31, 1994 and 1993

     Castle Associates' net revenue (gross revenues less promotional allowances) for the years ended December 31, 1994 and 1993 totaled approximately $283.8 million and $273.2 million, respectively, representing an increase of approximately $10.6 million or 3.9%. Gaming revenues were approximately $258.5 million for the year ended December 31, 1994, an increase of approximately $12.1 million from gaming revenues of approximately $246.4 million for the year ended December 31, 1993. Management believes the increase in gaming revenues was attributable primarily to a continuing emphasis on customer service and a repositioning by Trump's Castle to expand profitable market segments.

     Slot machine win increased by approximately $4.5 million or 2.6% to approximately $177.4 million for the year ended December 31, 1994, from approximately $173.0 million for the year ended December 31, 1993. The total dollar amount wagered by customers on slot machines increased by approximately $113.9 million or 6.2% to approximately $2.0 billion for the year ended December 31, 1994 from approximately $1.8 billion for the year ended December 31, 1993. This increase in slot volume was partially offset by a decrease in the slot win percentage (slot win as a percentage of dollars wagered on slot machines) to approximately 9.0% for the year ended December 31, 1994 from approximately 9.3% for the year ended December 31, 1993. The lower slot win percentage was largely intentional and designed by Trump's Castle in order to remain competitive and stimulate patron play.

     Table game win increased by approximately $7.6 million or 10.4% to approximately $81.0 million for the year ended December 31, 1994, from approximately $73.4 million for the year ended December 31, 1993. The total dollar amount wagered by customers on table games decreased by approximately $14.6 million or 3.0% to $477.5 million for the year ended December 31, 1994 from approximately $492.1 million for the year ended December 31, 1993. This decrease in gaming volume was offset by an increase in the table game win percentage (table game win as a percentage of dollars wagered on table games) to approximately 17.0% for the year ended December 31, 1994 from approximately 14.9% for the year ended December 31, 1993. The table game win percentage is outside the control of Castle Associates, and although it is fairly constant over the long-term, it can vary significantly from period to period, due in part to the play of certain premium patrons who tend to wager substantial dollar amounts on table games.

     For the years ended December 31, 1994 and 1993, gaming credit extended to customers was approximately 31.4% and 28.9% of overall table play, respectively. This increase in credit play reflected, in part, a shift in the gaming patron mix as a result of increased play by individuals who wager relatively large sums. These patrons tend to use a higher percentage of credit when they wager.

     Non-gaming revenues, in the aggregate, decreased approximately $1.6 million or 2.6% to approximately $56.9 million for the year ended December 31, 1994, from approximately $58.5 million for the year ended December 31, 1993. This decline was primarily attributable to a decrease in food and beverage revenues of approximately $2.2 million or 7.1% to approximately $28.4 million for the year ended December 31, 1994, of which approximately $15.9 million consisted of complimentary food and beverage. This decline was due to the discontinuance of certain unprofitable marketing programs which resulted in fewer customers served. Such measures were implemented to improve overall operating efficiencies. Offsetting the decrease in non-gaming revenues was an increase in entertainment revenue of $100,000 or 1.4% and an increase in other income of $600,000 or 8.0%.

     Gaming costs and expenses increased by approximately $5.3 million or 3.7% to approximately $151.0 million for the year ended December 31, 1994 from approximately $145.7 for the year ended December 31, 1993. This increase corresponds to the increase in gaming revenues on a year-to-year basis.

     The approximately $2.6 million or 15.1% decrease in room and food and beverage operating expenses is primarily attributable to a variety of cost reduction measures and improvements in operational efficiency during 1994 compared to 1993.

     General and administrative expenses increased approximately $7.4 million or 13.6% for the year ended December 31, 1994 as compared to the prior year. This increase was primarily attributable to:

          (1) The contribution of $2.5 million to a joint project with Harrah's Marina Casino Hotel for the beautification of the Marina in which both casinos operate.

          (2) The contributions of approximately $3.3 million in New Jersey Casino Reinvestment Development Authority ("CRDA") deposits to certain public improvement projects.

          (3) Increased spending in connection with new business development and facilities maintenance.

     For the year ended December 31, 1994, depreciation and amortization decreased approximately $2.0 million or 12.1% over the comparable period in 1993, primarily as a result of the impact of fully depreciated assets.

     Other costs and expenses increased by approximately $1.5 million or 13.8% due to significantly lower real estate tax expense incurred in the first quarter of 1993 as a result of an approximately $1.8 million real estate tax credit.

     Interest expense decreased for the year ended December 31, 1994 over the comparable period in 1993 by approximately $12.8 million as a result of the Castle Recapitalization (as defined).

  Inflation


     There was no significant impact on Castle Associates' operations as a result of inflation during the six months ended June 30, 1996 or during the years 1995, 1994 or 1993.


Liquidity and Capital Resources


     Cash flow from operating activities is Castle Associates' principal source of liquidity. For the year ended December 31, 1995 and the six months ended June 30, 1996, Castle Associates' net cash flow provided by operating activities before cash debt service obligations was $49.8 million and $21.0 million, respectively, and cash debt service was $36.7 million and $18.9 million, respectively, resulting in net cash provided by operating activities of $13.1 million and $2.1 million, respectively.


     In addition to cash needed to fund the day-to-day operations of Trump's Castle, Castle Associates' principal uses of cash are capital expenditures and debt service.


     Total capital expenditures for 1996 are anticipated to be $9.0 million and principally consist of (i) the purchase of slot machines, (ii) renovations to guest rooms and the hotel tower and (iii) the construction of two new player clubs. Management believes that these levels of capital expenditures are sufficient to maintain the attractiveness of Trump's Castle and the aesthetics of its hotel rooms and other public areas. Capital expenditures of $4.3 million were incurred during the six months ended June 30, 1996 primarily for the previously mentioned projects. Capital expenditures for the year ended December 31, 1995 were $8.6 million and consisted of casino floor improvements, renovation of hotel rooms and the purchase of slot machines.


     Castle Associates' debt consists primarily of (i) the Castle Term Loan,
(ii) the Castle Senior Notes, (iii) the Castle Mortgage Notes and (iv) the Castle PIK Notes. Each of the Castle Senior Notes, Castle Mortgage Notes and Castle PIK Notes are guaranteed by Castle Associates, and the Castle Term Loan is guaranteed by Castle Funding.


     On May 28, 1995, Castle Associates exercised its option to extend the Castle Term Loan for an additional five year term. The Castle Term Loan bears interest at the prime rate plus 3%, currently 11 1/4%, and requires amortized monthly principal payments of approximately $158,000, which commenced May 31, 1995. The Castle Term Loan matures on May 28, 2000.

     The Castle Senior Notes have an outstanding principal amount of $27 million, and bear interest at the rate of 11 1/2% per annum (which may be reduced to 11 1/4% upon the occurrence of certain events). The Castle Senior Notes mature on November 15, 2000 and are subject to a sinking fund which requires the retirement of 15% of the Castle Senior Notes on each of November 15, 1998 and 1999.

     The Castle Mortgage Notes have an outstanding principal amount of approximately $242 million, bear interest at the rate of 11 3/4% per annum (which may be reduced to 11 1/2% upon the occurrence of certain events) and mature on November 15, 2003.

     The Castle PIK Notes have an outstanding principal amount of approximately $66.2 million and mature on November 15, 2005. Interest is currently payable semi-annually at the rate of 13 7/8%. On or prior to November 15,

2003, interest on the Castle PIK Notes may be paid in cash or through the issuance of additional Castle PIK Notes. During the first six months of 1996, Castle Associates and Castle Funding issued an additional $4.3 million aggregate principal amount of Castle PIK Notes in payment of interest on the Castle PIK Notes and anticipate additional interest due in 1996 of approximately $4.6 million will be paid through the issuance of additional Castle PIK Notes.

     On June 23, 1995, Castle Associates entered into the Option Agreement with Hamilton. The Option was granted to Castle Associates in consideration of $1.9 million of aggregate payments to Hamilton. The Option was exercisable at a price equal to 60% of the aggregate principal amount of the Castle PIK Notes delivered by Hamilton, with accrued but unpaid interest, plus 100% of the Castle PIK Notes issued to Hamilton as interest subsequent to June 23, 1995. Pursuant to the terms of the Option Agreement, upon the occurrence of certain events within 18 months of the time the Option is exercised, Castle Associates is required to make an additional payment to Hamilton of up to 40% of the principal amount of the Castle PIK Notes. On May 21, 1996, Castle Associates assigned the Option to THCR Holdings, which, on that same date, exercised the Option and acquired the Acquired Castle PIK Notes for the Castle PIK Note Purchase Price. If an agreement with respect to the Acquisition, or a similar transaction involving THCR Holdings' acquisition of 100% of the equity interests of Castle Associates had not been entered into by November 21, 1996, Castle Associates would have had the right to purchase from THCR Holdings, for a period of 90 days, the Castle PIK Notes for an amount in cash equal to the Castle PIK Note Purchase Price plus 16% interest thereon to, but not including, the date of such purchase (the "Castle PIK Note Repurchase Price"). In the event that Castle Associates did not purchase the Castle PIK Notes, then Trump would have had the right to purchase from THCR Holdings, for a subsequent period of 90 days, the Castle PIK Notes for an amount in cash equal to the Castle PIK Note Repurchase Price calculated to, but not including, the date of such purchase.

     Castle Associates' cash debt service requirement was approximately $18.9 million during the six months ended June 30, 1996 and approximately $36.7 million in 1995. Castle Associates anticipates that approximately $20.1 million in cash will be required during the remainder of 1996 to meet its debt service obligations.


     For the years ended December 31, 1995 and 1994, Castle Associates had a working capital surplus of $600,000 and a working capital deficit of $1.0 million, respectively. Castle Associates believes that this level of working capital is adequate to sustain existing operations in the foreseeable future.


     Management believes, based upon its current level of operations, that, although Castle Associates is highly leveraged, it will continue to have the ability to pay interest on its indebtedness and to pay other liabilities with funds from operations for the foreseeable future. However, there can be no assurances to that effect, as Castle Associates' operating results are subject to numerous factors outside its control, including, without limitation, competition from within the Atlantic City Market and from other gaming jurisdictions, general economic conditions, weather and its effect on the ability of patrons to travel to Atlantic City and the slot machine and table game win percentages, which can vary significantly over a short-term period. In the event these or other circumstances change, Castle Associates may seek to obtain a working capital facility of up to $10 million, although there can be no assurance that such financing will be available on terms acceptable to Castle Associates.

     The ability of Castle Funding and Castle Associates to pay their indebtedness when due will depend on their ability to either generate cash from operations sufficient for such purposes or to refinance such indebtedness on or before the date on which it becomes due. Castle Associates does not currently anticipate being able to generate sufficient cash flow from operations to repay a substantial portion of the principal amounts of the Castle Mortgage Notes and the Castle PIK Notes. Thus, the repayment of the principal amount of this indebtedness will likely depend primarily upon the ability of Castle Funding and Castle Associates to refinance this debt when due. The future operating performance of Castle Associates and the ability to refinance this debt will be subject to the then prevailing economic conditions, industry conditions and numerous financial, business and other factors, many of which are beyond the control of Castle Associates. There can be no assurance that the future operating performance of Castle Associates will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally, or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing this debt or other attempts to raise capital.

                          BUSINESS OF CASTLE ASSOCIATES

The Casino-Hotel

     Castle Associates owns and operates Trump's Castle, located on 14.7 acres in the Marina, which is approximately two miles from The Boardwalk. Trump's Castle is approximately one-quarter mile from the H-Tract. Trump's Castle consists of a 27-story hotel tower with 728 rooms, including 185 suites, 99 of which are oversized luxury suites, and an approximately 73,000 square foot casino. Trump's Castle offers 2,275 slot machines, 90 table games (including 6 poker tables), 8 restaurants, approximately 58,000 square feet of convention, ballroom and meeting space, a 9-story parking garage, which can accommodate approximately 3,000 cars, a 460-seat cabaret theater, two cocktail lounges, a swimming pool, tennis courts, a health club and a roof-top helipad. In addition, Trump's Castle operates a 645-slip marina which is immediately adjacent to the casino hotel. An elevated enclosed walkway connects Trump's Castle to a two-story marina building which contains offices, a nautically themed retail store, a cocktail lounge and a 240-seat gourmet restaurant that overlooks the marina and the Atlantic City skyline. As a result of its high quality amenities, its exceptional customer service and its geographical location, Trump's Castle distinguishes itself as a desirable alternative to the Atlantic City casinos located on The Boardwalk.


     Casino gaming in Atlantic City is strictly regulated under the New Jersey Casino Control Act (the "Casino Control Act") and other applicable laws, which affect virtually all aspects of Castle Associates' operations. See "The Acquisition--Regulatory Matters."


Marketing Strategy

     Service. By providing and maintaining a first-class facility and exceptional service, Trump's Castle has earned the AAA "Four Diamond" rating to complement its previously existing "Four Star" Mobil Travel Guide rating. Trump's Castle provides a broadly diversified gaming and entertainment experience consistent with the "Trump" name and reputation for quality amenities and first-class service.

     Gaming Environment. In 1994, Castle Associates completed a 3,000 square foot expansion of its main casino floor space, bringing the total casino floor space to approximately 73,000 square feet. This expansion enabled Castle Associates to introduce simulcast racetrack wagering and, at the same time, increase the number of slot machines. These changes are designed to provide the gaming patron with a more comfortable gaming experience. In addition, Trump's Castle has also introduced a separate nonsmoking area on its casino floor. See "--Properties."

     Castle Associates continuously monitors the configuration of the casino floor and the games it offers to patrons with a view towards making changes and improvements. Trump's Castle's casino floor was the first in Atlantic City to feature live poker.


     In recent years, there has been an industry trend in the Atlantic City Market towards fewer table games and more slot machines. For the Atlantic City Market, revenue from slot machines increased from 54.6% of the industry gaming revenue in 1988 to 68.8% of the industry gaming revenue in 1995. Trump's Castle experienced a similar increase, with slot revenue increasing from 52.5% of gaming revenue in 1988 to 74.4% of gaming revenue in 1995. In response to this trend, Trump's Castle has devoted more of its casino floor space to slot machines and between 1994 and 1996 has replaced 1,048 of its slot machines with newer machines. Under the present plans of the management of Trump's Castle, the computerized slot tracking and marketing system will continue to be upgraded and a variety of improvements will be made to the casino floor to enhance customer service.


     "Comping" Strategy. In order to compete effectively with other Atlantic City casino hotels, Trump's Castle offers complimentary drinks, meals, room accommodations and/or travel arrangements ("complimentaries" or "comps") primarily to patrons with a demonstrated propensity for gaming at Trump's Castle. The policy at Trump's Castle is to focus promotional activities, including complimentaries, on middle and upper middle market "drive-in" patrons who visit Atlantic City frequently and have proven to be the most profitable market segment.

     Entertainment and Special Events. Castle Associates pursues a coordinated program of headline entertainment and special events. Trump's Castle offers headline entertainment approximately ten times a year, which, in 1995, included performances by Tom Jones, Dana Carvey, Steve Lawrence and Eydie Gorme, the Pointer

Sisters, Nancy Sinatra, Connie Francis, Pat Cooper, Sal Richards, the Neville Brothers and the Four Tops. Headliners who are scheduled to appear at Trump's Castle in 1996 include George Carlin, Steve Lawrence and Eydie Gorme, Jackie Mason, Kool and The Gang, Pattie Page and Frankie Valli. During 1996, Trump's Castle plans to produce a series of revue-style shows which will run for periods of six to eight weeks at various dates throughout the year.

     As a part of its marketing plan, Trump's Castle offers special events aimed at its core, middle and upper-middle market segments. In addition, Trump's Castle hosts special events on an invitation-only basis in an effort to attract existing targeted gaming patrons and build loyalty among existing targeted patrons. These special events include golf tournaments, theme parties and gaming tournaments. Headline entertainment is scheduled so as not to overlap with any of these special events.

     Player Development and Casino Hosts. Castle Associates has contracts with sales representatives in New Jersey, New York and other states to promote Trump's Castle. Trump's Castle has sought to attract more middle market slot patrons, as well as premium players, through its "junket" marketing operations, which involve attracting groups of patrons by providing airfare, gifts and room accommodations. Player development personnel host special events, offer incentives and contact patrons directly in an effort to attract high-limit table game patrons.


     The casino hosts at Trump's Castle assist table game patrons, and the slot sales representatives at Trump's Castle assist slot patrons on the casino floor, make room and dinner reservations and provide general assistance. Slot sales representatives also solicit Castle Card (the frequent player identification slot card) sign-ups in order to increase Castle Associates' marketing base.

     Promotional Activities. The Castle Card constitutes a key element in the direct marketing program of Trump's Castle. Slot machine players are encouraged to register for and utilize their personalized Castle Card to earn various complimentaries based upon their level of play. The Castle Card is inserted during play into a card reader attached to the slot machine for use in computerized rating systems. These computer systems record data about the cardholder, including playing preferences, frequency and denomination of play and the amount of gaming revenues produced. Slot sales and management personnel are able to monitor the identity and location of the cardholder and the frequency and denomination of the cardholder's slot play. They also use this information to provide attentive service to the cardholder on the casino floor.


     Trump's Castle designs promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Castle Card and on table wagering by the casino games supervisor. Trump's Castle conducts slot machine and table game tournaments in which cash prizes are offered to a select group of players invited to participate in the tournament based upon their tendency to play. Such players tend to play at their own expense during "off-hours" of the tournament. At times, tournament players are also offered special dining and entertainment privileges that encourage them to remain at Trump's Castle.

     Credit Policy. Historically, Trump's Castle has extended credit on a discretionary basis to certain qualified patrons. Credit play, as a percentage of total dollars wagered, was approximately 29.3% for the three month period ending March 31, 1996.

Atlantic City Market

     The Atlantic City Market has demonstrated continued growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels in Atlantic City generated approximately $3.75 billion in gaming revenues in 1995, an approximately 9.5% increase over 1994 gaming revenues of approximately $3.42 billion. From 1990 to 1995, total gaming revenues in Atlantic City have increased approximately 27%, while hotel rooms increased approximately 10% during that period. Although total visitor volume to Atlantic City remained relatively constant in 1995, the volume of bus customers dropped to 9.6 million in 1995, continuing a decline from 11.7 million in 1990. The volume of customers traveling by other means to Atlantic City has grown from
20.1 million in 1990 to 23.7 million in 1995.

     Casino revenue growth in Atlantic City has lagged behind that of other traditional gaming markets, principally Las Vegas, for the last five years. Castle Associates believes that this relatively slower growth is primarily attributable to two key factors. First, there have been no significant additions to hotel capacity in Atlantic City since 1990. Las Vegas visitor volumes have increased, in part, due to the continued addition of new hotel capacity. Both markets have exhibited a strong correlation between hotel room inventory and total casino revenues. Secondly, the regulatory environment and infrastructure problems in Atlantic City have made it more difficult and costly to operate. Total regulatory costs and tax levies in New Jersey have exceeded those in Nevada since inception, and there is generally a higher level of regulatory oversight in New Jersey than in Nevada. The infrastructure problems, manifested by impaired accessibility of the casinos, downtown Atlantic City congestion and the condition of the areas surrounding the casinos, have made Atlantic City less attractive to the gaming customer.


     Total Atlantic City slot revenues increased 12.2% in 1995, continuing a solid trend of increases over the past five years. From 1990 through 1995, slot revenue growth in Atlantic City has averaged 8.3% per year. Total table revenue increased 4.4% in 1995, while table game revenue from 1990 to 1995 has decreased on average 0.7% per year. Castle Associates believes the slow growth in table revenue is primarily attributable to two factors. First, the slot product has been significantly improved over the last five years. Dollar bill acceptors, new slot machines, video poker and blackjack and other improvements have increased the popularity of slot play among a wider universe of casino patrons. Casino operators in Atlantic City have added slot machines in favor of table games due to increased public acceptance of slot play and due to slot machines' comparatively higher profitability as a result of lower labor and support costs. Since 1990, the number of slot machines in Atlantic City has increased by 37.2%, while the number of table games has decreased by 4.0%. Slot revenues increased from 58% of total casino revenues in 1990 to 69% in 1995. The second reason for historic slow growth in table revenue is that table game players are typically higher end players and are more likely to be interested in overnight stays and other amenities. During peak season and weekends, room availability in Atlantic City is currently inadequate to meet demand, making it difficult for casino operators to aggressively promote table play.


     Despite generally lower overall growth rates than the Las Vegas market, Castle Associates believes that Atlantic City possesses similar revenue and cash flow generation capabilities. The approximately $3.75 billion of gaming revenue produced by the 12 casino hotels in Atlantic City in 1995 exceeded the approximately $3.12 billion of gaming revenues produced by the 18 largest (based on net revenues) casino hotels on the Las Vegas Strip, even though the 12 Atlantic City casino hotels have less than one-quarter the number of hotel rooms of such Las Vegas Strip casino hotels. Win per unit figures in Atlantic City are at a significant premium to Las Vegas win-per-unit performance, primarily due to the constrained supply of gaming positions in Atlantic City compared to Las Vegas.


     The regulatory environment in Atlantic City has improved recently. Most significantly, 24-hour gaming has been approved, poker and keno have been added and regulatory burdens have been reduced. In particular, comprehensive amendments to New Jersey gaming laws were made in January 1995, which has eliminated duplicative regulatory oversight and channeled operator's funds from regulatory support into CRDA uses. Administrative costs of regulation will be reduced while increasing funds available for new development. In addition, on July 25, 1996, legislation was enacted which eliminated the requirement that a casino consist of a "single room" in a casino hotel. A casino may now consist of "one or more locations or rooms" approved by the CCC for casino gaming.


     Trump's Castle is approximately two miles from Atlantic City's new convention center, which, as currently planned, would hold approximately 500,000 square feet of exhibit and pre-function space, 45 meeting rooms, food-service facilities and a 1,600-car underground parking garage. When completed, the new convention center, which is estimated to cost approximately $250 million, would be the largest exhibition space between New York City and Washington, D.C. It will be located at the base of the Atlantic City Expressway and is currently planned to open in 1997. The State of New Jersey is also implementing an approximately $125 million capital plan to upgrade and expand the Atlantic City International Airport.


     The CRDA is currently overseeing the development of the "tourist corridor" that will link the new convention center with The Boardwalk and will, when completed, feature an entertainment and retail complex. The tourist corridor is scheduled to be completed in conjunction with the completion of the new convention center.


     Castle Associates believes that recent gaming regulatory reforms will serve to permit future reductions in operating expenses of casinos in Atlantic City and to increase the funds available for additional infrastructure development through the CRDA. Due principally to an improved regulatory environment, general improvement of economic conditions from 1993 to 1995 and high occupancy rates, significant investment in the Atlantic City Market has been initiated and/or announced. Castle Associates believes that these increases in hotel capacity, together with infrastructure improvements, will be instrumental in stimulating future revenue growth in the Atlantic City Market. See "--Competition."

Trump's Castle Expansion


     The Trump's Castle Expansion is estimated to be completed by June 1, 1998. The plans for the Trump's Castle Expansion, which are preliminary in nature and subject to modification, are expected to include (i) the addition of a new hotel tower consisting of 1,500 rooms and suites; (ii) a 430-foot luxury yacht to be moored in the Marina, which will be physically connected to the casino-hotel and accessible to the main casino and will feature 40,000 square feet of casino space with 1,300 slot machines and 40 table games; (iii) a 7,000 square foot expansion of the existing coffee shop; and (iv) a 17,000 square foot expansion of the existing casino.

     The Trump's Castle Expansion is dependent upon a number of factors, including the availability and terms of financing and the consent of Castle Associates' debtholders to the incurrence of additional indebtedness. The Trump's Castle Expansion will also require various licenses and regulatory approvals, including the approval of the CCC. Furthermore, the Casino Control Act requires that additional guest rooms be put into service within a specified time period after any such casino expansion. If Castle Associates completed any casino expansion and subsequently did not complete the requisite number of additional guest rooms within the specified time period, Castle Associates might have to close all or a portion of the expanded casino in order to comply with regulatory requirements, which could have a material adverse effect on THCR. In addition, in order to operate the additional casino space contemplated by the Trump's Castle Expansion, Castle Associates must obtain, among other regulatory approvals, the determination of the CCC that the operation of this additional casino space by Castle Associates will not constitute undue economic concentration of Atlantic City casino operations. There can be no assurance that Castle Associates will be able to obtain all the necessary financing, consents, licenses and regulatory approvals to complete the Trump's Castle Expansion.


Competition

     Competition in the Atlantic City Market is intense. Trump's Castle competes with the other casino hotels located in Atlantic City, including Trump Plaza and the Taj Mahal, the other casino hotels owned by THCR. At present, there are 12 casino hotels located in Atlantic City, including Trump's Castle, all of which compete for patrons. Trump's Castle competes primarily with other Atlantic City casinos by, among other things, providing superior products and facilities, a premier location, name recognition and targeted marketing strategies. In addition, there are several sites on The Boardwalk and in the Marina on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time. Substantial new expansion and development activity has recently been completed or has been announced in Atlantic City, which may intensify competitive pressures in the Atlantic City Market. Recently, three casino-entertainment projects in the Marina have been announced which include: one casino/hotel facility wholly-owned by Mirage; one casino/hotel facility wholly-owned by Circus Circus and a joint venture development project between Mirage and Boyd. While Castle Associates believes that the addition of hotel capacity would be beneficial to the Atlantic City Market generally, there can be no assurance that such expansion would not be materially disadvantageous to Trump's Castle. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

     Trump's Castle also competes, or will compete, with facilities in the northeastern and mid-Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, Trump's Castle faces competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, Trump's Castle competes directly with Trump Plaza and the Taj Mahal for gaming patrons. Although neither THCR nor Castle Associates intends to operate Trump's Castle, Trump Plaza and the Taj Mahal to the competitive detriment of the other, the effect may be that Trump's Castle, Trump Plaza or the Taj Mahal will operate to the competitive detriment of the other.


     In addition, Trump's Castle faces competition in a number of states from casino facilities operated by federally recognized Native American tribes. Pursuant to the Indian Gaming Regulatory Act ("IGRA"), any state which permits casino-style gaming (even if only for limited charity purposes) is required to negotiate gaming contracts with federally recognized Native American tribes wishing to commence gaming operations. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including Trump's Castle. In March 1996, the United States Supreme Court struck down a provision of IGRA which allowed Native American tribes to sue states in federal court for failing to negotiate gaming compacts in good faith. Castle Associates cannot predict the impact of this decision on the ability of Native American tribes to negotiate compacts with the states.

     In 1991, the Mashantucket Pequot Nation opened Foxwoods Casino Resort ("Foxwoods"), a casino facility in Ledyard, Connecticut, located in the far eastern portion of such state, an approximately three-hour drive from New York City and an approximately two and one-half hour drive from Boston, which currently offers 24-hour gaming and contains over 4,000 slot machines. The Mashantucket Pequot Nation has announced various expansion plans, including its intention to build another casino in Ledyard together with hotels, restaurants and a theme park. In addition, the Mohegan Nation has commenced construction of a casino resort to be located ten miles from Foxwoods. The Mohegan Nation resort, which will be built and managed by a joint venture managed by Sun International Hotels Ltd., is scheduled to have approximately 75% of the gaming capacity of Foxwoods and is scheduled to open in October 1996. In addition, the Eastern Pequots are seeking formal recognition as a Native American tribe for the purpose of opening a casino. There can be no assurance that any continued expansion of gaming operations by the Mashantucket Pequot Nation or that any commencement of gaming operations by the Mohegan Nation or the Eastern Pequots would not have a materially adverse impact on the operations of Trump's Castle.


     A group in Cumberland County, New Jersey calling itself the "Nanticoke Lenni Lenape" tribe has filed a notice of intent with the Bureau of Indian Affairs seeking formal federal recognition as a Native American tribe. Also, it has been reported that a Sussex County, New Jersey businessman has offered to donate land he owns there to the Oklahoma-based Lenape/Delaware Indian Nation which originated in New Jersey and already has federal recognition, but does not have a reservation in New Jersey. The Lenape/Delaware Indian Nation has signed an agreement with the town of Wildwood, New Jersey to open a casino; however, the plan requires federal and state approval in order to proceed. In July 1993, the Oneida Nation opened a casino featuring 24-hour table gaming and electronic gaming systems, but without slot machines, near Syracuse, New York, and has announced an intention to open expanded gaming facilities. Representatives of the St. Regis Mohawk Nation signed a gaming compact with New York State officials for the opening of a casino, without slot machines, in the northern portion of the state close to the Canadian border. The St. Regis Mohawks have also announced their intent to open a casino at the Monticello Race Track in the Catskill Mountains region of New York; however, any Native American gaming operation in the Catskills is subject to the approval of the Governor of New York. The Narragansett Nation of Rhode Island, which has federal recognition, is seeking to open a casino in Rhode Island. The Gay Head Wampanoag Tribe is seeking to open a casino in New Bedford, Massachusetts. Other Native American nations are seeking federal recognition, land and negotiation of gaming compacts in New York, Pennsylvania, Connecticut and other states near Atlantic City.

     Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Plans to begin operating slot machines at race tracks in the state of Delaware are underway, including the slot machines currently operating at the Dover Downs and Delaware Park race tracks. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania, and New York City is considering a plan under which it would be the embarking point for gambling cruises into international waters three miles offshore. Several states are considering or have approved larger scale land-based casinos. Additionally, since 1993, the gaming space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of Trump's Castle could be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over two years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut was voted down by that state's Senate. A New York State Assembly plan has the potential of legalizing non-Native American gaming in portions of upstate New York. Essential to this plan is a proposed New York State constitutional amendment that would legalize gambling. To amend the New York Constitution, the next elected New York State Legislature must repass a proposal legalizing gaming and a statewide referendum, held no sooner than November 1997, must approve the constitutional amendment. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In particular, a proposal has been introduced to legalize gaming in other locations, including Philadelphia, Pennsylvania. In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Castle Associates is unable to predict whether any such legislation, in New Jersey, New York, Pennsylvania or elsewhere, will be enacted or whether, if passed, it would have a material adverse impact on Castle Associates.


Seasonality

     The gaming industry in Atlantic City traditionally has been seasonal, with its strongest performance occurring from May through September, with December and January showing substantial decreases in activity. Revenues have been significantly higher on Fridays, Saturdays, Sundays and holidays than on other days. In addition, in the summer months, Trump's Castle may be adversely affected by the desire of certain patrons to wager at a location which is readily accessible to The Boardwalk.

Employees and Labor Relations

     As of March 31, 1996, Castle Associates employed approximately 3,412 full- and part-time employees, of whom approximately 1,147 were subject to collective bargaining agreements. Castle Associates' collective bargaining agreement with Local No. 54 (affiliated with the Hotel Employees and Restaurant Employees International Union of the AFL-CIO) expires on September 15, 1999. Such agreement extends to approximately 983 employees. In addition, four other collective bargaining agreements which expire in 1996 cover approximately 176 maintenance employees. Castle Associates believes that its relationships with its employees are satisfactory. Castle Funding has no employees.

     Certain employees of Castle Associates must be licensed by or registered with the CCC, depending on the nature of the position held. Casino employees are subject to more stringent licensing requirements than non-casino employees, and must meet applicable standards pertaining to such matters as financial responsibility, good character, ability, casino training, experience and New Jersey residency. Such regulations have resulted in significant competition for employees who meet these requirements.

Historical Background

     Castle Funding was incorporated under the laws of the State of New Jersey in May 1985 and is wholly owned by Castle Associates. Castle Funding was formed to serve as a financing corporation to raise funds as an agent of Castle Associates. Since Castle Funding has no business operations, its ability to service its indebtedness is completely dependent upon funds it receives from Castle Associates. Accordingly, the following discussion is related primarily to Castle Associates and its operations.

     On May 29, 1992, TCHI, Castle Funding and Castle Associates restructured their indebtedness through a prepackaged plan of reorganization to alleviate certain liquidity problems (attributable, in part, to the overall deterioration in the Atlantic City Market experienced prior to such time, aggravated by an economic recession in the Northeast and the Persian Gulf War), to improve the amortization schedule and to extend the maturity of Castle Associates' indebtedness. In December 1993, Castle Associates, Castle Funding and certain affiliated entities completed a recapitalization of their debt and equity capitalization (the "Castle Recapitalization"). The purpose of the Castle Recapitalization was (i) to improve the debt capitalization of Castle Associates and, initially, to decrease its cash charges, (ii) to provide the holders of the Units (comprised of $1,000 principal amount of Castle Funding's 9 1/2% Mortgage Bonds due 1998 and one share of TC/GP's common stock (the "Units")), who participated in the exchange offer in connection with the Castle Recapitalization with a cash payment of $6.19 and securities having a combined principal amount of $905 for each Unit and (iii) to provide Trump with beneficial ownership of 100% of the common equity interests in Castle Associates (subject to the rights of holders of the Castle Warrants).

     As a result of the Castle Recapitalization, TC/GP has a 37.5% interest in Castle Associates, Trump has a 61.5% interest in Castle Associates and TCHI has a 1% interest in Castle Associates; accordingly, through his ownership of 100% of TC/GP and TCHI, Trump is the beneficial owner of 100% of the equity interests in Castle Associates (subject to the rights of the holders of the Castle Warrants). Also as a consequence of the Castle Recapitalization, the principal amount of Castle Associates' debt was reduced, and, initially, Castle Associates' cash charges were reduced. Upon consummation of the Castle Recapitalization, Castle Associates' outstanding debt, on a consolidated basis, consisted of the $38 million outstanding on the Castle Term Loan, $27 million principal amount outstanding of its Castle Senior Notes, the approximately $242 million principal amount outstanding of the Castle Mortgage Notes (which are subordinated to the Castle Senior Notes) and the approximately $50 million principal amount outstanding of its Castle PIK Notes (which are subordinated to both the Castle Senior Notes and the Castle Mortgage Notes).

Legal Proceedings

     Castle Funding, Castle Associates, its partners, certain members of its former executive committee and certain of its employees are involved in various legal proceedings. Castle Associates and Castle Funding have agreed to indemnify such persons and entities against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

     Various legal proceedings are now pending against Castle Associates. Castle Associates considers all such proceedings to be ordinary litigation incident to the character of its business. The majority of such claims are covered by liability insurance (subject to applicable deductibles), and Castle Associates believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Castle Associates.

Properties

     The Casino Parcel. Trump's Castle is located in the Marina on an approximately 14.7 acre triangular-shaped parcel of land, which is owned by Castle Associates in fee, located at the intersection of Huron Avenue and Brigantine Boulevard directly across from the Marina, approximately two miles from The Boardwalk.

     Trump's Castle has approximately 73,000 square feet of casino space which accommodates 90 table games (including 6 poker tables), 2,275 slot machines and race simulcasting facilities. In addition to the casino, Trump's Castle consists of a 27-story hotel with 728 guest rooms, including 185 suites, of which 99 are "Crystal Tower" luxury suites. Renovation of 300 of the guest rooms was completed in 1995 and 210 additional guest rooms were renovated in 1996. The facility also offers eight restaurants, a 460-seat cabaret theater, two cocktail lounges, 58,000 square feet of convention, ballroom and meeting space, a swimming pool, tennis courts and a sports and health club facility. Trump's Castle has been designed so that it can be enlarged in phases into a facility containing 2,000 rooms and a 1,600-seat cabaret theater. Trump's Castle also has a nine-story garage providing on-site parking for approximately 3,000 vehicles and a helipad which is located atop the parking garage, making Trump's Castle the only Atlantic City casino with access by land, sea and air.

     During 1995 and 1996, Trump's Castle replaced over 46% of the slot machines on its casino floor with new, more popular models and upgraded its computerized slot tracking and slot marketing system. In 1994, Trump's Castle added 153 slot machines, completed a 3,000 square foot expansion to its casino which enabled Trump's Castle to accommodate the addition of simulcast race track wagering and expended in excess of $2 million on renovations to its hotel facility. The casino expansion also increased casino access and casino visibility for hotel patrons. In 1993, Trump's Castle completed the construction of a Las Vegas-style marquee and reader board, the largest of its kind on the East Coast.


     The Marina. Pursuant to an agreement (the "Marina Agreement") with the New Jersey Division of Parks and Forestry, Castle Associates in 1987 began operating and renovating the marina at the Marina, including docks containing approximately 645 slips. An elevated pedestrian walkway connecting Trump's Castle to a two-story building at the marina was completed in 1989. Castle Associates constructed the two-story building, which contains a 240-seat restaurant and offices as well as a snack bar and a large nautical theme retail store. Pursuant to the Marina Agreement and a certain lease between the State of New Jersey, as landlord, and Castle Associates, as tenant, dated as of September 1, 1990 (the "Marina Lease"), Castle Associates commenced leasing the marina and the improvements thereon for an initial term of twenty-five years. The lease is a net lease pursuant to which Castle Associates, in addition to the payment of annual rent equal to the greater of (i) a certain percentage of gross revenues of Castle Associates from operation of the marina during the lease year and (ii) minimum base rent of $300,000 annually (increasing every five years to $500,000 in 2011), is responsible for all costs and expenses related to the premises, including but not limited to, all maintenance and repair costs, insurance premiums, real estate taxes, assessments and utility charges. Any improvements made to the marina (which is owned by the State of New Jersey), excluding the elevated pedestrian walkway, automatically become the property of the State of New Jersey upon their completion. It is anticipated that the Marina Lease will be renegotiated in connection with the Trump's Castle Expansion.


     The Parking Parcel. Castle Associates also owns an employee parking lot located on Route 30, approximately two miles from Trump's Castle, which can accommodate approximately 1,000 cars.

  MARKET PRICE AND DIVIDEND DATA OF CASTLE ASSOCIATES AND THE CASTLE ENTITIES

     Trump, TC/GP and TCHI currently own a 61.5%, 37.5% and 1% general partnership interest, respectively, in Castle Associates. The outstanding common stock of TC/GP and TCHI is owned by Trump. THCR is not aware of any established public trading market for the Castle Associates partnership interests, or the common stock of TC/GP or TCHI.

     TC/GP and TCHI have never paid a dividend with respect to their respective common stock. The ability of either TC/GP or TCHI to pay dividends is restricted by the indentures under which the Castle Senior Notes, Castle Mortgage Notes and Castle PIK Notes were issued.

                 DESCRIPTION OF THE CASTLE PARTNERSHIP AGREEMENT


     The following is a summary of certain of the material terms of the Castle Partnership Agreement. This summary is qualified in its entirety by reference to the full text of the Castle Partnership Agreement, a copy of which may be obtained without charge upon written request to Robert M. Pickus, Executive Vice President and Secretary of THCR, 2500 Boardwalk, Atlantic City, New Jersey 08401.


General


     The business of Castle Associates is to conduct casino gaming and to own and operate Trump's Castle. Currently, Castle Associates is a general partnership, and Trump, TC/GP and TCHI have a 61.5%, 37.5% and 1% general partnership interest in Castle Associates, respectively. In connection with the Acquisition, the Castle Partnership Agreement will be amended to convert Castle Associates from a general partnership into a limited partnership. Upon consummation of the Acquisition, THCR Holdings will own a 99% limited partnership in Castle Associates and TCHI (as the surviving corporation of the TCHI Merger) will own a 1% general partnership interest in Castle Associates. The Castle Partnership Agreement terminates on December 31, 2041, unless sooner terminated in accordance with its terms.


Management of Castle Associates


     Castle Board of Partner Representatives. Management over the affairs of Castle Associates is currently vested in TC/GP, Trump and TCHI (collectively, the "Partners"). Until the earlier of (i) such time as all amounts under the Castle Mortgage Notes and the Castle PIK Notes are paid in full or (ii) such time as (A) the amount obtained by multiplying Castle Associates' EBITDA for the immediately preceding twelve full calendar months by 5 exceeds (B) the aggregate consolidated principal amount of Castle Associates' indebtedness for borrowed money on a consolidated basis, outstanding as of such time, the Partners exercise their overall control over the business, operations and activities of Castle Associates through the Castle Board of Partner Representatives. Unless otherwise provided in the Castle Partnership Agreement, all matters of policy pertaining to the business of Trump's Castle must be approved by the Castle Board of Partner Representatives.

     The Castle Board of Partner Representatives consists of seven members. The three Noteholder Representatives are appointed by the holders of the Castle Mortgage Notes and the Castle PIK Notes. The other four members are appointed by Trump (the "Trump Representatives"). Currently the Noteholder Representatives are Asher O. Pacholder, Thomas F. Leahy and Arthur S. Bahr, and the Trump Representatives are Trump, Nicholas L. Ribis, Robert M. Pickus and Roger P. Wagner. The holders of the Castle Mortgage Notes and the Castle PIK Notes, voting as a single class, have the right to remove the Noteholder Representatives. In the event that the Castle Mortgage Notes and the Castle PIK Notes are redeemed in their entirety or repurchased and retired in their entirety, then each of the Noteholder Representatives will be deemed to have resigned, and Trump will have the right to appoint all seven Partner Representatives.

     As a result of the Acquisition and the conversion of Castle Associates from a general partnership to a limited partnership, Castle Associates will be managed by its sole general partner, TCHI, pursuant to the same terms and provisions currently set forth in the Castle Partnership Agreement. TCHI's board of directors will include the three Noteholder Representatives.

     Special Noteholder Representative Voting Requirements. The approval of the following actions requires, in addition to the vote of a majority of the Partner Representatives, the affirmative vote of at least two of the Noteholder Representatives (or one of the Noteholder Representatives in the case of the actions referred to in clause (vi) below): (i) certain sales or dispositions of Castle Associates' assets, or the merger, combination, consolidation, or termination or liquidation of Castle Associates with or into any other entity or the merger, combination or consolidation of any other entity with or into Castle Associates; (ii) any amendment or waiver of or supplement to or any change in the indentures under which the Castle Mortgage Notes or the Castle PIK Notes were issued that is accomplished without the consent of the holders of the Castle Mortgage Notes or the Castle PIK Notes, as the case may be; (iii) certain transactions or series of transactions to which Trump or any affiliate of Trump is a party, participant or beneficiary; (iv) certain changes in the senior management of Castle Associates; (v) the incurrence of debt, operating leases and capital expenditures in excess of certain threshold amounts; (vi) the commencement of, or involvement in, bankruptcy pro-ceedings, the seeking of relief as a debtor, the modification or alteration of the rights of creditors or the assignment for the benefit of creditors; (vii) any amendment or supplement to, or modification of, or waiver under, or any other change in, the Castle Term Loan; (viii) the payment of compensation to Trump in excess of amounts payable under the Castle Services Agreement; (ix) the amendment or any supplement to the Castle Services Agreement; (x) a change in the nature of business conducted; and (xi) any determination to effect the restoration, repair, replacement or rebuilding of damage, loss or destruction to any buildings, improvements or certain personal property at Trump's Castle or the acquisition by eminent domain of any part of Trump's Castle.

     Officers of Castle Associates. Castle Associates has a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Secretary and such other officers, if any, as the Partners from time to time may in their discretion elect or appoint. Any officer may be but none need be a Partner Representative. Currently, the following persons are executive officers of Castle Associates: Nicholas L. Ribis, Chief Executive Officer; Roger P. Wagner, President and Chief Operating Officer; Robert E. Schaffhauser, Executive Vice President of Finance and Chief Financial Officer; Mark A. Brown, Executive Vice President of Operations; Robert M. Pickus, Executive Vice President of Corporate and Legal Affairs and Secretary; John P. Burke, Treasurer; and Patricia M. Wild, Senior Vice President, Assistant Secretary and General Counsel. It is contemplated that these executive officers will remain as executive officers of Castle Associates upon consummation of the Acquisition.


     Compensation and Reimbursement. No Partner or Partner Representative is entitled to separate compensation for services as Partner or Partner Representative, except that Partner Representatives (other than Trump or any of his affiliates) are entitled to receive an annual fee not in excess of $50,000 plus an additional fee of $2,500 for each meeting attended (in person or by conference telephone call) (provided, that the aggregate amount of said additional fees may not exceed $25,000 in any fiscal year), and to reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings. Notwithstanding the foregoing, payments may be made in accordance with the Castle Services Agreement. The Partners and the Partner Representatives are reimbursed by Castle Associates for all expenses, disbursements and advances incurred or made in good faith to third parties for or on behalf of Castle Associates.

Indemnification


     Castle Associates indemnifies and holds harmless each Partner, its affiliates, each Partner Representative and his affiliates, and all officers, directors, employees and agents of such Partner or Partner Representative, and his affiliates (individually, an "Indemnitee") from and against any and all losses arising from any and all claims in which the Indemnitee may be involved, or threatened to be involved, arising out of or incidental to the business of Castle Associates (including, without limitation, liabilities under federal and state securities laws), but only if such course of conduct does not constitute gross negligence or willful misconduct.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                             AND MANAGEMENT OF THCR


     The following table sets forth, as of August 16, 1996, certain information regarding the beneficial ownership of THCR Common Stock by (i) each of THCR's executive officers, (ii) each director of THCR, (iii) each person who is known to THCR to own beneficially more than 5% of the THCR Common Stock and (iv) all officers and directors of THCR as a group. Such information is based, in part, upon information provided by certain stockholders of THCR. In the case of persons other than the officers and directors of THCR, such information is based solely on a review of Schedules 13D and 13G filed with the SEC.


                                                            Beneficial Ownership
                                                            --------------------

Name                                                         Number      Percent
- ----                                                         ------      -------


Donald J. Trump .....................................     9,881,548(1)     29.0%
Nicholas L. Ribis ...................................        82,487(2)     *
John P. Burke .......................................           400(3)     *
Robert M. Pickus ....................................           200        *
Wallace B. Askins ...................................         3,000        *
Don M. Thomas .......................................           400        *
Peter M. Ryan .......................................         2,000        *
State Street Research & Management Company ..........     1,270,300(4)      5.3%
Oppenheimer Group, Inc. .............................     1,490,075(5)      6.2%
All officers and directors of THCR (7 persons) ......     9,970,035        29.3%


The above persons have sole voting and investment power, unless otherwise indicated below.

- -----------
 *    Less than 1%.


(1) 725 Fifth Avenue, New York, New York 10022. These shares include 6,674,006 and 1,407,017 shares of THCR Common Stock into which Trump's and Trump Casinos' limited partnership interests in THCR Holdings are convertible, subject to certain adjustments. Trump Casinos is a corporation wholly owned by Trump. These shares also include (a) 275 shares of THCR Common Stock held by Trump's wife, Ms. Marla M. Trump, of which shares Trump disclaims beneficial ownership, (b) 250 shares of THCR Common Stock, 100 of which are held for Trump's account and 150 of which are held as custodian for his children, and (c) 1,800,000 shares of THCR Common Stock underlying currently exercisable warrants to purchase THCR Common Stock held by Trump of which (i) 600,000 shares may be purchased on or before April 17, 1999 at $30.00 per share, (ii) 600,000 shares may be purchased on or before April 17, 2000 at $35.00 per share and (iii) 600,000 shares may be purchased on or before April 17, 2001 at $40.00 per share. Trump beneficially owns an approximately 25% limited partnership interest in THCR Holdings, of which approximately 4% is held directly by Trump Casinos. Trump is also the beneficial owner of all of the outstanding shares of THCR Class B Common Stock (1,000 shares) of which he holds 800 shares directly and holds 200 shares through Trump Casinos.


(2) Includes a fully vested stock bonus award of 66,667 shares of THCR Common Stock. These shares also include 3,081 shares and 2,739 shares held by Mr. Ribis as custodian for his son, Nicholas L. Ribis Jr., and his daughter, Alexandria Ribis, respectively, of which shares Mr. Ribis disclaims beneficial ownership.

(3) Mr. Burke shares voting and dispositive power of 100 of these shares with his wife. These shares also include 100 shares beneficially owned solely by his wife, of which shares Mr. Burke disclaims beneficial ownership.

(4) One Financial Center, 30th Floor, Boston, Massachusetts 02111. State Street Research & Management Company ("State Street") is an investment adviser and disclaims beneficial ownership of these shares. Metropolitan Life Insurance Company, One Madison Avenue, New York, New York 10010, is the parent holding company of State Street.

(5) Oppenheimer Tower, World Financial Center, New York, New York 10281. Oppenheimer Group, Inc. ("Oppenheimer") has shared voting and dispositive power over these shares. These shares include 886,400 shares beneficially owned by Oppenheimer Capital, an investment adviser, of which Oppenheimer is the parent holding company.

     As security for certain indebtedness of Trump and his affiliates (other than THCR and its subsidiaries) owed to certain lenders, Trump pledged (and caused Trump Casinos to pledge) all of the shares of THCR Class B Common Stock and the limited partnership interests in THCR Holdings held by Trump (and Trump Casinos). A foreclosure on all of such collateral could result in a change of control of THCR.

            SUBMISSION OF STOCKHOLDER PROPOSALS--1997 ANNUAL MEETING


     Any proposals of stockholders of THCR intended to be included in THCR's proxy statement and form of proxy relating to THCR's next annual meeting of stockholders must be in writing and received by the Secretary of THCR at THCR's office at 2500 Boardwalk, Atlantic City, New Jersey 08401 no later than January 10, 1997. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 12, 1997, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.


     Any stockholder interested in making a proposal is referred to Article II,
Section 11 of the THCR By-Laws. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals and the other requirements set forth in the THCR Certificate of Incorporation and the THCR By-Laws.

                              AVAILABLE INFORMATION


     THCR is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, has filed reports and other information with the SEC. Reports, proxy statements and other information of THCR are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (such as THCR) that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov. The THCR Common Stock is listed on the NYSE, and reports and other information concerning THCR can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Proxy Statement contains forward-looking information that involves risks and uncertainties inherent in the gaming industry and other risks and uncertainties described in THCR's public filings; such information is subject to the assumptions set forth in connection therewith and the information contained herein and therein.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE CORPORATE SECRETARY'S OFFICE, TRUMP HOTELS & CASINO RESORTS, INC., 2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401; TELEPHONE NUMBER
(609) 441-6060. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN SEPTEMBER 20, 1996.


                      INFORMATION INCORPORATED BY REFERENCE

     The following documents are incorporated by reference herein:

          1. Annual Report of Trump Hotels & Casino Resorts, Inc. on Form 10-K for the year endedDecember 31, 1995.


          2. Quarterly Reports of Trump Hotels & Casino Resorts, Inc. on Form 10-Q for the quarters endedMarch 31, 1996 and June 30, 1996.

          3. Current Reports of Trump Hotels & Casino Resorts, Inc. on Form 8-K, filed with the SEC onJanuary 10, 1996, February 1, 1996, May 2, 1996, May 22, 1996 and June 25, 1996.

          4. Joint Proxy Statement-Prospectus of Trump Hotels & Casino Resorts, Inc. and Taj Mahal Holding Corp., dated March 8, 1996, included in the Registration Statement on Form S-4 of Trump Hotels & Casino Resorts, Inc., Registration No. 333-153.

          5. Prospectus of Trump Hotels & Casino Resorts, Inc., dated April 11, 1996, included in the Registration Statement on Form S-1 of Trump Hotels & Casino Resorts, Inc., Registration No. 333-639.

          6. Proxy Statement of Trump Hotels & Casino Resorts, Inc., filed with the SEC on May 10, 1996.


     All other documents filed by THCR pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement, and prior to the date of the Special Meeting, shall be deemed to be incorporated by reference herein.

     Any statement contained in a document filed with the SEC prior to the date hereof and incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. The modifying or superseding statement may, but need not, state that it has modified or superseded a prior statement or include any other information set forth in the document that is not so modified or superseded. The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact, an omission to state a material fact necessary to make a statement not misleading, or the employment of a manipulative, deceptive or fraudulent device, contrivance, scheme, transaction, act, practice, course of business or artifice to defraud, as those terms are used in the Securities Act of 1933, as amended, the Exchange Act or the rules and regulations thereunder. Any statement so modified shall not be deemed in its unmodified form to constitute a part hereof for purposes of the Exchange Act. Any statement so superseded shall not be deemed to constitute a part hereof for purposes of the Exchange Act.

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

Trump's Castle Associates and Subsidiary

    Condensed and Consolidated Balance Sheets of Trump's Castle
     Associates and Subsidiary at June 30, 1996 (unaudited) and
     December 31, 1995 ...................................................  F-2

    Condensed and Consolidated Statements of Operations of
     Trump's Castle Associates and Subsidiary for the six month period ended June 30, 1996 and 1995 (unaudited) .....................  F-3

    Condensed and Consolidated Statement of Partners' Capital
     (Deficit) of Trump's Castle Associates and Subsidiary for
     the six months ended June 30, 1996 (unaudited) ......................  F-4

    Condensed and Consolidated Statements of Cash Flows for
     Trump's Castle Associates and Subsidiary for the six months ended June 30, 1996 and 1995 (unaudited) ............................  F-5

    Notes to Condensed and Consolidated Financial Statements
     (unaudited) .........................................................  F-6

Trump's Castle Associates and Subsidiary

    Report of Independent Public Accountants .............................  F-8

    Consolidated Balance Sheets of Trump's Castle Associates and
     Subsidiary at December 31, 1995 and 1994 ............................  F-9

    Consolidated Statements of Operations of Trump's Castle
     Associates and Subsidiary for the years ended December 31,
     1995, 1994, and 1993 ...............................................  F-10

    Consolidated Statement of Partners' Capital of Trump's Castle
     Associates and Subsidiary for the years ended December 31,
     1995, 1994, and 1993 ...............................................  F-11

    Consolidated Statements of Cash Flows of Trump's Castle
     Associates and Subsidiary for the years ended December 31,
     1995, 1994 and 1993 ................................................  F-12

    Notes to Consolidated Financial Statements ..........................  F-13

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
                    CONDENSED AND CONSOLIDATED BALANCE SHEETS
                             (Dollars In Thousands)


                                                     June 30,    December 31,
                                                      1996          1995
                                                    ---------     --------
                                                   (unaudited)
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ....................... $  17,767     $ 21,038
  Receivables, net ................................     8,535       10,259
  Due from affiliates, net ........................       197        1,146
  Inventories .....................................     1,458        1,567
  Other current assets ............................     2,424        4,961
                                                    ---------     --------
     Total current assets .........................    30,381       38,971
                                                    ---------     --------
PROPERTY AND EQUIPMENT ............................   319,280      322,115
                                                    ---------     --------
OTHER ASSETS ......................................     9,509        9,495
                                                    ---------     --------
     Total assets ................................. $ 359,170     $370,581
                                                    =========     ========
     LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

CURRENT LIABILITIES:
  Current maturities--other borrowings ............ $   3,271     $  2,903
  Accounts payable and accrued expenses ...........    32,180       31,108
  Accrued interest payable ........................     4,413        4,391
                                                    ---------     --------
     Total current liabilities ....................    39,864       38,402
MORTGAGE NOTES, due 2003 ..........................   207,773      206,569
  (Net of unamortized discount of
  $34,368 and $35,572, respectively)
PIK NOTES, due 2005 ...............................    58,514       54,110
  (Net of unamortized discount of
  $7,637 and $7,750, respectively)
OTHER BORROWINGS ..................................    62,410       62,336
OTHER LONG TERM LIABILITIES .......................     3,728        3,351
                                                    ---------     --------
     Total liabilities ............................   372,289      364,768
                                                    ---------     --------
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL (DEFICIT) .......................   (13,119)       5,813
                                                    ---------     --------
     Total liabilities and capital ................ $ 359,170     $370,581
                                                    =========     ========


The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
               CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                             (Dollars In Thousands)


                                                         For the Six Months
                                                           Ended June 30,
                                                    ---------------------------
                                                       1996              1995
                                                    ---------         ---------
REVENUES:
 Gaming ....................................        $ 127,173         $ 124,511
 Rooms .....................................            9,005             9,194
 Food and beverage .........................           15,590            12,980
 Other .....................................            3,917             3,834
                                                    ---------         ---------
    Gross Revenues .........................          155,685           150,519
Less--Promotional allowances ...............           18,943            14,363
                                                    ---------         ---------
    Net Revenues ...........................          136,742           136,156

COSTS AND EXPENSES:
 Gaming ....................................           80,198            73,677
 Rooms .....................................              755             1,327
 Food and beverage .........................            5,566             5,973
 General and administrative ................           38,140            35,536
 Depreciation and amortization .............            7,677             7,113
                                                    ---------         ---------
    Total costs and expenses ...............          132,336           123,626
                                                    ---------         ---------
    Income From Operations .................            4,406            12,530
INTEREST INCOME ............................              258               224
INTEREST EXPENSE ...........................          (23,596)          (22,589)
                                                    ---------         ---------
    Net Loss ...............................        ($ 18,932)        ($  9,835)
                                                    =========         =========



The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
      CONDENSED AND CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                     For the Six Months Ended June 30, 1996

                                   (unaudited)

                             (Dollars In Thousands)

                                                        Partners'
                                          Partners'    Accumulated
                                           Capital       Deficit         Total
                                           -------      --------       --------
Balance at December 31, 1995 ........      $73,395      ($67,582)      $  5,813
Net Loss ............................         --         (18,932)       (18,932)
                                           -------      --------       --------
Balance at June 30, 1996 ............      $73,395      ($86,514)      ($13,119)
                                           =======      ========       ========

The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
               CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                             (Dollars In Thousands)

                                                             For the Six Months
                                                               Ended June 30,
                                                           ---------------------
                                                             1996        1995
                                                           --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ..............................................   ($18,932)   ($ 9,835)
 Adjustments to reconcile net loss to net cash
  flows provided by operating activities
  Noncash charges--
   Depreciation and amortization .......................      7,677       7,113
   Accretion of bond discount ..........................      1,318       1,151
   Provision for losses on receivables .................        640         516
   Valuation allowance--CRDA investments ...............        650         714
                                                           --------    --------
                                                             (8,647)       (341)
   Decrease in receivables .............................      2,033       1,168
   Decrease in inventories .............................        109         211
   Decrease (increase) in other current assets .........      2,427      (3,632)
   Decrease (increase) in other assets .................        934        (155)
   Increase in current liabilities .....................        924       1,442
   Increase in other liabilities .......................      4,300       3,739
                                                           --------    --------
    Net cash flows provided by operating activities ....      2,080       2,432
                                                           --------    --------

CASH FLOWS USED IN INVESTING ACTIVITIES:
 Purchases of property and equipment, net ..............     (4,305)     (5,215)
 Purchase of CRDA investments ..........................     (1,365)     (1,241)
                                                           --------    --------
  Net cash flows used in investing activities ..........     (5,670)     (6,456)
                                                           --------    --------

CASH FLOWS USED IN FINANCING ACTIVITIES:
 Proceeds from issuance of debt ........................      1,738         875
 Repayment of other borrowings .........................     (1,419)       (349)
                                                           --------    --------
  Net cash flows provided by investing activities ......        319         526
                                                           --------    --------

  Net decrease in cash and cash equivalents ............     (3,271)     (3,498)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .......     21,038      19,122
                                                           --------    --------

CASH AND CASH EQUIVALENTS AT JUNE 30 ...................   $ 17,767    $ 15,624
                                                           ========    ========

SUPPLEMENTAL INFORMATION:

 Cash paid for interest ................................   $ 17,974    $ 17,676
                                                           ========    ========

The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
            NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

(1) Organization and Operations

     The accompanying consolidated financial statements include those of Trump's Castle Associates, a New Jersey general partnership (the "Partnership") and its wholly owned subsidiary, Trump's Castle Funding, Inc., a New Jersey corporation ("Funding").

     The Partnership owns and operates Trump's Castle Casino Resort, a luxury casino hotel located in the Marina District of Atlantic City, New Jersey.

     The accompanying consolidated financial statements have been prepared by the Partnership without audit. In the opinion of the Partnership, all adjustments, consisting of only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the periods presented have been made. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     The accompanying consolidated financial statements have been prepared by the Partnership pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in the financial statements prepared in conformity with generally accepted accounting principles have been omitted.

     These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the annual report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission by the Partnership and Funding. Certain reclassifications have been made to conform prior year financial information with the current year presentation.


     The results of operations for the six month period ending June 30, 1996 are not necessarily indicative of the operating results to be attained for any other period.

(2) PIK Notes

     On June 23, 1995, the Partnership entered into an Option Agreement with Hamilton Partners, L.P. ("Hamilton") which grants the Partnership an option (the "Option") to acquire the Increasing Rate Subordinated Pay-in-Kind Notes due 2005 (the "PIK Notes") owned by Hamilton. Hamilton has represented to the Partnership that it is the owner of at least 92% of the outstanding principal amount of the PIK Notes. The Option was granted to the Partnership in consideration of $1.9 million of aggregate payments to Hamilton. The Option is exercisable at a price equal to 60% of the aggregate principal amount and accrued interest of the PIK Notes delivered by Hamilton, with accrued but unpaid interest, plus 100% of the PIK Notes issued to Hamilton as interest subsequent to June 23, 1995. Pursuant to the terms of the Option Agreement, upon the occurrence of certain events within 18 months of the time the Option is exercised, the Partnership is required to make an additional payment to Hamilton of up to 40% of the principal amount of the PIK Notes. On May 21, 1996, the Partnership assigned the Option to Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") a Delaware limited partnership and a subsidiary of Trump Hotels & Casino Resorts, Inc. ("THCR"), which, on that same date, exercised the Option and acquired approximately 90% of the PIK Notes for approximately $38.7 million (the "Purchase Price"), in exchange for which THCR Holdings received an aggregate of approximately $59.3 million of PIK Notes. Concurrently with the exercise of the Option, THCR Holdings entered into an agreement with the Partnership and Donald
J. Trump ("Trump"), which granted THCR Holdings a six-month exclusive right to negotiate with Trump and the Partnership with respect to the acquisition of the Partnership (the "Transaction") (see Note 3). If an agreement with respect to the Transaction had not been entered into within six months, the Partnership would then have had the right to repurchase from THCR Holdings, for a period of 90 days (the "Castle Repurchase Date"), the acquired PIK Notes for an amount in cash equal to the Purchase Price plus 16% interest thereon (the "Repurchase Price"). In the event that the Partnership would have not repurchased the acquired PIK Notes, Trump would then have had the right to purchase from THCR Holdings, for a period of 90 days following the Castle Repurchase Date, the acquired PIK Notes for an amount in cash equal to the Repurchase Price calculated to the date of such purchase.


     On May 15, 1996, the semi-annual interest payment of $4,292,000 was paid by issuance of additional PIK Notes.

(3) Proposed Acquisition of the Partnership

     In consideration for the Partnership's assignment of the PIK Note Option to THCR Holdings, an agreement was reached which gives THCR Holdings exclusive rights to negotiate the acquisition of the Partnership (See Note 2).

     Pursuant to an Agreement (the "Agreement"), dated as of June 24, 1996, by and among THCR, THCR Holdings, TC/GP, Inc. ("TC/GP"), a Delaware corporation wholly owned by Trump, Trump's Castle Hotel & Casino, Inc. ("TCHI"), a New Jersey corporation wholly owned by Trump, and Trump, THCR Holdings agreed to acquire all of the outstanding equity interests of the Partnership for an aggregate consideration of $176.9 million. The Agreement contemplates the following transactions will take place:

     (i) Trump will contribute to THCR Holdings his 61.5% equity interest in the Partnership, in consideration of which he will receive a 9.52854% limited partnership interest in THCR Holdings, exchangeable into 3,626,450 shares of THCR common stock (valuing each share at $30.00 (the "THCR Stock Contribution Value");

     (ii) TC/GP will contribute to THCR Holdings its 37.5% equity interest in the Partnership, in consideration of which it will receive a 5.81009% limited partnership in THCR Holdings, exchangeable into 2,211,250 shares of THCR common stock valuing each share at the THCR Stock Contribution Value; and

     (iii) THCR-TCHI Merger Corp., a Delaware corporation and wholly owned subsidiary of THCR Holdings ("Merger Sub"), will merge (the "THCI Merger") with and into THCI (holder of a 1.0% equity interest in the Partnership), whereupon each share of common stock of TCHI ("TCHI Common Stock"), outstanding immediately prior to the TCHI Merger will be converted into the right to receive one share of common stock of the surviving corporation of the TCHI Merger and each holder of the outstanding warrants ("Castle Warrants") issued under the Warrant Agreement, dated as of December 30, 1993, will be entitled to receive for each former share of TCHI Common Stock for which each Castle Warrant was exercisable an amount in cash equal to the TCHI Consideration.

     The acquisition will be accounted for as a purchase.

     The acquisition is subject to satisfaction of a number of conditions, including the affirmative vote of a majority of the outstanding shares of THCR common stock (excluding the shares held by Trump and the other officers and directors of THCR and their affiliates) and the receipt of various third party approvals and consents.


(4) Financial Information of Funding

    Financial information relating to Funding is as follows (in thousands):


                                                    June 30,        December 31,

                                                      1996            1995
                                                    --------        --------
          Total Assets (including Mortgage
          Notes Receivable $242,141, net of
          unamortized discount of $34,368 and
          $35,572 at June 30, 1996 and
          December 31, 1995, PIK Notes
          Receivable of $66,151, net of
          unamortized discount of $7,637 at
          June 30, 1996 and $61,860, net of
          unamortized discount of $7,750 at
          December 31, 1995, and Senior Notes
          Receivable of $27,000 at June 30,
          1996 and December 31, 1995.) ..........  $293,287         $287,679
                                                   ========         ========

          Total Liabilities and Capital
          (including Mortgage Notes Payable
          of $242,141, net of unamortized
          discount of $34,368 and $35,572 at
          June 30, 1996 and December 31,
          1995, PIK Notes Payable of $66,151,
          net of unamortized discount of
          $7,637, at June 30, 1996 and $7,750
          at December 31, 1995 and Senior
          Notes Payable of $27,000 at June
          30, 1996 and December 31, 1995.) ......  $293,287         $287,679
                                                   ========         ========

                                                        For the Six Months
                                                          Ended June 30,
                                                   -------------------------
                                                     1996             1995
                                                   --------         --------
    Interest Income                                $ 21,395         $ 20,692
    Interest Expense                                 21,395           20,692
                                                   --------         --------
    Net Income                                     $  --            $  --
                                                   ========         ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump's Castle Associates and Subsidiary:


     We have audited the accompanying consolidated balance sheets of Trump's Castle Associates (a New Jersey general partnership) and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free ofmaterial misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump's Castle Associates and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1995, in conformity with generally accepted accounting principles.


                                                             ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 16, 1996

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
            CONSOLIDATED BALANCE SHEETS -- DECEMBER 31, 1995 AND 1994


ASSETS
                                                      1995             1994
                                                 -------------    -------------
CURRENT ASSETS:
 Cash and cash equivalents ...................   $  21,038,000    $  19,122,000
 Trade receivables, less allowance
  for doubtful accounts
  of $1,969,000 and
  $3,704,000 respectively (Note 3) ...........       9,007,000        7,395,000
 Accounts receivable, other ..................       1,252,000        1,463,000
 Due from affiliates, net (Note 6) ...........       1,146,000          434,000
 Inventories (Note 3) ........................       1,567,000        1,790,000
 Prepaid expenses and other
   current assets (Note 4) ...................       4,961,000        2,880,000
                                                 -------------    -------------
Total current assets .........................      38,971,000       33,084,000
                                                 -------------    -------------
PROPERTY AND EQUIPMENT (Notes 3, 4, and 5):
 Land and land improvements ..................      62,706,000       62,706,000
 Buildings and building improvements .........     327,487,000      327,487,000
 Furniture, fixtures and equipment ...........     114,253,000      108,308,000
 Construction in progress ....................       5,436,000        3,196,000
                                                 -------------    -------------
                                                   509,882,000      501,697,000
 Less--Accumulated depreciation ..............     187,767,000      173,523,000
                                                 -------------    -------------
                                                   322,115,000      328,174,000
                                                 -------------    -------------
OTHER ASSETS .................................       9,495,000        7,539,000
                                                 -------------    -------------
    Total assets .............................   $ 370,581,000    $ 368,797,000
                                                 =============    =============
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Current maturities--other borrowings (Note 5)   $   2,903,000    $   1,108,000
 Trade accounts payable ......................       9,413,000        6,191,000
 Accrued payroll and related expenses ........       7,358,000        8,625,000
 Accrued interest payable (Note 2) ...........       4,391,000        3,994,000
 Gaming liabilities (Note 3) .................       2,988,000        3,126,000
 Self insurance reserves .....................       4,141,000        4,660,000
 Other .......................................       7,208,000        6,380,000
                                                 -------------    -------------
Total current liabilities ....................      38,402,000       34,084,000
MORTGAGE NOTES, due 2003 (Notes 4 and 10) ....     206,569,000      204,412,000
 (Net of discount of $ 35,572,000 and
  $ 37,729,000, respectively)
PIK NOTES, due 2005 (Notes 4 and 10) .........      54,110,000       46,129,000
 (Net of discount of $ 7,750,000 and
  $ 7,965,000, respectively)
OTHER BORROWINGS (Note 5) ....................      62,336,000       63,892,000
OTHER LONG TERM LIABILITIES ..................       3,351,000        3,315,000
                                                 -------------    -------------
Total liabilities ............................     364,768,000      351,832,000
                                                 -------------    -------------
COMMITMENTS AND CONTINGENCIES (Note 7)
PARTNERS' CAPITAL (Notes 2 and 6):
 Contributed capital .........................      73,395,000       73,395,000
 Accumulated deficit .........................     (67,582,000)     (56,430,000)
                                                 -------------    -------------
Total partners' capital ......................       5,813,000       16,965,000
                                                 -------------    -------------
    Total liabilities and capital ............   $ 370,581,000    $ 368,797,000
                                                 =============    =============


The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                     1995             1994             1993
                                -------------    -------------    -------------
REVENUES:
 Gaming (Note 3) .............  $ 280,124,000    $ 258,455,000    $ 246,370,000
 Rooms .......................     20,052,000       19,514,000       19,647,000
 Food and beverage ...........     30,804,000       28,447,000       30,608,000
 Other .......................      9,130,000        8,969,000        8,201,000
                                -------------    -------------    -------------
    Gross Revenues ...........    340,110,000      315,385,000      304,826,000
 Less--Promotional allowances
   (Note 3) ..................     34,547,000       31,572,000       31,599,000
                                -------------    -------------    -------------
    Net Revenues .............    305,563,000      283,813,000      273,227,000
                                -------------    -------------    -------------
COSTS AND EXPENSES
 (Notes 2, 6 and 7)
 Gaming ......................    165,679,000      151,036,000      145,717,000
 Rooms .......................      2,534,000        2,533,000        2,980,000
 Food and beverage ...........     13,516,000       12,396,000       14,595,000
 General and administrative ..     61,431,000       61,974,000       54,558,000
 Depreciation and amortization     14,639,000       14,437,000       16,425,000
 Other .......................     13,403,000       12,613,000       11,086,000
                                -------------    -------------    -------------
                                  271,202,000      254,989,000      245,361,000
                                -------------    -------------    -------------
    Income from operations ...     34,361,000       28,824,000       27,866,000
INTEREST INCOME ..............        504,000          636,000          675,000
INTEREST EXPENSE, including
 approximately $9,000,000 in
 transaction costs related to
 the Recapitalization Plan
 in 1993 (Note 2) ............    (46,017,000)     (44,173,000)     (56,926,000)
                                -------------    -------------    -------------
    Net Loss .................  ($ 11,152,000)   ($ 14,713,000)   ($ 28,385,000)
                                =============    =============    =============


The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                     Contributed    Accumulated
                                       Capital        Deficit         Total
                                     -----------   ------------    ------------


Balance at December 31, 1992 .....   $73,395,000   ($12,596,000)   $ 60,799,000
 Net loss ........................          --      (28,385,000)    (28,385,000)
 Partnership distribution (Note 6)          --         (736,000)       (736,000)
                                     -----------   ------------    ------------
Balance at December 31, 1993 .....    73,395,000    (41,717,000)     31,678,000
 Net loss ........................          --      (14,713,000)    (14,713,000)
                                     -----------   ------------    -----------
Balance at December 31, 1994 .....    73,395,000    (56,430,000)     16,965,000
 Net loss ........................          --      (11,152,000)    (11,152,000)
                                     -----------   ------------    -----------
Balance at December 31, 1995 .....   $73,395,000   ($67,582,000)   $  5,813,000
==================================   ===========   ============    ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                         December 31,
                                                         --------------------------------------------
                                                             1995            1994            1993
                                                         -----------     -----------     -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss ..........................................   ($11,152,000)   ($14,713,000)   ($28,385,000)
                                                         -----------     -----------     -----------
  Adjustments to reconcile net loss to net cash flows
   provided by (used in) operating activities--
   Noncash charges--
    Depreciation and amortization ...................     14,639,000      14,437,000      16,425,000
    Accretion of bond discount ......................      2,372,000       2,148,000      10,395,000
    Provision for losses on receivables .............      1,370,000       3,438,000         755,000
    Amortization of CRDA tax credits ................        720,000         955,000         115,000
    Valuation allowance--CRDA investments ...........        936,000         735,000         953,000
                                                         -----------     -----------     -----------
                                                           8,885,000       7,000,000         258,000
    Increase in receivables .........................     (3,486,000)     (2,461,000)     (3,461,000)
    Decrease (increase) in inventories ..............        223,000         525,000        (155,000)
    Increase in other current assets ................     (2,800,000)       (320,000)       (701,000)
    Increase in other assets ........................        (86,000)       (881,000)        (42,000)
    Increase (decrease) in current liabilities ......      2,527,000       2,112,000      (4,980,000)
    Increase in other liabilities ...................      7,802,000       3,315,000            --
                                                         -----------     -----------     -----------
      Net cash flows provided by (used in)
       operating activities .........................     13,065,000       9,290,000      (9,081,000)
                                                         -----------     -----------     -----------
CASH FLOWS USED BY INVESTING ACTIVITIES:
  Purchases of property and equipment, net ..........     (8,580,000)     (8,257,000)    (10,396,000)
  Purchase of CRDA investments ......................     (2,805,000)     (2,350,000)     (2,958,000)
                                                         -----------     -----------     -----------
      Net cash flows used in investing activities ...    (11,385,000)    (10,607,000)    (13,354,000)
                                                         -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Senior Notes ..........................           --              --        27,000,000
  Repayment of other borrowings .....................     (1,470,000)           --        (7,000,000)
  Other borrowings ..................................      1,706,000            --              --
  Distributions to TC/GP, Inc. ......................           --              --          (736,000)
                                                         -----------     -----------     -----------
      Net cash flows from financing activities ......        236,000            --        19,264,000
                                                         -----------     -----------     -----------
      Net increase (decrease) in cash and cash
       equivalents ..................................      1,916,000      (1,317,000)     (3,171,000)
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR ..............................     19,122,000      20,439,000      23,610,000
                                                         -----------     -----------     -----------
CASH AND CASH EQUIVALENTS
  AT END OF YEAR ....................................   $ 21,038,000    $ 19,122,000    $ 20,439,000
                                                         ===========     ===========     ===========

           The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization And Operations

     The accompanying consolidated financial statements include those of Trump's Castle Associates, a New Jersey general partnership (the "Partnership") and its wholly-owned subsidiary, Trump's Castle Funding, Inc., a New Jersey corporation ("Funding"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     The Partnership was formed as a limited partnership in 1985 for the sole purpose of acquiring and operating Trump's Castle Casino Resort ("Trump's Castle"). The Partnership converted to a general partnership in February 1992. Trump's Castle is a luxury casino hotel located in the Marina District of Atlantic City, New Jersey. A substantial portion of Trump's Castle's revenues are derived from its gaming operations. Competition in the Atlantic City gaming market is intense and the Partnership believes that the competition will continue as new entrants to the gaming industry become operational.

     The partners in the Partnership are TC/GP, Inc. ("TC/GP"), which has a 37.5% interest in the Partnership, Donald J. Trump ("Trump"), who has a 61.5% interest in the Partnership, and Trump's Castle Hotel & Casino, Inc. ("TCHI"), which has a 1% interest in the Partnership. Trump, by virtue of his ownership of TC/GP and TCHI, is the beneficial owner of 100% of the common equity interest in the Partnership, subject to the right of holders of warrants for 50% of the common stock of TCHI (the "TCHI Warrants") to acquire an indirect beneficial interest in 0.5% of the common equity interest in the Partnership. Trump has pledged his direct and indirect ownership interest in the Partnership as collateral under various personal debt agreements.

     Funding was incorporated on May 28, 1985 solely to serve as a financing company to raise funds through the issuance of bonds to the public (Note 4). Since Funding has no business operations, its ability to repay the principal and interest on the 11 1/2% Senior Secured Notes due 2000 (the "Senior Notes"), the 11 3/4% Mortgage Notes due 2003 (the "Mortgage Notes"), and its Increasing Rate Subordinated Pay-in-Kind Notes due 2005 (the "PIK Notes") is completely dependent upon the operations of the Partnership.

(2) Plan Of Recapitalization

     On December 28, 1993, the Partnership, Funding, and TC/GP consummated a recapitalization plan (the "Recapitalization Plan") whereby each $1,000 of principal of the 9.5% Mortgage Bonds issued as part of an earlier plan of reorganization was exchanged for $750 principal amount of Funding's Mortgage Notes, $120 principal amount of Funding's PIK Notes, and a cash payment of $6.19 plus all accrued and unpaid interest. Those bondholders who did not elect to exchange their Mortgage Bonds received a cash payment in redemption of their Mortgage Bonds of $750 for each $1,000 of principal amount of bonds plus accrued and unpaid interest. In addition, each share of TC/GP common stock was exchanged for $35 principal amount of PIK Notes.

     As a result of the Recapitalization Plan, approximately 96% of the principal amount of the previously issued Mortgage Bonds were exchanged for Mortgage Notes and PIK Notes and the TC/GP common stock was redeemed. Those Bonds that were redeemed for cash were purchased at an amount which approximated their net book value at the date of purchase. The net book value of the exchanged Bonds has been carried forward and allocated to the Mortgage Notes and PIK Notes in proportion to the principal amount of Mortgage Notes and PIK Notes issued. The difference between the principal amount and net book value of these Mortgage Notes and PIK Notes is being accreted as a charge to interest expense over the life of the Mortgage Notes and PIK Notes using the effective interest method.

     In addition to the Mortgage Notes and PIK Notes, Funding issued $27,000,000 of the Senior Notes. A portion of the proceeds from the Senior Notes were used to repay $7,000,000 of outstanding indebtedness.

     Transaction costs related to the Recapitalization Plan of approximately $9,000,000 were included in interest expense. Included in these costs was a $1,500,000 bonus to Trump for the services he provided in connection with the Recapitalization Plan.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(3) Accounting Policies

  Pervasiveness of Estimates

     The preparation of these financial statements in conformity with generally accepted accounting principals requires the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

  Revenue Recognition

     Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Revenues from hotel and other services are recognized at the time the related services are performed.

     The Partnership provides an allowance for doubtful accounts arising from casino, hotel, and other services, which is based upon a specific review of certain outstanding receivables and historical collection performance. In determining the amount of the allowance, the Partnership is required to make certain estimates and assumptions and actual results may differ from these estimates and assumptions.

  Promotional Allowances

     Gross revenues include the retail value of the complimentary food, beverage, and hotel services provided to patrons. The retail value of these promotional allowances is deducted from gross revenues to arrive at net revenues. The cost of such complimentaries have been included in gaming costs and expenses in the accompanying consolidated statements of operations. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses and are as follows:

                                       1995             1994             1993
                                       ----             ----             ----

Rooms .......................      $ 6,261,000      $ 6,554,000      $ 5,834,000
Food and Beverage ...........       18,240,000       17,342,000       17,332,000
Other .......................        2,483,000        2,693,000        2,073,000
                                   -----------      -----------      -----------
                                   $26,984,000      $26,589,000      $25,239,000
                                   ===========      ===========      ===========

  Income Taxes

     The accompanying consolidated financial statements do not include a provision for Federal income taxes of the Partnership, since any income or losses allocated to the partners are reportable for Federal income tax purposes bythe Partners.

     Under the Casino Control Act (the "Act") and the regulations promulgated thereunder, the Partnership and Funding are required to file a consolidated New Jersey corporation business tax return.

     As of December 31, 1995, the Partnership had New Jersey State net operating losses of approximately $162,000,000, which are available to offset taxable income through the year 2002. The net operating loss carryforwards result in a deferred tax asset of $15,200,000, which has been offset by a valuation allowance of $15,200,000, as utilization of such carryforwards is not considered to be more likely than not.

  Inventories

     Inventories of provisions and supplies are carried at the lower of cost (first-in, first-out basis) or market.

  Property and Equipment

     Property and equipment is recorded at cost and is depreciated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives for furniture, fixtures, and equipment and buildings are from three to eight years and forty years, respectively.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(3) Accounting Policies--(Continued)

  Long Lived Assets

     During 1995, the Partnership adopted the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long Lived Assets" ("SFAS 121"). SFAS 121 requires, among other things, that an entity review its long lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Partnership does not believe that any impairment exists in the recoverability of its long lived assets.

  Statements of Cash Flows

     For purposes of the statements of cash flows, Funding and the Partnership consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     The following supplemental disclosures are made to the statements of cash flows:

                                             1995          1994          1993
                                             ----          ----          ----
Cash paid during the year for interest
 (net of amounts capitalized) ........   $35,338,000   $31,255,000   $44,857,000
                                         ===========   ===========   ===========


Issuance of debt in exchange for
  accrued interest ...................   $ 7,766,000   $ 3,559,000   $      --
                                         ===========   ===========   ===========


  Reclassification

     Certain reclassifications have been made to the 1994 and 1993 financial statements in order to conform to the classifications used in 1995.

(4) Mortgage Notes and Pik Notes


     As discussed in Note 2, on December 28, 1993 all of the outstanding Mortgage Bonds and TC/GP common stock were either redeemed or exchanged for Mortgage Notes and PIK Notes by Funding. The Mortgage Notes bear interest, payable in cash, semi-annually, at 11 3/4% and mature on November 15, 2003. As discussed in Note 2, the net book value of the exchanged bonds has been carried forward and allocated to the Mortgage Notes and PIK Notes in proportion to the principal amount of Mortgage Notes and PIK Notes issued. In the event the PIK Notes are redeemed prior to November 15, 1998, the interest rate on the Mortgage Notes will be reduced to 11 1/2%. The Mortgage Notes may be redeemed at Funding's option at a specified percentage of the principal amount commencing in 1998.


     The PIK Notes bear interest payable, at Funding's option in whole or in part in cash and through the issuance of additional PIK Notes, semi-annually at the rate of 7% through September 30, 1994 and 13 7/8% through November 15,
2003. After November 15, 2003, interest on the Notes is payable in cash at the rate of 13 7/8%. The PIK Notes mature on November 15, 2005. The PIK Notes may be redeemed at Funding's option at 100% of the principal amount under certain conditions, as defined in the PIK Note Indenture, and are required to be redeemed from a specified percentage of any equity offering which includes the Partnership. Interest has been accrued using the effective interest method. On May 15, 1995 and November 15, 1995, the semi-annual interest payments of $3,753,000 and $4,013,000, respectively, were paid by the issuance of additional PIK Notes.


     On June 23, 1995, the Partnership entered into an Option Agreement with Hamilton Partners, L.P. ("Hamilton") which grants the Partnership an option (the "Option") to acquire the PIK Notes owned by Hamilton. Hamilton has represented to the Partnership that it is the owner of at least 92% of the outstanding principal amount of the PIK Notes. The Option was granted to the Partnership in consideration of $1,900,000 of aggregate payments to Hamilton, which is included in prepaid expenses and other current assets.


     The Option is exercisable at a price equal to 60% of the aggregate principal amount and accrued interest of the PIK Notes delivered by Hamilton. Pursuant to the terms of the Option Agreement, upon the occurrence of certain

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


(4) Mortgage Notes and PIK Notes--(Continued)


events within 18 months of the time the Option is exercised, the Partnership is required to make an additional payment to Hamilton of up to 40% of the principal amount of the PIK Notes. The option expires on March 19, 1996 and may be extended to June 21, 1996.

     The terms of both the Mortgage Notes and PIK Notes include limitations on the amount of additional indebtedness the Partnership may incur, distributions of Partnership capital, investments, and other business activities.

     The Mortgage Notes are secured by a promissory note of the Partnership to Funding (the "Partnership Note") in an amount and with payment terms necessary to service the Mortgage Notes. The Partnership Note is secured by a mortgage on Trump's Castle and substantially all of the other assets of the Partnership. The Partnership Note has been assigned by Funding to the Trustee to secure the repayment of the Mortgage Notes. In addition, the Partnership has guaranteed (the "Guaranty") the payment of the Mortgage Notes, which Guaranty is secured by a mortgage on Trump's Castle. The Partnership Note and the Guaranty are expressly subordinated to the indebtedness described in Note 5 (the "Senior Indebtedness") and the liens of the mortgages securing the Partnership Note and the Guaranty are subordinate to the liens securing the Senior Indebtedness.

     The PIK Notes are secured by a subordinated promissory note of the Partnership to Funding (the "Subordinated Partnership Note"), which has been assigned to the Trustee for the PIK Notes, and the Partnership has issued a subordinated guaranty (the "Subordinated Guaranty") of the PIK Notes. The Subordinated Partnership Note and the Subordinated Guaranty are expressly subordinated to the Senior Indebtedness, the Partnership Note, andthe Guaranty.

     The ability of Funding and the Partnership to pay their indebtedness when due, will depend on their ability to either generate cash from operations sufficient for such purposes or to refinance such indebtedness on or before the date on which it becomes due. The Partnership does not currently anticipate being able to generate sufficient cash flow from operations to repay a substantial portion of the principal amounts of the Mortgage Notes and the PIK Notes when due. Thus, the repayment of the principal amount of this indebtedness will likely depend primarily upon the ability of Funding and the Partnership to refinance this debt when due. The future operating performance of the Partnership and the ability to refinance this debt will be subject to the then prevailing economic conditions, industry conditions, and numerous other financial, business, and other factors, many of which are beyond the control of Funding or the Partnership. There can be no assurance that the future operating performance of the Partnership will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally, or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing this debt or other attempts to raise capital.

(5) Other Borrowings

  Bank Borrowings

     The Partnership has a term loan with Midlantic National Bank (the "Term Loan") in the amount of $38,000,000. The Term Loan had an initial maturity date of May 29, 1995 and under its terms, the Partnership had the option, subject to certain conditions, to extend the Term Loan an additional five years. The Partnership exercised its option to extend the Term Loan on May 28, 1995. The interest rate was revised to be a fluctuating rate of 3% above the bank's prime rate, which was 8.5% at December 31, 1995, but in no event less than 9% per annum. In addition, the outstanding principal amount of the Term Loan will be amortized over the five-year extension period on a twenty year amortization schedule requiring principal payments of approximately $158,000 per month over the period. At December 31, 1995, $36,892,000 was outstanding on this Term Loan.

     The Term Loan is secured by a mortgage lien on Trump's Castle that is prior to the lien securing the Mortgage Notes (Note 4) and the Senior Notes described below.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(5) Other Borrowings--(Continued)

  Senior Notes

     On December 28, 1993, Funding issued the Senior Notes. Similar to the Mortgage Notes, the Senior Notes are secured by an assignment of a promissory note of the Partnership (the "Senior Partnership Note") which is in turn secured by a mortgage on Trump's Castle and substantially all of the other assets of the Partnership. In addition, the Partnership has guaranteed (the "Senior Guaranty") the payment of the Senior Notes, which Senior Guaranty is secured by a mortgage on Trump's Castle. The Senior Partnership Note and the Senior Guaranty are subordinated to the Term Loan described above.

     Interest on the Senior Notes is payable semiannually at the rate of 111/2%; however in the event that the PIK Notes are redeemed prior to November 15, 1998, the interest rate will be reduced to 11 1/4%. The Senior Notes are subject to a required partial redemption, as defined, commencing on June 1, 1998 at 100% of the principal amount of the amount redeemed.

(6) Related Party Transactions

  Trump Management Fee

     The Partnership had a management agreement (the "Management Agreement") with Trump's Castle Management Corp. ("TCMC"), a corporation wholly-owned by Trump. The Management Agreement provided that the day-to-day operation of Trump's Castle and all ancillary properties and businesses of the Partnership was to be under the exclusive management and supervision of TCMC.

     Pursuant to the Management Agreement, the Partnership was required to pay an annual fee in the amount of $1,500,000 to TCMC for each year in which Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA"), as defined, exceeds certain levels. In addition, TCMC, beginning with the fiscal year ended December 31, 1994, was to receive an incentive fee equal to 10% of the excess EBITDA over $45,000,000 for such fiscal year. During the year ended December 31, 1993, the Partnership incurred fees and expenses of $1,647,000 under the Management Agreement.

     As a result of the Recapitalization Plan described in Note 2, on December 28, 1993, the Partnership terminated the Management Agreement with TCMC and entered into a services agreement (the "Services Agreement") with TC/GP. Pursuant to the terms of the Services Agreement, TC/GP is obligated to provide the Partnership, from time to time, when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional, and other similar and related services with respect to the business and operations of the Partnership, including such other services as the Managing Partner may reasonably request.

     In consideration for the services to be rendered, the Partnership will pay TC/GP an annual fee on the same basis as that of the previous Management Agreement, discussed above. During the years ended December 31, 1995 and 1994, the Partnership incurred fees and expenses of $2,087,000 and $2,111,000, respectively, under the Services Agreement. The Services Agreement expires on December 31, 2005.

  Other Payments To Trump

     During 1994, the Board of Partner Representatives approved a $1,000,000 bonus to be paid to Trump, based upon 1994 operating results. The amount was paid in two equal installments in June and August 1995. No such bonus was approved for 1995.

  Due From Affiliates

     Amounts due from affiliates were $1,146,000 and $434,000 as of December 31, 1995 and 1994, respectively. The Partnership has engaged in limited intercompany transactions with Trump Plaza Associates, Trump Taj Mahal Associates, and the Trump Organization, which are affiliates of Trump. These transactions include certain shared payroll costs as well as complimentary services offered to customers, for which the Partnership makes initial payments and is then reimbursed by the affiliates.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(6) Related Party Transactions--(Continued)

     During 1995, 1994, and 1993, the Partnership incurred expenses of approximately $1,673,000, $1,631,000, and $1,332,000, respectively, in corporate salaries and $1,109,000, $1,047,000, and $952,000, respectively, of other transactions on behalf of these related entities. In addition, the Partnership received payments totaling $1,401,000, $2,438,000, and $2,004,000, respectively, for services rendered and had $580,000, $441,000, and $407,000, respectively, of charges for similar costs incurred by these related entities on behalf of the Partnership.

  Partnership Agreement

     Under the terms of the Partnership Agreement, the Partnership was required to pay all costs incurred by TC/GP. For the years ended December 31, 1995, 1994, and 1993, the Partnership paid $1,248,000, $1,188,000, and $736,000, respectively, of expenses on behalf of TC/GP. For the years ended December 31, 1995 and 1994 these costs were charged to general and administrative expense in the accompanying consolidated financial statements. For the year ended December 31, 1993 these costs were expenses of TC/GP and recorded as a capital contribution.

(7) Commitments and Contingencies

  Casino License Renewal

     The Partnership is subject to regulation and licensing by the CCC. The Partnership's casino license must be renewed periodically, is not transferable, is dependent upon the financial stability of the Partnership, and can be revoked at any time. Due to the uncertainty of any license renewal application, there can be no assurance that the license will be renewed. Upon revocation, suspension for more than 120 days, or failure to renew the casino license due to the Partnership's financial condition or for any other reason, the Casino Control Act (the "Act") provides that the CCC may appoint a conservator to take possession of and title to the hotel and casino's business and property, subject to all valid liens, claims, and encumbrances.

     On June 22, 1995, the CCC renewed the casino license of the Partnership through 1999 subject to certain continuing reporting and compliance conditions.

  Self Insurance Reserves

     Self insurance reserves represent the estimated amounts of uninsured claims settlements related to employee health medical costs, workers compensation, and other legal proceedings in the normal course of business. These reserves are established by the Partnership based upon a specific review of open claims as of the balance sheet date as well as historical claims settlement experience. Actual results may differ from these reserve amounts.

  Employment Agreements

     The Partnership has entered into employment agreements with certain key employees which expire at various dates through July 30, 1998. Total minimum commitments on these agreements at December 31, 1995 were approximately $4,061,000.

  Legal Proceedings

     The Partnership is involved in legal proceedings incurred in the normal course of business. In the opinion of management and its counsel, if adversely decided, none of these proceedings would have a material effect on the consolidated financial position of the Partnership.

  Casino Reinvestment Development Authority Obligations

     Pursuant to the provisions of the Act, the Partnership, must either obtain investment tax credits, as defined in the Act, in an amount equivalent to 1.25% of its gross casino revenues, as defined in the Act, or pay an alternative tax of 2.5% of its gross casino revenues. Investment tax credits may be obtained by making qualified investments, as defined, or by depositing funds which may be converted to bonds by the Casino Reinvestment Development Authority (the "CRDA"), both of which bear interest at below market interest rates. The Partnership is required to make quarterly deposits with the CRDA to satisfy its investment obligations.

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(7) Commitments and Contingencies--(Continued)

     From time-to-time the Partnership has elected to donate funds that it has on deposit with the CRDA in return for tax credits to satisfy substantial portions of the Partnership's future investment alternative tax obligations. Donations in the amount of $375,000, $6,440,000, and $568,000 were made in 1995, 1994, and 1993, respectively. These donations, net of the tax credits received, were charged against operations in the year in which they were made and resulted in CRDA tax credits of $191,000, $1,474,000, and $290,000 to be applied to the years ending December 31, 1995, 1994, and 1993, respectively. For the years ended December 31, 1995, 1994, and 1993 the Partnership charged to operations $720,000, $955,000, and $115,000, respectively, which represents amortization of a portion of the tax credits discussed above.

     In addition, for the years ended December 31, 1995, 1994, and 1993, the Partnership charged to operations $936,000, $735,000, and $953,000, respectively, to give effect to the below market interest rates associated with purchased CRDA bonds.

(8) Employee Benefit Plans

     The Partnership has a retirement savings plan for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 15% of their earnings to the plan up to the maximum amount permitted by law, and the Partnership will match 50% of an eligible employee's contributions up to a maximum of 5% of the employee's earnings. The Partnership recorded charges of approximately $1,013,000, $899,000, and $864,000 for matching contributions for the years ended December 31, 1995, 1994, and 1993, respectively.

     The Partnership makes payments to various trusteed pension plans under industry-wide union agreements. The payments are based on the hours worked by or gross wages paid to covered employees. It is not practical to determine the amount of payments ultimately used to fund pension benefit plans or the current financial condition of the plans. Under the Employee Retirement Income Security Act, the Partnership may be liable for its share of the plans' unfunded liabilities, if any, if the plans are terminated. Pension expense for the years ended December 31, 1995, 1994, and 1993 were $497,000, $455,000, and $407,000, respectively.

     The Partnership provides no other material post employment benefits.

(9) Financial Information of Funding

     Financial information relating to Funding as of and for the years ended December 31, 1995 and 1994 isas follows:

                                                                                     1995           1994
                                                                                ------------   ------------

Total Assets (including Mortgage Notes Receivable of $242,141,000, net of unamortized discount of $35,572,000 and $37,729,000 at December 31, 1995 and
 1994 respectively; PIK Notes Receivable of $61,860,000, net of unamortized discount of $7,750,000 at December 31, 1995 and $54,094,000, net of
 unamortized discount of $7,965,000 at December 31, 1994, and Senior Notes
 Receivable of $27,000,000 at December 31, 1995 and 1994.) ..................   $287,679,000   $277,541,000
                                                                                ============   ============

Total Liabilities and Capital  (including Mortgage Notes Payable  of
 $242,141,000, net of unamortized discount of $35,572,000 and $37,729,000 at
 December 31, 1995 and 1994 respectively; PIK Notes Payable of $61,860,000, net of unamortized discount of $7,750,000 at December 31, 1995 and
 $54,094,000, net of unamortized discount of $7,965,000, at December 31, 1994
 and Senior Notes Payable of $27,000,000 at December 31, 1995 and 1994.) s....   $287,679,000   $277,541,000
                                                                                ============   ============


Interest Income .............................................................   $ 41,768,000   $ 40,600,000
Interest Expense ............................................................   $ 41,768,000   $ 40,600,000
                                                                                ------------   ------------
NET INCOME ..................................................................   $       --     $       --
                                                                                ============   ============

                    TRUMP'S CASTLE ASSOCIATES AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(10) Fair Value of Financial Instruments

     The carrying amount of the following financial instruments of the Partnership and Funding approximate fair value, as follows: (a) cash and cash equivalents and accrued interest receivables and payables based on the short-term nature of the financial instruments, (b) CRDA bonds and deposits based on the allowances to give effect to the below market interest rates.

     The fair values of the Mortgage Notes and PIK Notes are based on quoted market prices. The fair value of the Mortgage Bonds was based on quoted market prices obtained by the Partnership from its investment advisoras follows:

                                                      December 31, 1995
                                              ----------------------------------
                                              Carrying Amount        Fair Value
                                              ---------------       ------------
11 3/4% Mortgage Notes ...............         $206,569,000         $212,479,000
PIK Notes ............................         $ 54,110,000         $ 48,096,000

                                                      December 31, 1994
                                              ----------------------------------
                                              Carrying Amount        Fair Value
                                              ---------------       ------------
11 3/4% Mortgage Notes ...............         $204,412,000         $131,967,000
PIK Notes ............................         $ 46,129,000         $ 43,546,000

     There are no quoted market prices for the Partnership Term Loan and Senior Notes. A reasonable estimate of their value could not be made without incurring excessive costs.

================================================================================


                                    AGREEMENT

                                  BY AND AMONG
                       TRUMP HOTELS & CASINO RESORTS, INC.
                  TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.
                                   TC/GP, INC.
                       TRUMP'S CASTLE HOTEL & CASINO, INC.
                                       AND
                                 DONALD J. TRUMP


                            -------------------------
                            Dated as of June 24, 1996
                            -------------------------


================================================================================

                               TABLE OF CONTENTS *

                                                                           Page
                                                                           ----

ARTICLE I  DEFINITIONS ................................................    A-4
  Section 1.01. Definitions. ..........................................    A-4

ARTICLE II THE CONTRIBUTION ...........................................    A-8
  Section 2.01. The Contribution; Consideration .......................    A-8
  Section 2.02. Closing ...............................................    A-9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TRUMP AND THE CASTLE
 ENTITIES .............................................................    A-9
  Section 3.01. Corporate Organization ................................    A-9
  Section 3.02. Capitalization; Title .................................    A-9
  Section 3.03. Subsidiaries ..........................................   A-10
  Section 3.04. SEC Reports; Financial Statements .....................   A-10
  Section 3.05. Absence of Certain Changes or Events ..................   A-10
  Section 3.06. Authorization .........................................   A-10
  Section 3.07. No Conflict or Violation ..............................   A-10
  Section 3.08. Consents and Approvals ................................   A-11
  Section 3.09. Litigation ............................................   A-11
  Section 3.10. Taxes .................................................   A-11
  Section 3.11. Contracts and Leases ..................................   A-11
  Section 3.12. Compliance with Laws ..................................   A-11
  Section 3.13. Absence of Undisclosed Liabilities ....................   A-12
  Section 3.14. THCR Proxy Statement ..................................   A-12
  Section 3.15. Takeover Provisions Inapplicable ......................   A-12
  Section 3.16. Brokerage/Finder's Fees ...............................   A-12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE THCR ENTITIES ........   A-12
  Section 4.01. Corporate Organization ................................   A-12
  Section 4.02. Capitalization ........................................   A-12
  Section 4.03. Subsidiaries ..........................................   A-13
  Section 4.04. SEC Reports; Financial Statements .....................   A-13
  Section 4.05. Absence of Certain Changes or Events ..................   A-13
  Section 4.06. Authorization .........................................   A-14
  Section 4.07. No Conflict or Violation ..............................   A-14
  Section 4.08. Consents and Approvals ................................   A-14
  Section 4.09. Litigation ............................................   A-14
  Section 4.10. Taxes .................................................   A-15
  Section 4.11. Contracts and Leases ..................................   A-15
  Section 4.12. Compliance with Laws ..................................   A-15
  Section 4.13. Absence of Undisclosed Liabilities ....................   A-15
  Section 4.14. THCR Proxy Statement ..................................   A-15
  Section 4.15. Takeover Provisions Inapplicable ......................   A-15
  Section 4.16. Brokerage/Finder's Fees ...............................   A-16

ARTICLE V COVENANTS OF TRUMP AND THE CASTLE ENTITIES ..................   A-16
  Section 5.01. Conduct Pending the Contribution ......................   A-16
  Section 5.02. No Solicitation .......................................   A-16
  Section 5.03. Letters of Accountants ................................   A-17

- ------------

* The Table of Contents is not part of this Agreement.

                                                                           Page
                                                                           ----
ARTICLE VI COVENANTS OF THE THCR ENTITIES .............................   A-17
  Section 6.01. Conduct Pending the Contribution ......................   A-17
  Section 6.02. THCR Proxy Statement ..................................   A-17
  Section 6.03. Stockholders Meeting ..................................   A-18

ARTICLE VII OTHER AGREEMENTS ..........................................   A-18
  Section 7.01. Registration Rights; Partnership Agreement ............   A-18
  Section 7.02. Additional Agreements; Consents .......................   A-18
  Section 7.03. Access to Information; Confidentiality ................   A-18
  Section 7.04. Notification of Certain Matters .......................   A-19
  Section 7.05. HSR Act ...............................................   A-19
  Section 7.06. Merger Agreement ......................................   A-19
  Section 7.07. Indemnification .......................................   A-19
  Section 7.08. Voting Agreement ......................................   A-20

ARTICLE VIII CONDITIONS TO THE CONTRIBUTION ...........................   A-20
  Section 8.01. Conditions of Each Party ..............................   A-20
  Section 8.02. Conditions of Trump ...................................   A-20
  Section 8.03. Conditions of the THCR Entities .......................   A-21

ARTICLE IX TERMINATION ................................................   A-21
  Section 9.01. Termination ...........................................   A-21
  Section 9.02. Effect of Termination .................................   A-22

ARTICLE X MISCELLANEOUS ...............................................   A-22
  Section 10.01. Notices ..............................................   A-22
  Section 10.02. Survival .............................................   A-22
  Section 10.03. Amendment ............................................   A-22
  Section 10.04. Waiver ...............................................   A-23
  Section 10.05. Successors and Assigns ...............................   A-23
  Section 10.06. Governing Law ........................................   A-23
  Section 10.07. Gaming Laws ..........................................   A-23
  Section 10.08. Integration ..........................................   A-23
  Section 10.09. Third Party Beneficiaries ............................   A-23
  Section 10.10. Specific Performance .................................   A-23
  Section 10.11. Remedies Cumulative ..................................   A-23
  Section 10.12. Publicity ............................................   A-23
  Section 10.13. Fees and Expenses ....................................   A-23
  Section 10.14. Headings; Counterparts; Effectiveness ................   A-23

                                    AGREEMENT

     AGREEMENT, dated as of June 24, 1996 (the "Agreement"), by and among TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation ("THCR"), TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P., a Delaware limited partnership ("THCR Holdings" and, collectively with THCR, the "THCR Entities"), TC/GP, INC., a Delaware corporation ("TC/GP"), TRUMP'S CASTLE HOTEL & CASINO, INC., a New Jersey corporation ("TCHI" and, together with TC/GP, the "Castle Entities"), and Donald
J. Trump ("Trump"). All foregoing parties to this Agreement are collectively referred to as the "Parties" and individually as a "Party."

     WHEREAS, Trump owns beneficially all of the outstanding equity interest of Trump's Castle Associates ("Castle Associates"), a New Jersey general partnership and the owner and operator of Trump's Castle Casino Resort, directly, as well as indirectly through TCHI and TC/GP, each wholly owned by Trump (the "Castle Equity");

     WHEREAS, Trump and TC/GP each desire to contribute Trump's and TC/GP's respective equity interests of Castle Associates to THCR Holdings in exchange for limited partnership interests in THCR Holdings and THCR Holdings desires to accept such consideration;

     WHEREAS, Trump, TCHI and the THCR Entities desire to effect a merger of a subsidiary of THCR Holdings with and into TCHI;

     WHEREAS, as a result of the contributions and merger described in the immediately preceding recitals (the "Contribution"), the THCR Entities will own all the Castle Equity;

     WHEREAS, simultaneously with the Contribution, Castle Associates shall be converted from a general partnership to a limited partnership pursuant to an amendment to the Second Amended and Restated Partnership Agreement of Castle Associates, dated as of December30, 1993 (the "Castle Associates Partnership Agreement");

     WHEREAS, prior to or simultaneously with the Contribution, THCR Holdings Contributions LLC, a Delaware limited liability company and a wholly owned subsidiary of THCR Holdings ("Contribution Sub"), THCR-TCHI Merger Corp., a Delaware corporation and a wholly owned subsidiary of THCR Holdings ("Merger Sub 1.0"), TCHI, Castle Associates and Trump's Castle Funding, Inc., a New Jersey corporation wholly owned by Castle Associates ("Castle Funding"), each shall have been designated "unrestricted subsidiaries" under the indenture (as supplemented and amended, the "Senior Note Indenture") pursuant to which the $155 million aggregate principal amount of 15 1/2% Senior Secured Notes due 2005 of THCR Holdings and Trump Hotels & Casino Resorts Funding, Inc., a Delaware corporation ("THCR Funding"), were issued;

     WHEREAS, the Special Committee (the "THCR Special Committee") of the Board of Directors of THCR (the "THCR Board") has received a fairness opinion from Salomon Brothers Inc ("Salomon") with respect to the fairness, from a financial point of view to THCR, of the consideration to be paid by the THCR Entities in the Contribution (the "Salomon Fairness Opinion");

     WHEREAS, the THCR Special Committee and the THCR Board have determined that the Contribution is consistent with and in furtherance of the long-term business strategy of the THCR Entities;

     WHEREAS, the THCR Special Committee and the THCR Board have determined that the Contribution is fair to, and in the best interests of, THCR and the holders of THCR's Common Stock, par value $.01 per share (the "THCR Common Stock"); and

     WHEREAS, the THCR Special Committee and the THCR Board have approved the Contribution and this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01. Definitions. As used in this Agreement the following terms shall have the respective meanings set forth below (terms defined in the singular shall have the same meanings when used in the plural and vice versa):

     "Acquisition Proposal" with respect to any Person shall mean any proposed
(i) merger, consolidation, share exchange or similar transaction involving such Person or a Subsidiary of such Person, as a result of which the consolidated assets of such Person and its Subsidiaries, taken as a whole, increase or decrease by 25% or more, (ii) sale, lease or other disposition directly or indirectly (other than by merger, consolidation, share exchange or similar transaction) of assets of such Person or its Subsidiaries representing 25% or more of the consolidated assets of such Person and its Subsidiaries,
(iii) issue, sale, or other disposition (other than by merger, consolidation, share exchange or similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the voting power of such Person or (iv) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 25% or more of the outstanding common stock of such Person (other than Persons or groups having such beneficial ownership as of the date hereof).

     "Agreement" shall have the meaning set forth in the Preamble.

     "Castle Associates" shall have the meaning set forth in the Recitals.

     "Castle Associates Partnership Agreement" shall have the meaning set forth in the Recitals.

     "Castle Entities" shall have the meaning set forth in the Preamble.

     "Castle Equity" shall have the meaning set forth in the Recitals.

     "Castle Equity Consideration" shall have the meaning set forth in Section 2.01.

     "Castle Funding" shall have the meaning set forth in the Recitals.

     "Castle Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of Castle Associates and Castle Funding, taken as a whole.

     "Castle Mortgage Notes" shall mean the 11 3/4% Mortgage Notes due 2003 of Castle Funding guaranteed by Castle Associates.

     "Castle PIK Notes" shall mean the Increasing Rate Subordinated Pay-in-Kind Notes due 2005 of Castle Funding guaranteed by Castle Associates.

     "Castle SEC Reports" shall have the meaning set forth in Section 3.04.

     "Castle Senior Notes" shall mean the 11 1/2% Senior Secured Notes due 2000 of Castle Funding guaranteed by Castle Associates.

     "Castle Warrant Agent" shall mean First Bank National Association, as Warrant Agent under the Castle Warrant Agreement.

     "Castle Warrant Agreement" shall mean the Warrant Agreement, dated as of December 30, 1993, between TCHI and the Castle Warrant Agent.

     "Castle Warrantholders" shall mean the holders of the Castle Warrants.

     "Castle Warrants" shall mean the warrants issued under the Castle Warrant Agreement.

     "Castle Warrant Consideration" shall have the meaning set forth in Section 2.01.

     "Closing" shall have the meaning set forth in Section 2.02.

     "Closing Date" shall have the meaning set forth in Section 2.02.

     "Confidential Information" shall mean all information about a Party, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, together with all analyses, compilations, studies, summaries, extracts or other documents, which contain or otherwise reflect such information. Confidential Information shall not include information which the recipient can clearly demonstrate falls within any of the following categories:
(i) information which has come within the public domain through no fault or action of the recipient or its affiliates (including, without limitation, all information contained in publicly available documents filed with the SEC); (ii) information which was known to the recipient on a non-confidential basis prior to its disclosure by a Party; or (iii) information which becomes available to the recipient on a non-confidential basis from any third party, the disclosure of which to, or the receipt of which by, the recipient, to the knowledge of the recipient after due inquiry, does not violate any contractual or legal obligation said third party has to the disclosing party or any other Person with respect to such information.

     "Contribution" shall have the meaning set forth in the Recitals.

     "Contribution Sub" shall have the meaning set forth in the Recitals.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Disclosing Party" shall mean any Party that discloses or provides Confidential Information to any other Party to this Agreement.

     "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     "Exchange Rights Agreement" shall mean the Amended and Restated Exchange and Registration Rights Agreement, dated as of April 17, 1996, among THCR, Trump and Trump Casinos.

     "Gaming Authority" shall mean the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Indiana Gaming Commission or any other governmental agency which regulates gaming in a jurisdiction in which either THCR or its Subsidiaries or Castle Associates or its Subsidiary, as the case may be, conduct gaming activities.

     "Gaming Laws" shall mean any laws, rules, regulations or ordinances governing gaming activities and any administrative rules or regulations promulgated thereunder, and any other corresponding statutes, rules and regulations.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" shall have the meaning set forth in Section 7.07.

     "Indemnifying Party" shall have the meaning set forth in Section 7.07.

     "Liabilities" shall have the meaning set forth in Section 7.07.

     "Lien" shall mean any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Merger Sub 1.0" shall have the meaning set forth in the Recitals.

     "Midlantic Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of December 28, 1993, among Castle Associates, Castle Funding and Midlantic National Bank.


     "NJBCA" shall mean the New Jersey Business Corporation Act.

     "NYSE" shall mean the New York Stock Exchange.

     "Party" shall have the meaning set forth in the Preamble.

     "Person" shall mean any individual, partnership, corporation, trust, association, limited liability company, governmental agency or any other entity.

     "Receiving Party" shall mean any Party that receives or obtains Confidential Information from a Disclosing Party.

     "Salomon" shall have the meaning set forth in the Recitals.

     "Salomon Fairness Opinion" shall have the meaning set forth in the Recitals.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Senior Note Indenture" shall have the meaning set forth in the Recitals.

     "Stock Incentive Plan" shall mean the 1995 Stock Incentive Plan of THCR.

     "Subsidiary" shall mean, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns, controls or has the power to vote a majority of the outstanding securities generally entitled to vote upon the election of directors. For the purposes of this Agreement, the term "Subsidiary" shall also include, with respect to THCR, THCR Holdings, Trump Atlantic City Associates and Trump Plaza Associates.

     "TC/GP" shall have the meaning set forth in the Preamble.

     "TC/GP Common Stock" shall mean the Common Stock, par value $.01 per share, of TC/GP.

     "TC/GP Consideration" shall have the meaning set forth in Section 2.01.

     "TCHI" shall have the meaning set forth in the Preamble.

     "TCHI Common Stock" shall mean the Common Stock, without par value, of TCHI.

     "TCHI Consideration" shall have the meaning set forth in Section 2.01.

     "TCHI Merger" shall have the meaning set forth in Section 2.01.

     "THCR" shall have the meaning set forth in the Preamble.

     "THCR Board" shall have the meaning set forth in the Recitals.

     "THCR Class B Common Stock" shall mean the Class B Common Stock, par value $.01 per share, of THCR.

     "THCR Common Stock" shall have the meaning set forth in the Recitals.

     "THCR Entities" shall have the meaning set forth in the Preamble.

     "THCR Funding" shall have the meaning set forth in the Recitals.

     "THCR Holdings" shall have the meaning set forth in the Preamble.

     "THCR Holdings Limited Partnership Interest" shall mean a limited partnership interest of THCR Holdings issued pursuant to the THCR Holdings Partnership Agreement and which is exchangeable into shares of THCR Common Stock pursuant to the Exchange Rights Agreement.

     "THCR Holdings Partnership Agreement" shall mean the Second Amended and Restated Partnership Agreement, dated as of April 17, 1996, of THCR Holdings.

     "THCR Indemnified Party" shall have the meaning set forth in Section 7.07.

     "THCR/LP" shall mean THCR/LP Corporation, a New Jersey corporation wholly owned by THCR.

     "THCR Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of THCR and its Subsidiaries, taken as a whole.

     "THCR Meeting" shall have the meaning set forth in Section 6.03.

     "THCR Proxy Statement" shall mean the proxy statement of THCR with respect to the THCR Meeting.

     "THCR SEC Reports" shall have the meaning set forth in Section 4.04.

     "THCR Special Committee" shall have the meaning set forth in the Recitals.

     "THCR Stock Contribution Value" shall have the meaning set forth in Section 2.01.

     "THCR Stock Market Value" shall mean the average of the closing sale prices on the NYSE of a share of THCR Common Stock for the twenty day trading period ending three trading days immediately preceding the Closing Date, or any other meaning as the Parties shall mutually agree.

     "Trump" shall have the meaning set forth in the Preamble.

     "Trump Casinos" shall mean Trump Casinos, Inc., a New Jersey corporation wholly owned by Trump.

     "Trump Consideration" shall have the meaning set forth in Section 2.01.

     "Trump Indemnified Party" shall have the meaning set forth in Section 7.07.

     "Trump Warrants" shall mean the warrants to purchase 1,800,000 shares of THCR Common Stock held by Trump of which (i) 600,000 shares may be purchased on or before April 17, 1999 at $30.00 per share, (ii) 600,000 shares may be purchased on or before April 17, 2000 at $35.00 per share and (iii) 600,000 shares may be purchased on or before April 17, 2001 at $40.00 per share.

                                   ARTICLE II

                                THE CONTRIBUTION

     Section 2.01. The Contribution; Consideration. (a) The aggregate consideration payable hereunder for the Castle Equity shall be $176.9 million (the "Castle Equity Consideration"), which amount represents: (A) $525.0 million (a value for the business and operations of Castle Associates agreed by the Parties as of the date hereof for purposes of the specific transactions contemplated by this Agreement) minus (B) $314.0 million (the sum of all the aggregate principal amounts of (i) Castle capital lease obligations and indebtedness outstanding under the Midlantic Credit Agreement, (ii) Castle PIK Notes not held by THCR Holdings, (iii) Castle Senior Notes and (iv) Castle Mortgage Notes outstanding as of the date hereof) minus (C) $40.8 million (the aggregate principal amount of all Castle PIK Notes held by THCR Holdings estimated to be outstanding as of the Closing Date less the aggregate discount at which Trump may repurchase the Castle PIK Notes held by THCR Holdings pursuant to agreements entered into prior to the date hereof) plus (D) $6.7 million (the estimated amount of excess cash over the operating needs of Castle Associates as of the Closing Date). On the terms and subject to the conditions set forth in this Agreement, including, without limitation, paragraph (b) below, and in reliance upon the Parties' representations set forth below, the Contribution shall take place, and the Castle Equity Consideration shall be payable, on the Closing Date (as defined below) as follows:

          (i) Trump shall, on the Closing Date, contribute to THCR Holdings and THCR Holdings shall accept as a contribution from Trump, the 61.5% limited partnership interest in Castle Associates owned beneficially and of record by Trump, in consideration of which Trump shall receive at the Closing a 9.52854% THCR Holdings Limited Partnership Interest (the "Trump Consideration"), exchangeable into 3,626,450 shares of THCR Common Stock (valuing each such share at $30.00 per share (the "THCR Stock Contribution Value"));

          (ii) TC/GP shall, on the Closing Date, contribute to THCR Holdings, and THCR Holdings shall accept as a contribution from TC/GP, the 37.5% limited partnership interest in Castle Associates owned beneficially and of record by TC/GP, in consideration of which TC/GP shall receive at the Closing a 5.81009% THCR Holdings Limited Partnership Interest (the "TC/GP Consideration"), exchangeable into 2,211,250 shares of THCR Common Stock (valuing each such share at the THCR Stock Contribution Value);

          (iii) the THCR Entities, Trump and TCHI shall, on the Closing Date, cause Merger Sub 1.0 to be merged with and into TCHI in accordance with the NJBCA and the DGCL, whereupon (x) the separate existence of Merger Sub 1.0 shall cease and TCHI shall be the surviving corporation (the "TCHI Merger"), (y) at the effective time of the TCHI Merger, (A) each share of TCHI Common Stock outstanding immediately prior to the TCHI Merger shall be converted into the right to receive $.8845 in cash (the "TCHI Consideration") and (B) each share of common stock of Merger Sub1.0 shall be converted into the right to receive one share of common stock of the surviving corporation of the TCHI Merger and (z) a provision shall be made for the Castle Warrantholders to receive, in accordance with the terms of the Castle Warrant Agreement, for each former share of TCHI Common Stock for which each Castle Warrant was exercisable immediately prior to the effective time of the TCHI Merger, an amount in cash equal to the TCHI Consideration (the "Castle Warrant Consideration"), to be delivered to the Castle Warrant Agent on behalf of the Castle Warrantholders pursuant to the terms of the Castle Warrant Agreement, representing the consideration that the Castle Warrantholders are entitled to receive, as a result of the TCHI Merger, pursuant to Section 7.2 of the Castle Warrant Agreement;

          (iv) Trump, TC/GP and TCHI shall, simultaneously with the Contribution, enter into an amendment to the Castle Associates Partnership Agreement, in order to, among other things, convert Castle Associates from a general partnership to a limited partnership, with TCHI as the sole general partner and Trump and TC/GP as the limited partners; and

          (v) THCR Holdings shall, immediately upon receipt of the 61.5% and 37.5% limited partnership interests in Castle Associates from Trump and TC/GP, respectively, contribute such limited partnership interests to Contribution Sub, whereupon Contribution Sub will own a 99% limited partnership interest in Castle Associates and the surviving corporation of the TCHI Merger will own a 1% general partnership interest in Castle Associates.

     (b) The Parties agree that if the THCR Stock Market Value is higher than $38.00, then each of the Trump Consideration (and the number of shares of THCR Common Stock into which it is exchangeable) and TC/GP Consideration (and the number of shares of THCR Common Stock into which it is exchangeable) shall be reduced appropriately as of the Closing Date so that no value will be received by Trump or TC/GP in respect of any appreciation of the THCR Common Stock above $38.00 per share.

     Section 2.02. Closing. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.01, the closing of the Contribution (the "Closing") shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, or at such other date, time and location as the Parties shall mutually agree.

     (b) The Contribution shall be effected on the Closing Date by execution and delivery by the appropriate Parties of duly executed stock certificates, partnership certificates or certificates of interest or assignment, as the case may be, and by the delivery by the THCR Entities of the TCHI Consideration and the Castle Warrant Consideration by wire transfer of immediately available funds to such account as Trump and the Castle Entities, and the Castle Warrant Agent, respectively, shall designate, or by any other method of payment as the Parties, or the THCR Entities and the Castle Warrant Agent (in the case of the Castle Warrant Consideration), shall mutually agree.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                          TRUMP AND THE CASTLE ENTITIES

     Trump and each of the Castle Entities represents and warrants to the THCR Entities that:

     Section 3.01. Corporate Organization. (a) TCHI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. TCHI is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary.

     (b) TC/GP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. TC/GP is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary.

     (c) Castle Associates is a general partnership validly existing under the laws of the State of New Jersey, and has all requisite partnership power and authority to own its properties and assets and to conduct its businesses as now conducted.

     Section 3.02. Capitalization; Title. (a) The authorized capital stock of TCHI consists of 2,500,000 shares of TCHI Common Stock. An aggregate of 1,000,000 shares of TCHI Common Stock are issued and outstanding. The outstanding shares of TCHI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The outstanding shares of TCHI Common Stock are the sole outstanding capital stock of TCHI. There are no options, warrants or other rights to purchase debt or equity securities of TCHI outstanding, other than the Castle Warrants. Trump owns all outstanding shares of TCHI Common Stock free and clear of any Liens, except for Liens granted to certain of Trump's personal creditors as set forth on a schedule previously delivered to the THCR Entities.

     (b) Trump, TC/GP and TCHI own a 61.5%, 37.5% and 1% general partnership interest, respectively, in Castle Associates, free and clear of any Liens, except for Liens granted to certain of Trump's personal creditors as set forth on a schedule previously delivered to the THCR Entities. Trump, TC/GP and TCHI are the only partners of Castle Associates.

     (c) Pursuant to the terms of the Castle Warrant Agreement, the Castle Warrants entitle the Castle Warrantholders to purchase up to an aggregate of 1,000,000 shares of TCHI Common Stock, representing, in the aggregate, an indirect interest in one-half of one percent (.5%) of the Castle Equity.

     Section 3.03. Subsidiaries. TCHI and TC/GP have no Subsidiaries. Castle Associates has no Subsidiaries other than Castle Funding. Castle Funding (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own its properties and conduct its business and operations as currently conducted and (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected to have a Castle Material Adverse Effect.

     Section 3.04. SEC Reports; Financial Statements. Trump has previously furnished the THCR Entities with true and complete copies of the Castle Associates and Castle Funding (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the SEC, and (iii) all other reports or registration statements filed with the SEC since January 1, 1996 through the date hereof (clauses (i) through (iii) being referred to herein collectively as the "Castle SEC Reports"). As of their respective filing dates, the Castle SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the Castle SEC Reports, including, without limitation, any financial statements included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in the Castle SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto), present fairly the financial position of the entities to which they relate as of the dates thereof and the results of their operations and cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Act or the Exchange Act, as the case may be, and are, in all material respects, in accordance with the books of account and records of Castle Associates and Castle Funding.

     Section 3.05. Absence of Certain Changes or Events. Except as described in the Castle SEC Reports, during the period since March 31, 1996, (i) the business of Castle Associates and Castle Funding has been conducted only in the ordinary course, consistent with past practice, (ii) neither Castle Associates nor Castle Funding has entered into any material transaction other than in the ordinary course, consistent with past practice, and (iii) there has not been any event or change that has had a Castle Material Adverse Effect.

     Section 3.06. Authorization. (a) Trump has the capacity to carry out his obligations hereunder and each of TC/GP and TCHI has the corporate power to consummate the Contribution and the transactions contemplated thereby. The execution and delivery of this Agreement, the performance of each of the obligations hereunder and the consummation of the Contribution and the other transactions contemplated thereby have been duly authorized and approved by all necessary corporate action by each of the Board of Directors of TC/GP and TCHI. Trump, as sole shareholder of TC/GP and TCHI, has approved the terms of the Contribution and the other transactions contemplated thereby. This Agreement has been duly executed and delivered by Trump and the Castle Entities and constitutes the valid and binding obligation of Trump and the Castle Entities, enforceable against them in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) No other corporate proceedings on the part of TC/GP and TCHI are necessary to authorize the Contribution and the transactions contemplated thereby.

     Section 3.07. No Conflict or Violation. Assuming receipt of the consents and approvals set forth in Section 3.08 of this Agreement, the execution, delivery and performance by Trump and the Castle Entities of this Agreement and the consummation of the Contribution and the transactions contemplated thereby do not and will not violate or conflict with any provision of the charter documents or by-laws of TC/GP, TCHI or Castle Funding or the Castle Associates Partnership Agreement and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either Trump, TC/GP, TCHI, Castle Associates or Castle Funding is a party or by which each is bound or to which each of their respective properties or assets are subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of their properties or assets, nor adversely affect or result in the cancellation, modification, revocation or suspension of any of their licenses, franchises, permits, authorizations or approvals issued or granted to them by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except as would not be reasonably expected to have a Castle Material Adverse Effect or as would not prevent consummation of the transactions contemplated by the Contribution.

     Section 3.08. Consents and Approvals. The execution, delivery and performance of this Agreement by Trump, and the performance of the transactions contemplated hereby by Trump and the Castle Entities, do not and will not require any material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person (other than certain of Trump's personal creditors), and no material declaration or notification to, or filing or registration with, or permit of, any governmental or regulatory authority, except as it (i) may be required in connection or compliance with applicable provisions of the DGCL, the NJBCA, the Exchange Act, the Securities Act, the HSR Act, blue sky or other state securities laws or Gaming Laws, (ii) may be required from certain creditors of Castle Associates and Castle Funding in connection with the Contribution and the transactions contemplated thereby, including, without limitation, the modification of certain terms of the agreements to which such creditors are parties, (iii) would not be reasonably expected to have a Castle Material Adverse Effect, (iv) would not prevent consummation of the transactions contemplated by the Contribution or (v) is otherwise contemplated in this Agreement.

     Section 3.09. Litigation. Except as disclosed in the Castle SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Trump, threatened against either TC/GP, TCHI, Castle Associates or Castle Funding, or any property of theirs in any court or before any arbitrator of any kind or before or by any governmental or regulatory authority, domestic or foreign, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not have and would not be reasonably expected to result in a Castle Material Adverse Effect.

     Section 3.10. Taxes. TC/GP, TCHI, Castle Associates and Castle Funding have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes for which appropriate reserves have been made in their respective financial statements (and, to the extent material, such reserves have been accurately described to the THCR Entities). There are no assessments or adjustments that have been asserted in writing against TC/GP, TCHI, Castle Associates or Castle Funding for any period for which they have not made appropriate reserves in their financial statements.

     Section 3.11. Contracts and Leases. The Castle SEC Reports contain a complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Securities Act or the Exchange Act, as the case may be. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) none of Castle Associates or Castle Funding or, to the best knowledge of Trump, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (iii) no claim of material default thereunder has, to the best knowledge of Trump, been asserted or threatened and (iv) none of Castle Associates or Castle Funding or, to the best knowledge of Trump, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected to have a Castle Material Adverse Effect.

     Section 3.12. Compliance with Laws. (a) Castle Associates is not in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, Gaming Laws and laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

     (b) Castle Associates has all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its businesses, which if not obtained or, if the terms of which are violated, might have a Castle Material Adverse Effect. Castle Associates has not finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

     Section 3.13. Absence of Undisclosed Liabilities. Except as disclosed in the Castle SEC Reports, neither Castle Associates nor Castle Funding has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Trump) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business, none of which (individually or in the aggregate) could have a Castle Material Adverse Effect.

     Section 3.14. THCR Proxy Statement. None of the information supplied or to be supplied by either Trump, TC/GP, TCHI, Castle Associates or Castle Funding with respect to each of them for inclusion or incorporation by reference in the THCR Proxy Statement will, at the time it is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any event with respect to either Trump, TC/GP, TCHI, Castle Associates or Castle Funding, or their officers and directors, should occur which is required to be described in an amendment of, or a supplement to, such proxy statement, Trump shall promptly notify THCR thereof.

     Section 3.15. Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Closing, Section 203 of the DGCL is, and shall be, inapplicable to the Castle Entities in connection with the Contribution and the transactions contemplated thereby.

     Section 3.16. Brokerage/Finder's Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contribution based upon arrangements made by or on behalf of either Trump or TC/GP, TCHI, Castle Associates or Castle Funding.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE THCR ENTITIES

     Each of the THCR Entities represents and warrants to Trump and the Castle Entities that:

     Section 4.01. Corporate Organization. (a) THCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. THCR is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a THCR Material Adverse Effect.

     (b) THCR Holdings is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to own its properties and assets and to conduct its businesses as now conducted. THCR Holdings is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.02. Capitalization. (a) The authorized capital stock of THCR consists of 50,000,000 shares of THCR Common Stock, 1,000 shares of THCR Class B Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share. An aggregate of 24,140,090 and 1,000 shares of THCR Common Stock and THCR Class B Common Stock, respectively, are issued and outstanding. All outstanding shares of THCR Class B Common Stock are beneficially owned by Trump. The outstanding shares of THCR Common Stock and THCR Class B Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The outstanding shares of THCR Common Stock and THCR Class B Common Stock are the sole outstanding capital stock of THCR.

     (b) THCR is the sole general partner of THCR Holdings. Trump, Trump Casinos and THCR/LP are the only limited partners of THCR Holdings. THCR holds an approximately 71% general partnership interest in THCR

Holdings. Trump and Trump Casinos hold in the aggregate an approximately 25% limited partnership interest in THCR Holdings, which is exchangeable, at their option, into 8,081,023 shares of THCR Common Stock (subject to certain adjustments set forth in the Exchange Rights Agreement). THCR/LP holds an approximately 4% limited partnership interest in THCR Holdings. Assuming no further equity issuances by THCR Holdings and no adjustments pursuant to Section 2.01(b) hereof, immediately after the Closing, (i) THCR shall hold an approximately 60.0% general partnership interest in THCR Holdings, (ii) Trump, Trump Casinos and TC/GP shall hold in the aggregate an approximately 36.6% limited partnership interest in THCR Holdings, which shall be exchangeable, at their option, into 13,918,723 shares of THCR Common Stock (subject to certain adjustments set forth in the Exchange Rights Agreement) and (iii) THCR/LP shall hold an approximately 3.4% limited partnership interest in THCR Holdings. Upon the exchange of limited partnership interests for THCR Common Stock by Trump, Trump Casinos or TC/GP, the interests in THCR Holdings held by THCR and any subsidiary that is also a partner of THCR Holdings will effectively be increased in the aggregate by an amount equal to such exchanged interests.

     (c) THCR has authorized and reserved for issuance that number of shares of THCR Common Stock (i) into which the THCR Holdings Limited Partnership Interests held by Trump and Trump Casinos immediately prior to the consummation of the Contribution are convertible, (ii) that underlie the Trump Warrants, (iii) that are issuable pursuant to the Stock Incentive Plan and (iv) into which the THCR Holdings Limited Partnership Interests to be issued to Trump and TC/GP pursuant to Section 2.01 hereof are exchangeable. Upon conversion into THCR Common Stock of the THCR Holdings Limited Partnership Interests to be issued to Trump and TC/GP pursuant to Section 2.01 hereof, such shares of THCR Common Stock will be validly issued, fully paid and non-assessable and their issuance will not be subject to any preemptive or similar rights.

     Section 4.03. Subsidiaries. Each Subsidiary of the THCR Entities (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing or in good standing does not have, and would not be reasonably expected to have, a THCR Material Adverse Effect, and (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.04. SEC Reports; Financial Statements. The THCR Entities have previously furnished Trump with true and complete copies of their respective (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the SEC, (iii) proxy statements relating to all meetings of stockholders (whether annual or special) since January 1, 1996 and prior to the date hereof and (iv) all other reports or registration statements filed with the SEC since January 1, 1996 through the date hereof (clauses (i) through (iv) being referred to herein collectively as the "THCR SEC Reports"). As of their respective filing dates, the THCR SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective filing dates, the THCR SEC Reports, including, without limitation, any financial statements included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in the THCR SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto), present fairly the financial position of the entities to which they relate as of the dates thereof and the results of their operations and cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Act or the Exchange Act, as the case may be, and are, in all material respects, in accordance with the books of account and records of the THCR Entities.

     Section 4.05. Absence of Certain Changes or Events. Except as described in the THCR SEC Reports, during the period since March 31, 1996, (i) the business of THCR and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, (ii) neither THCR nor any of its Subsidiaries has entered into any material transaction other than in the ordinary course, consistent with past practice, and (iii) there has not been any change or event that has had a THCR Material Adverse Effect.

     Section 4.06. Authorization. (a) THCR and THCR Holdings have the corporate and partnership power, respectively, to enter into this Agreement and to carry out their obligations hereunder and, subject to the approval by the affirmative vote of a majority of the outstanding shares of THCR Common Stock and THCR Class B Common Stock, voting as a single class, have the power to consummate the Contribution and the other transactions contemplated thereby. The execution and delivery of this Agreement, the performance of THCR's obligations hereunder and the consummation of the Contribution have been duly authorized by all necessary corporate action by the THCR Special Committee and the THCR Board. Salomon has delivered to the THCR Special Committee the Salomon Fairness Opinion, dated June 24, 1996, that the consideration to be paid by the THCR Entities in the Contribution, is fair, from a financial point of view, to THCR. The THCR Special Committee and the THCR Board have unanimously approved the terms of the Contribution and this Agreement on behalf of THCR, in its own capacity and as the sole general partner of THCR Holdings. This Agreement has been duly executed and delivered by the THCR Entities and constitutes the valid and binding obligation of the THCR Entities enforceable against them in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) Except for the approval of the Contribution by the holders of THCR Common Stock and THCR Class B Common Stock, no other corporate proceedings on the part of the THCR Entities or their Subsidiaries are necessary to authorize this Agreement and the transactions contemplated hereby.

     Section 4.07. No Conflict or Violation. Assuming receipt of the consents and approvals set forth in Section 4.08 of this Agreement, the execution, delivery and performance by the THCR Entities of this Agreement, the consummation of the Contribution and the transactions contemplated thereby, do not and will not violate or conflict with any provision of the charter documents or by-laws or partnership agreements, as the case may be, of the THCR Entities or their Subsidiaries and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the THCR Entities or their Subsidiaries are a party or by which they are bound or to which their respective properties or assets are subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of the THCR Entities or their Subsidiaries, nor adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to the THCR Entities or their Subsidiaries by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except as would not be reasonably expected to have a THCR Material Adverse Effect or as would not prevent consummation of the transactions contemplated by the Contribution.

     Section 4.08. Consents and Approvals. The execution, delivery and performance of this Agreement by the THCR Entities do not and will not require any material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person (other than the approval of the Contribution by the holders of the THCR Common Stock and THCR Class B Common Stock), and no material declaration or notification to, or filing or registration with, or permit of, any governmental or regulatory authority, except as it (i) may be required in connection or compliance with applicable provisions of the DGCL, the Exchange Act, the Securities Act, the HSR Act, blue sky or other state securities laws or Gaming Laws, (ii) would not be reasonably expected to have a THCR Material Adverse Effect, (iii) would not prevent consummation of the transactions contemplated by the Contribution or
(iv) is otherwise contemplated in this Agreement.

     Section 4.09. Litigation. Except as disclosed in the THCR SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the THCR Entities, threatened against the THCR Entities or any of their Subsidiaries, or any property of the THCR Entities or any such Subsidiary in any court or before any arbitrator of any kind or before or by any governmental or regulatory authority, domestic or foreign, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not have and would not be reasonably expected to result in a THCR Material Adverse Effect.

     Section 4.10. Taxes. The THCR Entities and their Subsidiaries have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes for which appropriate reserves have been made in the financial statements of the THCR Entities and their Subsidiaries (and, to the extent material, such reserves have been accurately described to Trump). There are no assessments or adjustments that have been asserted in writing against the THCR Entities or their Subsidiaries for any period for which the THCR Entities or their Subsidiaries have not made appropriate reserves in their financial statements.

     Section 4.11. Contracts and Leases. The THCR SEC Reports contain a complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Securities Act or the Exchange Act, as the case may be. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) none of the THCR Entities or their Subsidiaries or, to the best knowledge of the THCR Entities, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (iii) no claim of material default thereunder has, to the best knowledge of the THCR Entities, been asserted or threatened and (iv) none of the THCR Entities or their Subsidiaries or, to the best knowledge of the THCR Entities, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.12. Compliance with Laws. (a) Neither the THCR Entities nor their Subsidiaries are in material violation of any laws, ordinances, governmental rules or regulations to which they are subject, including, without limitation, Gaming Laws and laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause their current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

     (b) The THCR Entities and their Subsidiaries have all licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their businesses, which if not obtained or, if the terms of which are violated, might have a THCR Material Adverse Effect. Neither the THCR Entities nor their Subsidiaries have finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to their business.

     Section 4.13. Absence of Undisclosed Liabilities. Except as disclosed in the THCR SEC Reports, none of the THCR Entities has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the THCR Entities) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business, none of which (individually or in the aggregate) could have a THCR Material Adverse Effect.

     Section 4.14. THCR Proxy Statement. None of the information supplied or to be supplied by the THCR Entities with respect to the THCR Entities and their Subsidiaries for inclusion or incorporation by reference in the THCR Proxy Statement will, at the time it is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any event with respect to the THCR Entities or any of their Subsidiaries, or their officers and directors, should occur which is required to be described in an amendment of, or a supplement to, such proxy statement, the THCR Entities shall notify Trump thereof.

     Section 4.15. Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Closing, Section 203 of the DGCL, is, and shall be, inapplicable to the THCR Entities in connection with the Contribution and the transactions contemplated thereby.

     Section 4.16. Brokerage/Finder's Fees. Except for Salomon, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contribution based upon arrangements made by or on behalf of the THCR Entities or their Subsidiaries, and the fees and commissions payable to Salomon, as contemplated by this Section, will be paid in full by the THCR Entities.

                                    ARTICLE V

                               COVENANTS OF TRUMP
                             AND THE CASTLE ENTITIES

     Section 5.01. Conduct Pending the Contribution. From and after the date of this Agreement and until the Closing, Trump and the Castle Entities shall, and shall cause Castle Associates and Castle Funding to, conduct their business solely in the ordinary course consistent with past practice and Trump and the Castle Entities shall, and shall cause Castle Associates and Castle Funding not to, except with the prior written consent of the THCR Entities or as required or permitted pursuant to the terms hereof or as contemplated in the Castle SEC Reports filed through the date hereof or by the terms of the Contribution:

          (i) make any material change in the conduct of their businesses and operations or enter into any transaction, other than in the ordinary course of business consistent with past practice;

          (ii) make any change in their certificate of incorporation or by-laws or partnership agreement, as the case may be, issue any additional shares of capital stock or equity securities, grant any option, warrant or right to acquire any capital stock or equity securities, issue any security convertible into or exchangeable for their capital stock, alter in any material respect the terms of any of their outstanding securities, or make any change in their outstanding shares of capital stock or in their capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (iii) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, other than in the ordinary course of business consistent with past practice;

          (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of their assets or any part thereof, except in the ordinary course of business consistent with past practices;

          (v) subject any of their assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practice or by operation of law;

          (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of their capital stock or declare, set aside or pay any dividends or make any other distribution in respect of such shares or make any other distributions in respect of equity interests;

          (vii) increase the compensation payable or to become payable to their executive officers or employees, except for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement (other than in the ordinary course of business) with, any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust fund, policy or arrangement for the benefit of any director, executive officer or employee;

          (viii) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

          (ix) commit themselves to do any of the foregoing.

     Section 5.02. No Solicitation. Neither Trump nor the Castle Entities shall, directly or indirectly, take (nor shall any of them authorize or permit Castle Associates or Castle Funding, or their officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action (i) to knowingly encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) to enter into any agreement with respect to any Acquisition Proposal or (iii) to participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, the Parties agree that in the event Trump or TCHI receives an unsolicited Acquisition Proposal by any other Person relating to a transaction involving the sale of the TCHI Common Stock or any merger, consolidation or other business combination or acquisition of all or substantially all of the assets or securities of TCHI, Trump or TCHI, as the case may be, may review and act upon such unsolicited Acquisition Proposal solely as it relates to such transaction only in the event that Trump and/or TCHI, as the case may be, determines in good faith, after consultation with and based upon the advice of his and/or its financial and legal advisors, that failing to review and act upon such proposal would constitute a breach of fiduciary duty. Trump will promptly communicate to the THCR Entities any solicitation by or of TC/GP, TCHI, Castle Associates or Castle Funding and the terms of any proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. Prior to the date hereof, Trump and the Castle Entities shall have delivered to the THCR Entities all written materials relating to all Acquisition Proposals received by Trump and the Castle Entities from January 1, 1995 through the date hereof, if any.

     Section 5.03. Letters of Accountants. Trump shall use his reasonable best efforts to cause to be delivered to the THCR Entities "comfort letters" of Arthur Andersen LLP, the Castle Associates' independent public accountants, dated and delivered the date on which the THCR Proxy Statement is mailed and as of the Closing Date, and addressed to the THCR Special Committee and the THCR Board, in form and substance reasonably satisfactory to the THCR Entities and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                                   ARTICLE VI

                         COVENANTS OF THE THCR ENTITIES

     Section 6.01. Conduct Pending the Contribution. From and after the date of this Agreement and until the Closing, the THCR Entities shall, and shall cause each of their Subsidiaries to, conduct their business solely in the ordinary course consistent with past practice and, without the prior written consent of Trump and the Castle Entities, the THCR Entities shall not, and shall cause each of their Subsidiaries not to, except as required or permitted pursuant to the terms hereof or as contemplated in the THCR SEC Reports filed through the date hereof or by the terms of the Contribution:

          (i) make any material change in the conduct of their businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practice;

          (ii) make any change in its certificate of incorporation or by-laws or partnership agreement, as the case may be, or make any material change in their outstanding shares of capital stock or in their capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of their capital stock or declare, set aside or pay any dividends or make any other distribution in respect of such shares or make any other distributions in respect of equity interests;

          (iv) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

          (v) commit themselves to do any of the foregoing.

     Section 6.02. THCR Proxy Statement. (a) As promptly as reasonably practicable after the execution of this Agreement, THCR shall prepare and file with the SEC the preliminary THCR Proxy Statement. As promptly as reasonably practicable after comments are received from the SEC with respect to the THCR Proxy Statement and after the satisfactory response thereto by THCR, THCR shall file with the SEC the definitive THCR Proxy Statement. Thereafter, THCR shall distribute the definitive THCR Proxy Statement and related proxy card to its stockholders. THCR shall cause the THCR Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act.

     Section 6.03. Stockholders Meeting. THCR shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of the THCR Common Stock and the THCR Class B Common Stock (the "THCR Meeting") as promptly as practicable for the purpose of approving the Contribution. Subject to its fiduciary duties, as advised by outside counsel, the THCR Board will recommend that holders of THCR Common Stock vote in favor of and approve the Contribution at the THCR Meeting.

                                   ARTICLE VII

                                OTHER AGREEMENTS

     Section 7.01. Registration Rights; Partnership Agreement. (a) THCR and Trump agree to amend the Exchange Rights Agreement to afford Trump the registration rights and exchange privileges contained in the Exchange Rights Agreement with respect to the THCR Holdings Limited Partnership Interests that Trump and TC/GP shall receive pursuant to Section 2.01 hereof.

     (b) THCR and Trump shall, and shall cause the other limited partners of THCR Holdings to, amend the THCR Holdings Partnership Agreement or to waive any provisions thereof as shall be necessary to effect the transactions contemplated by this Agreement.

     Section 7.02. Additional Agreements; Consents. Subject to the terms and conditions herein provided, each of the Parties agrees, and Trump agrees to cause each of TC/GP, TCHI, Castle Associates and Castle Funding to agree, to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Contribution, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable governmental agencies) and to lift any injunction or other legal bar to the transactions contemplated by this Agreement (and, in such case, to proceed with the transactions contemplated by this Agreement as expeditiously as possible).

     Section 7.03. Access to Information; Confidentiality. (a) Each of the Parties shall, and Trump and the Castle Entities shall cause each of Castle Associates and Castle Funding to, afford to the other Parties and to their accountants, counsel and other representatives full access during normal business hours (and at such other times as the Parties may mutually agree) throughout the period until the Closing to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the others (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws or Gaming Laws and (ii) all other information concerning its business, properties and personnel, both past and present, as such party may reasonably request.

     (b) A Receiving Party shall (i) keep confidential and not disclose or reveal to any Person, other than those employed by the Receiving Party or acting on the Receiving Party's behalf and directly participating in the performance of such party's obligations under this Agreement, all Confidential Information,
(ii) cause their respective affiliates and the directors, officers, employees, agents, advisors and controlled or controlling Persons of such party and its affiliates to observe the terms of this Section and to keep confidential and not disclose or reveal to any Person all Confidential Information and (iii) not use Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement and in a manner approved by the Disclosing Party.

     (c) In the event that a Receiving Party is requested or required by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or required (as advised in writing by its outside counsel) to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice so that it may seek a protective order or other appropriate remedy. In the event such protection or other remedy is not obtained, the Receiving Party may disclose such Confidential Information pursuant to such interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or other law; provided, however, that the Receiving Party shall exercise best efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

     (d) Without prejudice to the rights and remedies otherwise available to a Disclosing Party, a Disclosing Party shall be entitled to equitable relief by way of injunction if the Receiving Party or any of the Receiving Party's affiliates and the directors, officers, employees, agents, advisors and controlled or controlling Persons of such Receiving Party and its affiliates breach or threaten to breach any of the provisions of this Section.

     Section 7.04. Notification of Certain Matters. Trump and the THCR Entities shall give prompt notice to each other of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (iii) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Trump, TC/GP, TCHI, Castle Associates or Castle Funding and the THCR Entities or any of their Subsidiaries, which is reasonably likely to have a Castle Material Adverse Effect (in the case of Trump, TC/GP, TCHI, Castle Associates or Castle Funding) or a THCR Material Adverse Effect (in the case of the THCR Entities or their Subsidiaries) or prevent the consummation of the transactions contemplated by this Agreement or cause any of such transactions to be rescinded following consummation;

          (iv) the occurrence, or failure to occur, of any event or change in circumstances where such occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and

          (v) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     Section 7.05. HSR Act. The Parties shall, and Trump and the Castle Entities shall cause Castle Associates and Castle Funding to, use their respective best efforts to file or cause to be filed as soon as practicable all the required notifications under the HSR Act in connection with the Contribution, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

     Section 7.06. Merger Agreement. To the extent required under the DGCL, NJBCA or any other applicable state law relating to mergers, TCHI shall, and THCR and THCR Holdings shall cause Merger Sub 1.0 to, enter into a plan of merger in order to effect the TCHI Merger on the terms set forth in Section 2.01 of this Agreement.

     Section 7.07. Indemnification. (a) Trump and the Castle Entities hereby agree, and agree to cause Castle Associates and Castle Funding to, indemnify the THCR Entities and each of their officers, directors, partners, controlling persons, affiliates, agents and employees (other than Trump), and their respective heirs, successors and assigns (each a "THCR Indemnified Party"), against any losses, claims, damages, expenses (including the reasonable fees and expenses of their respective attorneys), liabilities, actions, proceedings, investigations (formal or informal), inquiries or threats thereof (collectively, the "Liabilities") to which a THCR Indemnified Party may become subject to and arising in any matter out of or in connection with (i) any breach of any representation or warranty made by Trump or the Castle Entities in this Agreement and (ii) any breach of any covenant or agreement of Trump or the Castle Entities in this Agreement.

     (b) The THCR Entities hereby agree to indemnify Trump and his heirs, successors and assigns (each a "Trump Indemnified Party" and collectively with a THCR Indemnified Party, an "Indemnified Party") against any Liabilities to which a Trump Indemnified Party may become subject to and arising in any matter out of or in connection with (i) any breach of any representation or warranty made by the THCR Entities in this Agreement and (ii) any breach of any covenant or agreement of the THCR Entities in this Agreement.

     (c) Each Indemnified Party shall give notice to the Party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section, unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party (which consent shall not unreasonably be withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

     Section 7.08. Voting Agreement. Trump, the beneficial owner of all the outstanding shares of THCR Class B Common Stock, hereby agrees to vote or cause to be voted at the THCR Meeting all of such shares and any shares of THCR Common Stock that he beneficially owns, for approval of the Contribution, which approval will include the approval and adoption of this Agreement.

                                  ARTICLE VIII

                         CONDITIONS TO THE CONTRIBUTION

     Section 8.01. Conditions of Each Party. The respective obligations of the THCR Entities and Trump and the Castle Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

          (i) the Contribution shall have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of THCR Common Stock and THCR Class B Common Stock, voting as a single class, in accordance with the DGCL and the certificate of incorporation of THCR;

          (ii) the Contribution shall have been duly approved by the affirmative vote of a majority of the outstanding shares of THCR Common Stock (excluding shares held by officers and directors of THCR and their affiliates);

          (iii) the consent of certain of Trump's personal creditors necessary to consummate the Contribution and the transactions contemplated thereby shall have been obtained, and all Liens in favor of any such creditors on the Castle Equity shall have been released;

          (iv) all filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from any governmental and regulatory authorities (including, without limitation, Gaming Authorities) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be) without restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably be expected to have a Castle Material Adverse Effect or a THCR Material Adverse Effect, as the case may be;

          (v) no court or governmental or regulatory authority of competent jurisdiction (including, without limitation, Gaming Authorities) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have any such judgment, decree, injunction or order vacated; and

          (vi) the waiting period applicable to the consummation of the Contribution under the HSR Act shall have expired or been terminated.

     Section 8.02. Conditions of Trump. The obligations of Trump and the Castle Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Trump and the Castle Entities to the extent permitted by applicable law:

          (i) each of the THCR Entities shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Closing;

          (ii) each of the representations and warranties of the THCR Entities contained in this Agreement and in any certificate or other writing delivered by the THCR Entities pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent it relates to a particular date); and

          (iii) Trump shall have received a certificate from THCR, in its own capacity and as the sole general partner of THCR Holdings, signed by an executive officer of THCR, to the effect set forth in clauses (i) and (ii) of this Section.

     Section 8.03. Conditions of the THCR Entities. The obligation of the THCR Entities to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by the THCR Entities to the extent permitted by applicable law:

          (i) Castle Associates shall have been converted into a limited partnership and the Castle Associates Partnership Agreement shall have been amended in form and substance satisfactory to the THCR Entities;

          (ii) TCHI shall have complied with Section 7.2 of the Castle Warrant Agreement and all other relevant provisions thereof and the Castle Warrants shall have been canceled or appropriate provision shall have been made therefor;

          (iii) the consent of certain creditors of Castle Associates and Castle Funding to modify certain terms of the agreements to which such creditors are parties (in form and substance satisfactory to the THCR Entities) shall have been obtained;

          (iv) Trump and the Castle Entities shall have performed, and shall have caused Castle Associates and Castle Funding to perform, in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing;

          (v) each of the representations and warranties of Trump and the Castle Entities contained in this Agreement and in any certificate or other writing delivered by Trump and the Castle Entities pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent it relates to a particular date); and

          (vi) the THCR Entities shall have received a certificate signed by Trump and the Castle Entities to the effect set forth in clauses (iv) and
     (v) of this Section.

                                   ARTICLE IX

                                   TERMINATION

     Section 9.01. Termination. This Agreement may be terminated and the Contribution may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the stockholders of THCR):

          (i) by joint written consent of Trump, the Castle Entities and the THCR Entities;

          (ii) by Trump and the Castle Entities if any of the conditions specified in Sections 8.01 or 8.02 have not been satisfied or waived by Trump or the Castle Entities at such time as such condition is no longer capable of satisfaction;

          (iii) by Trump or TCHI, as the case may be, to act upon an unsolicited Acquisition Proposal as set forth in Section 5.02 hereof;

          (iv) by the THCR Entities if any of the conditions specified in Sections 8.01 or 8.03 have not been satisfied or waived by the THCR Entities at such time as such condition is no longer capable of satisfaction; or

          (v) by any Party if the Contribution has not been consummated on or before December 31, 1996; provided, however, that a party may not terminate this Agreement pursuant to this clause if the failure of such party to fulfill any of its obligations under this Agreement shall have been the reason that the Contribution shall not have been consummated on or before said date.

     Section 9.02. Effect of Termination. In the event of termination of this Agreement pursuant to this Article, this Agreement shall forthwith terminate and (except for the willful breach of this Agreement by any Party) there shall be no liability on the part of any Party; provided, however, that Sections 3.16, 4.16,
7.03 (b), (c) and (d), 9.02, 10.01, 10.05, 10.06, 10.07, 10.09, 10.11 and 10.13
and the last sentence of Section 10.03 shall survive the termination of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

         (i) if to Trump and the Castle Entities to:

              Donald J. Trump
              725 Fifth Avenue
              New York, New York 10022
              Facsimile: (212) 755-3230

              with copies to:

              Andrews & Kurth L.L.P.
              425 Lexington Avenue
              New York, New York 10017
              Facsimile: (212) 850-2929
              Attention: Emanuel S. Cherney, Esq.

         (ii) if to the THCR Entities to:

              Trump Hotels & Casino Resorts, Inc.
              Mississippi Avenue and The Boardwalk
              Atlantic City, New Jersey 08401
              Facsimile: (609) 441-7926
              Attention: Robert M. Pickus, Esq.

              with copies to:

              Willkie Farr & Gallagher
              One Citicorp Center
              153 East 53rd Street
              New York, New York 10022
              Facsimile: (212) 821-8111
              Attention: Daniel D. Rubino, Esq.

or such other address or facsimile number as such Party may hereafter specify by notice to the other Parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is provided, (ii) if given via United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope or (iii) if given by any other means, when delivered at the address specified in this Section.

     Section 10.02. Survival. All the representations, warranties, agreements or covenants contained herein shall survive the Closing Date for a period of two years.

     Section 10.03. Amendment. Any provision of this Agreement may be amended by the Parties at any time prior to the Closing, provided that any such amendment made after the approval of the Contribution by the stockholders of THCR shall not, without further approval of such stockholders, (i) alter or change the amount, kind or manner of payment of the consideration to be received or (ii) change any other terms or conditions of this Agreement, if any of such changes, alone or in the aggregate, would materially and adversely affect the stockholders of THCR. Any amendment to this Agreement shall be in writing signed by all the Parties.

     Section 10.04. Waiver. At any time prior to the Closing, the Parties may, unless otherwise set forth in this Agreement, (i) extend the time for the performance of any agreement of the other Party or Parties, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any agreement or condition of the other Party or Parties contained herein. Any agreement on the part of any Party to any such extension or waiver shall be effective only if set forth in a writing signed on behalf of such Party and delivered to the other Party or Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege.

     Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign or otherwise transfer any of its rights under this Agreement without the consent of each of the other Parties.

     Section 10.06. Governing Law. Except to the extent set forth in Section
10.07 or in the DGCL, this Agreement shall be construed in accordance with and governed by the internal laws of the State of New York without regard to principles of conflict of laws.

     Section 10.07. Gaming Laws. Each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

     Section 10.08. Integration. This Agreement embodies the entire agreement and understanding among the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

     Section 10.09. Third Party Beneficiaries. Except as otherwise provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any other Person any rights or remedies hereunder.

     Section 10.10. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.11. Remedies Cumulative. All rights, powers and remedies provided under this Agreement otherwise available at law or in equity shall be cumulative and not alternative, and the exercise or beginning of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

     Section 10.12. Publicity. So long as this Agreement is in effect, each of the Parties agrees to consult with each other in issuing any press release or otherwise making any public statement with respect to the Contribution, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Agreement or any proceedings in connection therewith shall not be deemed a violation of this Section.

     Section 10.13. Fees and Expenses. Whether or not the Contribution is consummated, (i) any costs and expenses incurred by a Party in connection with the Contribution and the transactions contemplated thereby shall be borne in full by such Party and (ii) Trump and the Castle Entities shall cause each of Castle Associates and Castle Funding to pay for their own costs and expenses incurred in connection with the Contribution and the transactions contemplated thereby.

     Section 10.14. Headings; Counterparts; Effectiveness. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received counterparts hereof signed by the other Parties.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  TRUMP HOTELS & CASINO RESORTS, INC.

                                  /S/ Nicholas L. Ribis
                                  ---------------------
                                  By: Nicholas L. Ribis
                                  Title: President and Chief Executive Officer

                                  TRUMP HOTELS & CASINO RESORTS
                                   HOLDINGS, L.P.

                                  By: Trump Hotels & Casino Resorts,
                                       Inc., as general partner

                                  /S/ Nicholas L. Ribis
                                  ---------------------
                                  By: Nicholas L. Ribis
                                  Title: President and Chief Executive Officer

                                  TC/GP, INC.

                                  /S/ Donald J. Trump
                                  ---------------------
                                  By: Donald J. Trump
                                  Title: President

                                  TRUMP'S CASTLE HOTEL & CASINO, INC.

                                  /S/ Nicholas L. Ribis
                                  ---------------------
                                  By: Nicholas L. Ribis
                                  Title: Vice President and Assistant Secretary

                                  /S/ Donald J. Trump
                                  ---------------------
                                    Donald J. Trump

                       TRUMP HOTELS & CASINO RESORTS, INC.
                  TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.

                                 2500 Boardwalk

                         Atlantic City, New Jersey 08401


                                                                 August 27, 1996


TC/GP, Inc.
One Castle Boulevard
Atlantic City, New Jersey 08401

Trump's Castle Hotel & Casino, Inc.
One Castle Boulevard
Atlantic City, New Jersey 08401

Donald J. Trump
725 Fifth Avenue
New York, New York 10022

Dear Sirs:


     This letter will confirm our agreement to modify the terms of that certain Agreement, dated June 24, 1996, by and among Trump Hotels & Casino Resorts, Inc., Trump Hotels & Casino Resorts Holdings, L.P., TC/GP, Inc., Trump's Castle Hotel & Casino, Inc. and Donald J. Trump (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Agreement.

     Notwithstanding anything to the contrary in the Agreement, the Agreement is hereby modified as follows:


     1. The Castle Associates Partnership Agreement shall be amended, on or prior to the date of the Contribution, to convert Castle Associates into a limited partnership in which (i) Trump, TC/GP and TCHI will remain as general partners each with a 1% partnership interest in Castle Associates and (ii) Trump and TC/GP shall become limited partners with a 60.5% and a 36.5% partnership interest in Castle Associates, respectively.

     2. The Castle Associates Partnership Agreement shall be again amended to reflect that, simultaneously with the Contribution, Trump and TC/GP shall have converted each of their 1% general partnership interests into limited partnership interests and shall have assigned a 61.5% and a 37.5% limited partnership interest, respectively, to THCR Holdings.

     3. Upon consummation of the Contribution, Castle Associates shall be a limited partnership with THCR Holdings as a 99% limited partner and TCHI (as the surviving corporation of the TCHI Merger) as a 1% general partner.

     Except to the extent necessary to implement the changes set forth herein, the Agreement shall remain unmodified and in full force and effect. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     If the foregoing correctly sets forth the understanding and agreement between the Parties, please sign below and return one original executed copy of this letter.

                                  Very truly yours,

                                  TRUMP HOTELS & CASINO RESORTS, INC.

                                  By:/S/ Nicholas L. Ribis
                                     -----------------------------------
                                    Name: Nicholas L. Ribis
                                    Title: President and Chief Executive Officer

                                  TRUMP HOTELS & CASINO RESORTS
                                   HOLDINGS, L.P.
                                  By:   Trump Hotels & Casino Resorts,
                                         Inc., as general partner

                                  By:/S/ Nicholas L. Ribis
                                     -----------------------------------
                                    Name: Nicholas L. Ribis
                                    Title: President and Chief Executive Officer

Confirmed and Agreed as of
the date first written above:

TC/GP, INC.

By:/S/ Donald. J. Trump
   -------------------------------
  Name: Donald. J. Trump
  Title: President

TRUMP'S CASTLE HOTEL & CASINO, INC.

By:/S/ Nicholas L. Ribis
   -------------------------------
  Name: Nicholas L. Ribis
  Title: Vice President and Assistant
  Secretary

/S/ Donald J. Trump
- ----------------------------------
Donald J. Trump

                                                                         Annex B

                        [SALOMON BROTHERS INC LETTERHEAD]

June 24, 1996

Special Committee of the Board of Directors
Trump Hotels & Casino Resorts, Inc.
725 Fifth Avenue
New York, New York 10022

Dear Sirs:

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to Trump Hotels & Casino Resorts, Inc. (the "Company") and Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership controlled by the Company ("THCR Holdings"), of the consideration to be paid by the Company and THCR Holdings (THCR Holdings and the Company, taken as a whole, the "THCR Entities") pursuant to the Agreement dated as of June 24, 1996 (the "Agreement"), among the Company, THCR Holdings, TC/GP, Inc. ("TC/GP"), Trump's Castle Hotel & Casino, Inc. ("TCHI") and Donald J. Trump ("Trump"), which provides for a series of transactions which, taken together, will result in THCR Holdings owning all of the outstanding equity interest of Trump's Castle Associates ("Castle Associates"). You have informed us that pursuant to clauses
(i), (ii) and (iii) of Section 2.01 of the Agreement, (a) Trump will contribute to THCR Holdings his 61.5% limited partnership interest in Castle Associates, in consideration of which Trump will receive a THCR Holdings limited partnership interest (as determined pursuant to Section 2.01(i) of the Agreement (but not in excess of 9.52854%) exchangeable for a number of shares of common stock, par value $.01 per share ("Company Common Stock"), of the Company (determined pursuant to Section 2.01(i) of the Agreement (but not in excess of 3,626,450 shares)); (b) TC/GP will contribute to THCR Holdings its 37.5% limited partnership interest in Castle Associates, in consideration of which TC/GP will receive a THCR Holdings limited partnership interest (as determined pursuant to Section 2.01(ii) of the Agreement (but not in excess of 5.81009%)) exchangeable for a number of shares of Company Common Stock (determined pursuant to Section 2.01(ii) of the Agreement (but not in excess of 2,211,250 shares)); and (c) there will occur a merger of a subsidiary of THCR Holdings with and into TCHI, pursuant to which (A) each share of common stock, without par value ("TCHI Common Stock"), of TCHI issued and outstanding immediately prior to the effective time of the merger (the "TCHI Merger") will be cancelled and extinguished and be converted into the right to receive $.8845 in cash (the "TCHI Consideration") and (B)a provision will be made for the holders of the warrants to acquire TCHI Common Stock (the "Castle Warrants") to receive for each former share of TCHI Common Stock for which each Castle Warrant was exercisable immediately prior to the effective time of the TCHI Merger, an amount in cash equal to the TCHI Consideration (the aggregate maximum cash being paid pursuant to the foregoing in respect of all of the shares or warrants of TCHI being no more than $1.77 million). The series of transactions described in clauses (a), (b) and (c) above, taken together, are hereinafter referred to as the "Contribution," and the THCR Holdings limited partnership interests, the shares of Company Common Stock and cash to be issued or paid, as the case may be, by the THCR Entities pursuant to clauses (a), (b) and (c) above, taken together, are hereinafter referred to as the "Consideration." You have informed us that Castle Associates will not have more than $348.1 million of net indebtedness (as reflected and as defined in clauses (B), (C) and (D) of Section 2.01(a) of the Agreement) on its balance sheet immediately prior to the consummation of the transactions contemplated by the Agreement. You have also informed us that the Contribution is expected to be tax-free to each of the THCR Entities and their respective equity holders and to Castle Associates and, other than to the extent of cash actually received, its equity holders.

     In arriving at our opinion, we have reviewed a draft of the Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and Castle Associates, as well as certain other information, including financial projections, provided to or reviewed for us by the Company and Castle Associates. We have reviewed and analyzed certain information concerning cost savings and combination benefits expected to result from the Contribution that was provided by the management of the Company and Castle Associates. We have reviewed and analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Company Common Stock, the nature and terms of certain recent transactions which we believe to be reasonably comparable to the Contribution or otherwise relevant to our inquiry, and certain publicly available information with respect to other companies that we believe to be relevant or comparable in certain respects to Castle Associates and the Company, and the trading markets for such other companies' securities. We have also met with certain officers and employees of the Company and Castle Associates to discuss the foregoing, including the past and current business operations and financial condition and prospects of the Company and Castle Associates, respectively, and the cost savings and combination benefits expected to result from the Contribution, as well as other matters we believe relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant to our inquiry.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us, reviewed by or for us, or discussed with us or publicly available, and we have not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of the assets of the Company or Castle Associates. With respect to the Company's and Castle Associates' financial projections and the estimates of cost savings and combination benefits expected to result from the Contribution, we have assumed that they have been reasonably determined on bases reflecting the best currently available estimates and judgments of the Company's or Castle Associates', as the case may be, management as to the future financial performance of the Company or Castle Associates, as the case may be, and such expected cost savings and combination benefits, and we express no opinion with respect to such forecasts or expected savings or benefits or the assumptions on which they are based. Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not address the underlying business decision of either of the THCR Entities to effect the Contribution or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Contribution. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the Company Common Stock following the consummation of the Contribution, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. We have relied as to all legal matters on advice of counsel to the Company.

     For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Contribution will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, as contemplated by the Agreement, no restrictions will be imposed or waivers made that would have any material adverse effect on the contemplated benefits to either of the THCR Entities of the Contribution.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Contribution and will receive a fee for our services, a substantial portion of which is payable in connection with the submission of this opinion. We have from time to time provided investment banking and related services to the Company, for which we have received customary fees. We continue to maintain a relationship with the Company, Trump and other companies affiliated with Trump and may in the future provide investment banking and other related services to the Company, Trump or other companies affiliated with Trump, for which we expect to receive customary fees or compensation. In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and the debt securities of Castle Associates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the THCR Entities in the Contribution is fair, from a financial point of view, to the Company and THCR Holdings.

                                       Very truly yours,

                                       SALOMON BROTHERS INC

                                       by /S/SALOMON BROTHERS INC

- --------------------------------------------------------------------------------
                       TRUMP HOTELS & CASINO RESORTS, INC.


                                 2500 Boardwalk

                         Atlantic City, New Jersey 08401

                  PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS


     to be held at The Plaza Hotel, 768 Fifth Avenue, New York, New York 10019 at 2:00 p.m., local time, on September 30, 1996


     The undersigned hereby appoints Nicholas L. Ribis and Robert M. Pickus, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated special meeting, and at any and all adjournments or postponements thereof (the "Special Meeting"), on the matters set forth on the reverse side of this Proxy Card, and, in their discretion, upon all matters incident to the conduct of the Special Meeting and upon such other matters as may properly be brought before the Special Meeting. This proxy revokes all prior proxies given by the undersigned.

     All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" approval of Proposals 1 and 2. All ABSTAIN votes will be counted in determining the existence of a quorum at the Special Meeting, but will have the same effect as a vote AGAINST Proposals 1 and 2.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS & CASINO RESORTS, INC.

     Receipt of the Notice of Meeting and the Proxy Statement, dated August 29, 1996 (the "Proxy Statement"), is hereby acknowledged.

                  PLEASE SIGN AND DATE ON THE REVERSE SIDE AND
           MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                           (Continued on reverse side)

                          (Continued from reverse side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUMP HOTELS & CASINO RESORTS, INC.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please mark boxes in blue or black ink.

1. Approval of the Acquisition, which approval will constitute approval and adoption of the Agreement (as such terms are defined in the Proxy
     Statement):         FOR||     AGAINST | |    ABSTAIN | |

2. Approval and adoption of the Amendment to increase the number of authorized shares of THCR Common Stock (as such terms are defined in the Proxy
     Statement):         FOR | |   AGAINST | |    ABSTAIN | |

3. In the discretion of the proxies with respect to any other matters that may properly come before the Special Meeting.

Dated: ___________, 1996

                                        ______________________________________
                                               (Title or Authority)

                                        ______________________________________
                                                   (Signature)

                                        ______________________________________
                                                   (Signature)

                                         (Joint owners should EACH sign. Please
                                         sign EXACTLY as your name(s) appears on
                                         this card. When signing as attorney,
                                         trustee, executor, administrator,
                                         guardian or corporate officer, please
                                         give your FULL title below.)
                                            YOUR VOTE IS IMPORTANT. PLEASE SIGN,
                                         DATE AND MAIL THIS PROXY CARD PROMPTLY
                                         USING THE ENCLOSED ENVELOPE.